PART II
Item 6. Selected Financial Data
The following table presents selected financial and operating data for the last five years. This information should be read in conjunction with “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. Financial Statements and Supplementary Data.”

	Years Ended December 31,
	2016 (1)	2015 (2)	2014	2013 (3)	2012
	(In thousands, except per share and employee data)
Statement of Operations Data
Revenue	$8,128,597	$9,940,917	$10,261,046	$8,839,682	$5,001,200
Cost of revenue	7,499,373	8,872,146	9,193,430	7,954,663	4,472,982
Gross profit	629,224	1,068,771	1,067,616	885,019	528,218
Selling and administrative expense	253,389	287,927	311,441	289,482	186,560
Intangibles amortization	7,806	19,621	26,857	25,448	5,174
Equity (earnings) loss	(5,736)	7,665	1,374	2,131	—
Goodwill impairment	—	453,100	—	—	—
Loss on net assets sold and intangible assets impairment	148,148	1,052,751	—	—	—
Other operating expense (income), net (4)	2,407	10,641	(1,895)	2,111	(1,297)
Acquisition and integration related costs (5)	—	—	26,356	80,821	11,000
Operating income (loss) from continuing operations	223,210	(762,934)	703,483	485,026	326,781
Interest expense	(7,938)	(7,702)	(5,731)	(12,367)	(5,982)
Interest income	11,792	6,980	7,220	6,834	7,916
Income (loss) from continuing operations before taxes	227,064	(763,656)	704,972	479,493	328,715
Income tax benefit (expense) (6)(7)	61,381	155,003	(201,053)	(51,404)	(86,502)
Net income (loss) from continuing operations	288,445	(608,653)	503,919	428,089	242,213
Net (loss) income from discontinued operations (8)	(528,268)	178,692	132,206	84,501	74,850
Net (loss) income	(239,823)	(429,961)	636,125	512,590	317,063
Less: Net income attributable to noncontrolling interests ($2,187, $2,511, $1,876, $1,241 and $0 related to discontinued operations)	(73,346)	(74,454)	(92,518)	(58,470)	(15,408)
Net (loss) income attributable to CB&I	$(313,169)	$(504,415)	$543,607	$454,120	$301,655
Per Share Data
Net income (loss) attributable to CB&I per share (Basic):
Continuing operations	$2.11	$(6.37)	$3.82	$3.50	$2.35
Discontinued operations	(5.16)	1.65	1.21	0.79	0.77
Total	$(3.05)	$(4.72)	$5.03	$4.29	$3.12
Net income (loss) attributable to CB&I per share (Diluted)
Continuing operations	$2.10	$(6.37)	$3.79	$3.45	$2.31
Discontinued operations	(5.12)	1.65	1.19	0.78	0.76
Total	$(3.02)	$(4.72)	$4.98	$4.23	$3.07
Cash dividends per share	$0.28	$0.28	$0.28	$0.20	$0.20
Balance Sheet Data
Goodwill	$2,315,338	$2,325,248	$2,804,661	$2,833,204	$495,875

Total assets (9)	$7,839,420	$9,192,060	$9,369,830	$9,374,291	$4,327,192
Long-term debt, net (9)	$1,287,923	$1,791,832	$1,553,846	$1,610,863	$799,143
Total shareholders’ equity	$1,561,337	$2,163,590	$2,876,303	$2,507,438	$1,396,310
Other Financial Data
Income (loss) from operations percentage	2.7%	(7.7)%	6.9%	5.5%	6.5%
Depreciation and amortization	$71,636	$104,560	$123,066	$125,507	$45,227
Capital expenditures	$37,018	$58,352	$96,277	$61,948	$44,164
Other Data
New awards (10)	$4,397,716	$9,568,943	$12,085,138	$9,763,625	$6,582,041
Backlog (10)	$11,817,285	$15,640,756	$23,723,537	$22,622,383	$10,137,677
Number of employees:
Salaried	10,090	12,690	17,000	15,610	8,770
Hourly and craft	18,770	15,450	22,730	26,935	17,310

(1)
Results for 2016 include the impact of a reserve for the transaction consideration (the "Transaction Receivable") associated with the 2015 sale of our nuclear power construction business (the "Nuclear Operations"), which resulted in a non-cash pre-tax charge of approximately $148.1 million (approximately $96.3 million after-tax). See “Results of Operations” within Item 7 and Note 4 within Item 8 for additional discussion.

(2)
Results for 2015 include the impact of the sale of our Nuclear Operations which resulted in a non-cash pre-tax charge of approximately $1.5 billion (approximately $1.1 billion after-tax) related to the impairment of goodwill (approximately $453.1 million) and intangible assets (approximately $79.1 million) and a loss on net assets sold (approximately $973.7 million), as well as a reduction in our backlog (approximately $7.3 billion). See “Results of Operations” within Item 7 and Note 4 within Item 8 for further discussion and quantification of the impact of the sale.

(3)	Results for 2013 include the impact of the acquisition of The Shaw Group Inc. (the "Shaw Acquisition") from the acquisition closing date on February 13, 2013.

(4)
Other operating expense (income), net, generally represents (gains) losses associated with the sale or disposition of property and equipment. For 2015, other operating expense (income), net, also includes a foreign exchange loss of approximately $11.0 million associated with the re-measurement of certain non-U.S. Dollar denominated net assets.

(5)
For 2014 and 2013, integration related costs primarily relate to facility consolidations, including the associated accrued future lease costs for vacated facilities and unutilized capacity, personnel relocation and severance related costs, and systems integration costs. For 2013 and 2012, acquisition related costs primarily relate to transaction costs, professional fees, and change-in-control and severance related costs associated with the Shaw Acquisition.

(6)
Income tax expense for 2013 includes a benefit of approximately $62.8 million resulting from the reversal of a valuation allowance associated with our United Kingdom net operating loss deferred tax asset.

(7)
Income tax expense for 2016 includes a benefit of approximately $67.0 million resulting from the reversal of a deferred tax liability associated with historical earnings of a non-U.S. subsidiary for which the earnings are no longer anticipated to be subject to tax.

(8)
Net loss from discontinued operations attributable to CB&I for 2016 includes a non-cash pre-tax charge related to the partial impairment of goodwill (approximately $655.0 million) for our former Capital Services Operations, resulting from our fourth quarter annual impairment assessment. The net loss reflects the non-deductibility of the goodwill impairment charge for tax purposes.

(9)	Our December 31, 2015, 2014, 2013 and 2012 Balance Sheets reflect the reclassification of deferred debt issuance costs from total assets to current maturities of long-term debt and long-term debt.

(10)
New awards represent the expected revenue value of new contract commitments received during a given period, as well as scope growth on existing commitments. Backlog represents the unearned value of our new awards. New awards and backlog include the entire award values for joint ventures we consolidate and our proportionate share of award values for joint ventures we proportionately consolidate. New awards and backlog also include our pro-rata share of the award values for unconsolidated joint ventures we account for under the equity method. As the net results for our equity method joint ventures are recognized as equity earnings, their revenue is not presented in our Consolidated Statement of Operations. Backlog may fluctuate with currency movements.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
On February 27, 2017, we entered into a definitive agreement (the “CS Agreement”) with CSVC Acquisition Corp (“CSVC”), under which CSVC agreed to acquire our “Capital Services Operations” (primarily comprised of our former Capital Services reportable segment). The Capital Services Operations provided comprehensive and integrated maintenance services, environmental engineering and remediation, construction services, program management, and disaster response and recovery services for private-sector customers and governments. We completed the sale of the Capital Services Operations on June 30, 2017, as described in Note 5 within Item 8. We considered the Capital Services Operations to be a discontinued operation in the first quarter 2017, as the divestiture represented a strategic shift and would have a material effect on our operations and financial results.
In the July 2017, we initiated a plan to market and sell our “Technology Operations” (primarily comprised of our former Technology reportable segment and our “Engineered Products Operations”, representing a portion of our Fabrication Services reportable segment). The Technology Operations provides proprietary process technology licenses and associated engineering services, catalysts and engineered products, primarily for the petrochemical and refining industries, and offers process planning and project development services and a comprehensive program of aftermarket support. We considered the Technology Operations to be a discontinued operation in the third quarter 2017, as the anticipated divestiture represented a strategic shift and would have a material effect on our operations and financial results.
This revised Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is revised only to reflect our results as if the discontinued operations criteria for the Capital Services Operations and Technology Operations had been met during the periods being presented. This MD&A does not reflect events occurring after the filing of our Form 10-K for the year ended December 31, 2016 (“2016 Form 10-K”) and does not modify or update the disclosures therein in any way, other than as specifically required to reflect the discontinued operations presentation. Further, the revisions do not purport to update the MD&A, including the consolidated company outlook, contained in the 2016 Form 10-K for any information, uncertainties, transactions, risks, events or trends occurring, or known to management, other than for the changes based on the discontinued operations.
More recent information, including Risk Factors and Forward-Looking Statements, is contained in the Company’s Form 10-Q for the quarter ended September 30, 2017 (the “2017 Third Quarter Form 10-Q”) and our other filings with the SEC. These SEC filings contain important information regarding events, developments and updates affecting us and our expectations, including those that have occurred since the filing of the 2016 Form 10-K. Accordingly, the revised MD&A should be read in conjunction with our revised Financial Statements and related notes thereto, our 2016 Form 10-K, our 2017 Third Quarter Form 10-Q and our other filings with the SEC.
OVERVIEW
General—We provide a wide range of services through our two operating groups, including conceptual design, engineering, procurement, fabrication, modularization, construction and commissioning services to customers in the energy infrastructure market throughout the world. Our two operating groups, which represent our reportable segments and continuing operations, include: Engineering & Construction and Fabrication Services. Our Capital Services Operations and Technology Operations are held for sale and are reported as discontinued operations (see Note 2 and Note 5 to our Financial Statements within Item 8 for further discussion of our discontinued operations).
We continue to be broadly diversified across the global energy infrastructure market. Our geographic diversity is illustrated by approximately 35% of our 2016 revenue coming from projects outside the U.S. and approximately 20% of our December 31, 2016 backlog of $11.8 billion (including approximately $1.2 billion related to our equity method joint ventures) being comprised of projects outside the U.S. The geographic mix of our revenue will evolve consistent with changes in our backlog mix, as well as shifts in future global energy demand. Our diversity in energy infrastructure end markets ranges from downstream activities such as gas processing, LNG, refining, and petrochemicals, to fossil based power plants and upstream activities such as offshore oil and gas and onshore oil sands projects. Planned investments across the natural gas value chain, including LNG and petrochemicals, remain strong, and we anticipate additional benefits from continued investments in projects based on U.S. shale gas. Global investments in power and petrochemical facilities are expected to continue, as are investments in various types of facilities which require storage structures and pre-fabricated pipe.
Our long-term contracts are awarded on a competitively bid and negotiated basis using a range of contracting options, including cost-reimbursable, fixed-price and hybrid, which has both cost-reimbursable and fixed-price characteristics. Under cost-reimbursable contracts, we generally perform our services in exchange for a price that consists of reimbursement of all customer-approved costs and a profit component, which is typically a fixed rate per hour, an overall fixed fee or a percentage of total reimbursable costs. Under fixed-price contracts, we perform our services and execute our projects at an established price. The timing of our revenue recognition may be impacted by the contracting structure of our contracts. Cost-reimbursable contracts, and hybrid contracts with a more significant cost-reimbursable component, generally provide our customers with greater influence over the timing of when we perform our work, and accordingly, such contracts often result in less predictability with respect to the timing of our revenue. Fixed-price contracts, and hybrid contracts with a more significant fixed-price component, tend to provide us with greater control over project schedule and the timing of when work is performed and costs are incurred, and accordingly, when revenue is recognized. Our shorter-term contracts and services are generally provided on a cost-reimbursable, fixed-price or unit price basis. Our December 31, 2016 backlog distribution by contracting type was approximately 80% fixed-price, hybrid, or unit based and 20% cost-reimbursable and is further described below within our operating group discussion. We anticipate that approximately 50% to 55% of our consolidated backlog (including backlog associated with our equity method joint ventures) will be recognized during 2017.
New awards represent the expected revenue value of new contract commitments received during a given period, as well as scope growth on existing commitments. Backlog represents the unearned value of our new awards. New awards and backlog include the entire award values for joint ventures we consolidate and our proportionate share of award values for joint ventures we proportionately consolidate. New awards and backlog also include our pro-rata share of the award values for unconsolidated joint ventures we account for under the equity method. As the net results for our equity method joint ventures are recognized as equity earnings, their revenue is not presented in our Consolidated Statement of Operations.
Backlog for our operating groups generally consists of several hundred contracts, which are being executed globally. These contracts vary in size from less than one hundred thousand dollars in contract value to several billion dollars, with varying durations that can exceed five years. The timing of new awards and differing types, sizes, and durations of our contracts, combined with their geographic diversity and stages of completion, often results in fluctuations in our quarterly operating group results as a percentage of operating group revenue. In addition, the relative contribution of each of our operating groups, and selling and administrative expense fluctuations, will impact our quarterly consolidated results as a percentage of consolidated revenue. Selling and administrative expense fluctuations are impacted by our stock-based compensation costs, which are generally higher in the first quarter of each year due to the timing of stock awards and the accelerated expensing of awards for participants that are eligible to retire.
Our 2016 revenue reflects the impact of the sale of our Nuclear Operations on December 31, 2015 (see Note 4 within Item 8), which represented approximately $2.1 billion of our 2015 revenue. In addition, our 2016 revenue and operating results have been impacted by delays in the awards of certain large project prospects. Such delays in awards could also impact our near term revenue and operating results; however, we do not currently anticipate a long-term impact to our revenue as a result of the delays in awards. In addition, the anticipated sale of our Capital Services Operations (which was completed on June 30, 2017) and Technology Operations, which are reported as discontinued operations and are described further in Note 2 and Note 5 within Item 8, will also impact our future operating results.
Although quarterly variability is not unusual in our business, absent the aforementioned, we are currently not aware of any other fundamental change in our backlog or business that would give rise to future long-term operating results that would be significantly different from our recent historical norms. Further, we do not anticipate a material long-term negative impact to our liquidity as a result of the aforementioned and anticipate generating operating cash flows equivalent to our earnings.
Engineering & Construction—Our Engineering & Construction operating group provides EPC services for major energy infrastructure facilities.
Backlog for our Engineering & Construction operating group comprised approximately $10.0 billion (85%) of our consolidated December 31, 2016 backlog (including approximately $1.2 billion related to our equity method joint ventures). The backlog composition by end market was approximately 40% LNG, 30% petrochemical, 25% power, and 5% refining. Our LNG backlog was primarily concentrated in the Asia Pacific and North American regions. We anticipate significant opportunities will be derived from North America and Africa. Our petrochemical backlog was primarily concentrated in the U.S. and the Middle East region and we anticipate significant opportunities will continue to be derived from these regions. Our power backlog was primarily concentrated in the U.S. and we anticipate that our significant future opportunities will be derived from North America. The majority of our refining-related backlog was derived from the Middle East and Russia and we anticipate that our future opportunities will continue to be derived from these regions. Our December 31, 2016 backlog distribution for this operating group by contracting type was approximately 80% fixed-price and hybrid and 20% cost-reimbursable.
Fabrication Services—Our Fabrication Services operating group provides fabrication and erection of steel plate structures; fabrication of piping systems and process modules; and manufacturing and distribution of pipe and fittings.
Backlog for our Fabrication Services operating group comprised approximately $1.8 billion (15%) of our consolidated December 31, 2016 backlog. The backlog composition by end market was approximately 35% petrochemical, 35% LNG (including low temp and cryogenic), 20% power, 5% gas processing and 5% other end markets. Our December 31, 2016 backlog distribution for this operating group by contracting type was approximately 95% fixed-price, hybrid, or unit based, with the remainder being cost-reimbursable.

RESULTS OF OPERATIONS
As a result of the classification of the operating results of our Capital Services Operations (primarily comprised of our former Capital Services reportable segment) and our Technology Operations (primarily comprised of our former Technology reportable segment and our Engineered Products Operations, representing a portion of our Fabrication Services reportable segment) as discontinued operations, the results of our remaining segments for the periods presented have been recast to reflect: 1) a reallocation of certain corporate amounts previously allocated to the Capital Services segment, Technology segment and Fabrication Services segment that were not assignable to discontinued operations, 2) the portions of the previously reported Capital Services segment, Technology segment and Fabrication Services segment that are not included in the Capital Services Operations or Technology Operations, and 3) the portions of our remaining two segments that were included in the Capital Services Operations and Technology Operations.
In addition, backlog, new awards and revenue for the remaining segments has been recast in the tables below to reflect the intersegment amounts with our Capital Services Operations and Technology Operations that were previously eliminated prior to the discontinued operations classification. For 2016, 2015 and 2014, the intersegment elimination adjustments for backlog were $166.2 million, $304.1 million, and $133.7 million, respectively; for new awards were $162.3 million, $332.1 million, and $142.5 million, respectively; and for revenue were $297.7 million, $177.0 million, and $121.7 million, respectively. Unless otherwise noted, the tables and discussions below relate to our continuing operations.
Our backlog, new awards, revenue and income (loss) from continuing operations by reportable segment were as follows:

	December 31,
	(In thousands)
	2016	% of Total	2015	% of Total	2014	% of Total
Backlog
Engineering & Construction	$9,998,322	85%	$12,997,899	83%	$21,423,303	90%
Fabrication Services	1,818,963	15%	2,642,857	17%	2,300,234	10%
Total backlog	$11,817,285		$15,640,756		$23,723,537

	Years Ended December 31,
	(In thousands)
	2016	% of Total	2015	% of Total	2014	% of Total
New Awards
Engineering & Construction	$3,175,406	72%	$6,793,053	71%	$10,208,338	84%
Fabrication Services	1,222,310	28%	2,775,890	29%	1,876,800	16%
Total new awards	$4,397,716		$9,568,943		$12,085,138

	2016	% of Total	2015	% of Total	2014	% of Total
Revenue
Engineering & Construction	$6,206,150	76%	$7,827,633	79%	$7,707,400	75%
Fabrication Services	1,922,447	24%	2,113,284	21%	2,553,646	25%
Total revenue	$8,128,597		$9,940,917		$10,261,046

	2016	% of Revenue	2015	% of Revenue	2014	% of Revenue
Income (Loss) From Continuing Operations
Engineering & Construction	$137,049	2.2%	$(892,671)	(11.4)%	$498,983	6.5%
Fabrication Services	86,161	4.5%	129,737	6.1%	230,856	9.0%
Total operating groups	223,210	2.7%	(762,934)	(7.7)%	729,839	7.1%
Integration related costs	—		—		(26,356)
Total income (loss) from continuing operations	$223,210	2.7%	$(762,934)	(7.7)%	$703,483	6.9%

As discussed in Note 4 within Item 8, during 2016 we recorded a non-cash pre-tax charge within our Engineering & Construction operating group resulting from a reserve for the transaction consideration (the “Transaction Receivable”) associated with the sale of our nuclear power construction business (the "Nuclear Operations") on December 31, 2015. Also discussed in Note 4 within Item 8, during 2015 we recorded a non-cash pre-tax charge within our Engineering & Construction operating group related to the impairments of goodwill and intangible assets and a loss on net assets sold. For comparative purposes only, the results of the disposed Nuclear Operations for 2015, and charges for 2016 and 2015, are presented separately within the discussion and tables below.
2016 Versus 2015
Consolidated Results
New Awards/Backlog—As discussed above, new awards represent the expected revenue value of new contract commitments received during a given period, as well as scope growth on existing commitments. Backlog represents the unearned value of our new awards. New awards and backlog include the entire award values for joint ventures we consolidate and our proportionate share of award values for joint ventures we proportionately consolidate. New awards and backlog also include our pro-rata share of the award values for unconsolidated joint ventures we account for under the equity method. As the net results for our equity method joint ventures are recognized as equity earnings, their revenue is not presented in our Consolidated Statement of Operations. Our new awards may vary significantly each reporting period based on the timing of our major new contract commitments.
New awards were $4.4 billion for 2016, compared with $9.6 billion for 2015 (including approximately $1.4 billion related to our equity method joint ventures). Significant new awards for 2016 (within our Engineering & Construction operating group) included:

•	three gas turbine power projects in the U.S. (approximately $1.1 billion combined),

•
federal funding allocations for our mixed oxide fuel fabrication facility project in the U.S. and scope increases for our LNG mechanical erection project in the Asia Pacific region (approximately $970.0 million combined), and

•	a refinery project in Russia (approximately $460.0 million).
Significant new awards for 2015 (within our Engineering & Construction operating group) included:

•	petrochemical facility projects in the U.S. (approximately $1.8 billion combined),

•
our pro-rata share of a $2.8 billion liquids ethylene cracker project and associated units in the Middle East (approximately $1.4 billion) that we are executing through an unconsolidated equity method joint venture arrangement,

•	scope increases for our LNG mechanical erection project in the Asia Pacific region (approximately $720.0 million),

•
our proportionate share of a $2.0 billion additional LNG train for an LNG export facility in the U.S. (approximately $675.0 million) that we are executing through a proportionately consolidated joint venture arrangement, and

•	a gas turbine power project in the U.S. (approximately $600.0 million).
Other significant awards for 2015 included scope increases for our former large nuclear projects in the U.S. (approximately $730.0 million) within our Engineering & Construction and Fabrication Services operating groups, and low-temperature tanks in the U.S. (approximately $300.0 million) within our Fabrication Services operating group. See Operating Group Results below for further discussion.
Backlog at December 31, 2016 was approximately $11.8 billion (including approximately $1.2 billion related to our equity method joint ventures), compared with $15.6 billion at December 31, 2015 (including approximately $1.4 billion related to our equity method joint ventures), with the decrease reflecting the impact of revenue exceeding new awards by approximately $3.8 billion (including $113.2 million of revenue for our unconsolidated equity method ventures).
Certain contracts within our Engineering & Construction operating group are dependent upon funding from the U.S. government, where funds are appropriated on a year-by-year basis, while contract performance may take more than one year. Approximately $412.0 million of our backlog at December 31, 2016 for the operating group was for contractual commitments that are subject to future funding decisions.

Revenue—Revenue was $8.1 billion for 2016, representing a decrease of $1.8 billion (18.2%) compared with 2015. Our 2016 revenue excludes approximately $113.2 million of revenue for our unconsolidated equity method ventures. Our 2015 revenue included approximately $2.1 billion of revenue attributable to our former Nuclear Operations. The table below summarizes our 2015 revenue excluding the Nuclear Operations.

	Years Ended December 31,
	2016	% of Total	2015	% of Total
	(In thousands)
Excluding Nuclear Operations (1)	$8,128,597	100%	$7,879,750	79%
Nuclear Operations (1)	—	—%	2,061,167	21%
Total revenue (1)	$8,128,597		$9,940,917

(1)	The break-out of 2015 revenue represents a non-GAAP financial disclosure, which we believe provides better comparability with our 2016 results.
Excluding the impact of our former Nuclear Operations, revenue for 2016 increased by $248.8 million (3.2%) compared with 2015. Our 2016 revenue was impacted by the wind down of various tank projects in North America, South America and the Asia Pacific region within our Fabrication Services operating group and decreased activity on our large cost reimbursable LNG mechanical erection project in the Asia Pacific region and refinery project in Colombia within our Engineering & Construction operating group. These impacts were partly offset by the benefit of increased activity on our LNG export facility projects in the U.S. and various other projects in the U.S. and Asia Pacific region within our Engineering & Construction operating group. See Operating Group Results below for further discussion.
Gross Profit—Gross profit was $629.2 million (7.7% of revenue) for 2016, compared with $1.1 billion (10.8% of revenue) for 2015. Our 2015 results included approximately $239.1 million of gross profit attributable to our former Nuclear Operations. The table below summarizes our 2015 gross profit excluding the Nuclear Operations.

	Years Ended December 31,
	2016	% of Revenue	2015	% of Revenue
	(In thousands)
Excluding Nuclear Operations (1)	$629,224	7.7%	$829,721	10.5%
Nuclear Operations (1)	—	—%	239,050	11.6%
Total gross profit (1)	$629,224	7.7%	$1,068,771	10.8%

(1)	The break-out of 2015 gross profit represents a non-GAAP financial disclosure, which we believe provides better comparability with our 2016 results.
Excluding the impact of our former Nuclear Operations, gross profit was approximately $829.7 million (10.5% of revenue) for 2015. Our 2016 gross profit percentage decreased compared to the 2015 period due to the net impact of changes in forecast costs and changes in estimated recoveries on certain projects and reduced leverage of our operating costs, partly offset by a higher margin mix. See Operating Group Results below for further discussion.
Selling and Administrative Expense—Selling and administrative expense was $253.4 million (3.1% of revenue) for 2016, compared with $287.9 million (2.9% of revenue) for 2015. The decrease in absolute dollars for 2016 was primarily attributable to lower incentive plan costs (approximately $21.1 million) and lower expense attributable to our former Nuclear Operations, partly offset by inflationary increases.
Intangibles Amortization—Intangibles amortization was $7.8 million for 2016, compared with $19.6 million for 2015. The decrease for 2016 was primarily due to lower intangible balances resulting from the impairment of certain intangible assets in the third quarter 2015 and intangible assets that became fully amortized during the first quarter 2016.
Equity Earnings (Loss)—Equity earnings were $5.7 million for 2016, compared with a loss of $(7.7) million for 2015 and were primarily associated with our unconsolidated joint ventures within our Engineering & Construction operating group.
Loss on Net Assets Sold and Impairment of Intangible Assets and Goodwill—As discussed in Note 4 within Item 8, during 2016 we recorded a non-cash pre-tax charge of approximately $148.1 million resulting from a reserve for the Transaction Receivable associated with the 2015 sale of our Nuclear Operations. As a result of the sale of our Nuclear Operations discussed in Note 4 within Item 8, during 2015 we recorded a non-cash pre-tax charge of approximately $1.5 billion related to the impairment of goodwill ($453.1 million) and intangible assets ($79.1 million) and a loss on net assets sold ($973.7 million).
Other Operating Expense (Income), Net—Other operating expense (income), net, generally represents losses (gains) associated with the sale or disposition of property and equipment. For 2015, other operating expense (income), net, also included a foreign exchange loss of approximately $11.0 million associated with the re-measurement of certain non-U.S. Dollar denominated net assets.
Income (Loss) from Continuing Operations—Income from continuing operations was $223.2 million (2.7% of revenue) for 2016, compared with a loss from operations of $(762.9) million (7.7% of revenue) for 2015. Our 2016 results included the aforementioned impact of the $148.1 million Transaction Receivable reserve. Our 2015 results included approximately $215.2 million of income from operations attributable to our former Nuclear Operations and the aforementioned $1.5 billion charge resulting from the sale of our Nuclear Operations. The table below summarizes our 2016 and 2015 results excluding the Nuclear Operations and charges.

	Years Ended December 31,
	2016	% of Revenue	2015	% of Revenue
	(In thousands)
Excluding Nuclear Operations, Charges and Impairments (1)	$371,358	4.6%	$527,767	6.7%
Nuclear Operations (1)	—	—%	215,150	10.4%
Charges related to sale of Nuclear Operations and Impairments (1)	(148,148)	—%	(1,505,851)	—%
Income (loss) from continuing operations (1)	$223,210	2.7%	$(762,934)	(7.7)%

(1)	The break-out of 2016 and 2015 income (loss) from continuing operations represents a non-GAAP financial disclosure, which we believe provides better comparability between our 2016 and 2015 results.
Excluding the impact of the Transaction Receivable reserve, income from operations was approximately $371.4 million (4.6% of revenue) for 2016. Excluding the impact of our former Nuclear Operations and charge, income from operations was approximately $527.8 million (6.7% of revenue) for 2015. The changes in our 2016 income from operations compared to 2015 were due to the reasons noted above. See Operating Group Results below for further discussion.
Interest Expense and Interest Income—Interest expense was $7.9 million for 2016, compared with $7.7 million for 2015. Approximately $97.4 million and $86.7 million of interest expense for 2016 and 2015, respectively, has been classified within discontinued operations as a result of the requirement to use the proceeds from the sale of our discontinued Capital Services Operations and Technology Operations to repay our debt. The increase in total interest expense for 2016 was the result of higher revolving credit facility borrowings and the full year impact of long-term borrowings, which occurred in the third quarter 2015. Interest income was $11.8 million for 2016, compared with $7.0 million for 2015.
Income Tax Benefit—Income tax benefit was $61.4 million ((27.0)% of pre-tax income) for 2016, compared with an income tax benefit of $155.0 million (20.3% of pre-tax loss) for 2015. For 2016, the aforementioned impact of the $148.1 million Transaction Receivable reserve resulted in a tax benefit of $51.8 million. Excluding this benefit, our income tax benefit for 2016 was $9.5 million ((2.5)% of pre-tax income excluding the charge). For 2015, the aforementioned $1.5 billion charge related to the sale of our Nuclear Operations resulted in a net tax benefit of $370.7 million. The net tax benefit on the charge reflects the non-deductibility of the goodwill impairment and the establishment of U.S. state valuation allowances. Excluding this net benefit, our income tax expense for 2015 was $215.7 million (29.1% of pre-tax income excluding the charge).
Our 2016 tax rate benefited from the reversal of a deferred tax liability associated with historical earnings of a non-U.S. subsidiary for which the earnings are no longer anticipated to be subject to tax (approximately 18.0%), earnings represented by noncontrolling interests (approximately 5.5%) and adjustments to non-U.S. valuation allowances and other adjustments (approximately 5.0% combined). Our 2015 tax rate benefited from earnings represented by noncontrolling interests (approximately 3.0%) and previously unrecognized tax benefits and other adjustments (approximately 4.0% combined).
Our 2016 tax rate decreased relative to the 2015 period, excluding the impacts of the aforementioned items for 2016 and 2015, due to lower pre-tax income in higher tax rate jurisdictions, primarily the U.S. (approximately 10.5%). Our tax rate may continue to experience fluctuations due primarily to changes in the geographic distribution of our pre-tax income.
Net Income Attributable to Noncontrolling Interests—Noncontrolling interests are primarily associated with our consolidated joint venture projects within our Engineering & Construction operating group and certain operations in the U.S. and Middle East within our Fabrication Services operating group. Net income attributable to noncontrolling interests was $73.3 million for 2016, compared with $74.5 million for 2015, and was commensurate with the level of applicable operating results for the aforementioned projects and operations. See Operating Group Results below for further discussion.
Operating Group Results
Engineering & Construction
New Awards—New awards were $3.2 billion for 2016, compared with $6.8 billion for 2015 (including approximately $1.4 billion related to our equity method joint ventures). Significant new awards for 2016 included:

•	three gas turbine power projects in the U.S. (approximately $1.1 billion combined),

•
federal funding allocations for our mixed oxide fuel fabrication facility project in the U.S. and scope increases for our LNG mechanical erection project in the Asia Pacific region (approximately $970.0 million combined), and

•	a refinery project in Russia (approximately $460.0 million).
Significant new awards for 2015 included:

•	petrochemical facility projects in the U.S. (approximately $1.8 billion combined),

•
our pro-rata share of a $2.8 billion liquids ethylene cracker project and associated units in the Middle East (approximately $1.4 billion) that we are executing through an unconsolidated equity method joint venture arrangement,

•	scope increases for our LNG mechanical erection project in the Asia Pacific region (approximately $720.0 million),

•
our proportionate share of a $2.0 billion additional LNG train for an LNG export facility in the U.S. (approximately $675.0 million) that we are executing through a proportionately consolidated joint venture arrangement,

•	a gas turbine power project in the U.S. (approximately $600.0 million),

•	scope increases for our former large nuclear projects in the U.S. (approximately $480.0 million),

•	an ethylene storage facility in the U.S. (approximately $115.0 million),

•	a chemicals plant project in the U.S. (approximately $100.0 million), and

•	engineering and procurement services for a refinery project in Russia.
Revenue—Revenue was $6.2 billion for 2016, representing a decrease of $1.6 billion (20.7%) compared with 2015. Our 2015 revenue included approximately $2.1 billion of revenue attributable to our former Nuclear Operations. The table below summarizes our 2015 revenue excluding the Nuclear Operations.

	Years Ended December 31,
	2016	% of Total	2015	% of Total
	(In thousands)
Excluding Nuclear Operations (1)	$6,206,150	100%	$5,766,466	74%
Nuclear Operations (1)	—	—%	2,061,167	26%
Total revenue (1)	$6,206,150		$7,827,633

(1)	The break-out of 2015 revenue represents a non-GAAP financial disclosure, which we believe provides better comparability with our 2016 results.
Excluding the impact of our former Nuclear Operations, revenue for 2016 increased by $439.7 million (7.6%) compared with 2015. Our 2016 revenue benefited from increased activity on our LNG export facility projects in the U.S. (approximately $1.2 billion) and various other projects in the U.S. and Asia Pacific region, partly offset by decreased activity on our large cost reimbursable LNG mechanical erection project in the Asia Pacific region and refinery project in Colombia (approximately $890.0 million combined).
Approximately $2.4 billion of the operating group’s 2016 revenue was attributable to our LNG export facility projects in the U.S., compared with approximately $1.2 billion for 2015. Approximately $1.2 billion of the operating group’s 2016 revenue was attributable to our large cost reimbursable projects, compared with approximately $2.1 billion for 2015.
Income (Loss) from Operations—Income from operations was $137.0 million (2.2% of revenue) for 2016, compared with a loss from operations of $(892.7) million (11.4% of revenue) for 2015. Our 2016 results included the impact of the aforementioned $148.1 million Transaction Receivable reserve. Our 2015 results included approximately $215.2 million of income from operations attributable to our former Nuclear Operations and the aforementioned $1.5 billion charge resulting from the sale of our Nuclear Operations. The 2015 results for our former Nuclear Operations benefited by approximately $28.0 million from the net impact of cost increases and adjustments to project price on our former large U.S. nuclear projects. The table below summarizes our 2016 and 2015 results excluding the Nuclear Operations and charges.

	Years Ended December 31,
	2016	% of Revenue	2015	% of Revenue
	(In thousands)
Excluding Nuclear Operations, Charges and Impairment (1)	$285,197	4.6%	$398,030	6.9%
Nuclear Operations (1)	—	—%	215,150	10.4%
Charges related to sale of Nuclear Operations and Impairment (1)	(148,148)	—%	(1,505,851)	—%
Income (loss) from operations (1)	$137,049	2.2%	$(892,671)	(11.4)%

(1)	The break-out of 2016 and 2015 income (loss) from operations represents a non-GAAP financial disclosure, which we believe provides better comparability between our 2016 and 2015 results.
Excluding the impact of the Transaction Receivable reserve, income from operations was approximately $285.2 million (4.6% of revenue) for 2016. Excluding the impact of our former Nuclear Operations and the charge, income from operations was approximately $398.0 million (6.9% of revenue) for 2015. Our 2016 results were impacted by forecast cost increases on three projects in the U.S. (approximately $283.0 million combined), including approximately $164.0 million for a project in a loss position. Our estimate to complete the project in a loss position was impacted primarily by lower than anticipated labor productivity and extensions of schedule during the second half of 2016. At December 31, 2016, the project was approximately 65% complete and had a reserve for estimated losses of approximately $49.0 million. If future labor productivity differs from our current estimates, our schedule is further extended, or the project incurs schedule liquidated damages due to our inability to reach a favorable commercial resolution on such matters, the project may experience additional forecast cost increases. The aforementioned project charges were partly offset by the benefit of changes in estimated recoveries on a large consolidated joint venture project and increased recoveries and savings on two projects in the U.S. (approximately $124.0 million for the three projects combined). Our 2016 results also benefited from higher revenue volume, leverage of operating costs and a higher margin mix.
Fabrication Services
New Awards—New awards were $1.2 billion for 2016, compared with $2.8 billion for 2015. Significant new awards for 2016 included an LNG storage and fueling terminal in the U.S. (approximately $200.0 million); crude oil storage tanks in Canada (approximately $70.0 million); crude oil storage tanks in the Middle East (approximately $40.0 million); and various storage tank and pipe fabrication awards throughout the world.
Significant new awards for 2015 included low-temperature tanks in the U.S. (approximately $300.0 million); scope increases for our former large nuclear projects in the U.S. (approximately $250.0 million); a hydrotreater project in the U.S. (approximately $95.0 million); storage spheres in the U.S. (approximately $70.0 million); storage tanks for a clean fuels project in the Middle East (approximately $60.0 million); an oil sands project in Canada (approximately $50.0 million); pipe fabrication for a petrochemical project in the U.S. (approximately $40.0 million); and work scopes for our U.S. LNG export facility projects that we are executing through our proportionately consolidated joint venture arrangements.
Revenue—Revenue was $1.9 billion for 2016, representing a decrease of $190.8 million (9.0%) compared with 2015. Our 2016 revenue was impacted by the wind down of various storage tank projects in North America, South America and the Asia Pacific region (approximately $296.0 million combined), partly offset by increased fabrication activity.
Income from Operations—Income from operations was $86.2 million (4.5% of revenue) for 2016, compared with $129.7 million (6.1% of revenue) for 2015. Our 2016 results were impacted by lower revenue volume, a lower margin mix, reduced leverage of our operating costs and forecast cost increases on various projects, primarily in North America and the Asia Pacific region (approximately $45.0 million combined), including approximately $25.0 million for a project in a loss position. Our estimate to complete the project in a loss position was impacted primarily by lower than anticipated labor productivity. At December 31, 2016, the project was approximately 75% complete and had a reserve for estimated losses of approximately $5.0 million. If future productivity differs from our current estimates the project may experience additional forecast cost increases. Our 2015 results were impacted by net forecast cost increases on various projects in the U.S. (approximately $35.0 million combined) and a foreign exchange loss (approximately $11.0 million) associated with the re-measurement of certain non-U.S. Dollar denominated net assets.

Discontinued Capital Services Operations

	December 31,
	(In thousands)
	2016	2015	2014
Backlog	$5,447,202	$5,788,059	$5,589,031

	Years Ended December 31,
	(In thousands)
	2016	2015	2014
New Awards	$2,215,679	$2,866,862	$3,371,134
Revenue	$2,211,835	$2,385,863	$2,217,369
(Loss) Income From Operations	$(572,459)	$89,470	$92,156
% of Revenue	(25.9)%	3.8%	4.2%
Our discontinued Capital Services Operations, which were sold on June 30, 2017, provided comprehensive and integrated maintenance services, environmental engineering and remediation, construction services, program management, and disaster response and recovery services for private-sector customers and governments.
Backlog/New Awards—Backlog was approximately $5.4 billion at December 31, 2016, compared with $5.8 billion at December 31, 2015, with the decrease primarily related to reductions in maintenance backlog. The backlog composition by end market was approximately 65% operations and maintenance services, 15% environmental services, 15% construction services and 5% program and project management, and was primarily concentrated in the U.S. The December 31, 2016 backlog distribution by contracting type was approximately 75% cost-reimbursable and 25% fixed-price, hybrid and unit based.
Certain contracts are dependent upon funding from the U.S. government, where funds are appropriated on a year-by-year basis, while contract performance may take more than one year. At December 31, 2016, approximately $608.0 million of backlog was for contractual commitments that are subject to future funding decisions.
New awards were $2.2 billion for 2016, compared with $2.9 billion for 2015. Significant new awards for 2016 included refinery maintenance services (approximately $490.0 million); power plant services (approximately $475.0 million); industrial maintenance services (approximately $100.0 million); U.S. military base services (approximately $75.0 million); disaster recovery services for FEMA (approximately $70.0 million); and landfill services (approximately $50.0 million), all within North America; and environmental remediation work for the U.S. Navy globally (approximately $70.0 million).
Significant new awards for 2015 included power plant and refinery maintenance services in the U.S. and Canada (approximately $910.0 million combined); power plant maintenance and modification services in the U.S. (approximately $200.0 million); scope increases on a chemical expansion project in the U.S. (approximately $200.0 million); refinery maintenance services in South America (approximately $120.0 million); world-wide military installation fuel services for the U.S. Federal Government (approximately $100.0 million); power plant operations and maintenance services in the U.S. (approximately $100.0 million); long-term specialty chemical maintenance services at multiple facilities in the U.S. (approximately $100.0 million); work for the Rapid Disaster Infrastructure Response Program of the U.S. Army Corps of Engineers (approximately $60.0 million); chemical plant operations and maintenance services in the U.S. (approximately $60.0 million); coking unit services in Canada (approximately $50.0 million); and site construction for a hydrotreater in the U.S. (approximately $45.0 million).
Revenue—Revenue was $2.2 billion for 2016, representing a decrease of $174.0 million (7.3%) compared with 2015. Our 2016 revenue was impacted by lower construction services activity.

(Loss) Income from Operations—Loss from operations was ($572.5 million) (25.9% of revenue) for 2016, compared with income from operations of $89.5 million (3.8% of revenue) for 2015. As discussed in Note 5 within Item 8, our 2016 results included a $655.0 million goodwill impairment charge recorded in the fourth quarter 2016 in connection with our annual impairment assessment. The table below summarizes our 2016 results excluding the charge.

	Years Ended December 31,
	2016	% of Revenue	2015	% of Revenue
	(In thousands)
Excluding Impairment (1)	$82,541	3.7%	$89,470	3.8%
Charge related to Impairment (1)	(655,000)	—%	—	—%
(Loss) income from operations (1)	$(572,459)	(25.9)%	$89,470	3.8%

(1)	The break-out of 2016 (loss) income from operations represents a non-GAAP financial disclosure, which we believe provides better comparability with our 2015 results.
Excluding the impact of the goodwill impairment charge, income from operations was approximately $82.5 million (3.7% of revenue) for 2016.
Discontinued Technology Operations

	December 31,
	(In thousands)
	2016	2015	2014
Backlog	$1,356,952	$1,519,224	$1,184,408

	Years Ended December 31,
	(In thousands)
	2016	2015	2014
New Awards	$613,073	$1,034,751	$951,503
Revenue	$636,818	$779,725	$618,172
Income From Operations	$204,331	$248,347	$186,969
% of Revenue	32.1%	31.9%	30.2%
Our discontinued Technology Operations provides proprietary process technology licenses and associated engineering services, catalysts and engineered products, primarily for the petrochemical and refining industries, and offers process planning and project development services and a comprehensive program of aftermarket support. Our Technology Operations also have a 50% owned unconsolidated joint venture that provides proprietary process technology licenses and associated engineering services and catalysts, primarily for the refining industry.
Backlog/New Awards—Backlog for our discontinued Technology Operations is primarily comprised of fixed-price contracts and was approximately $1.4 billion (including approximately $470.0 million related to equity method joint ventures) at December 31, 2016, compared with $1.5 billion at December 31, 2015 (including approximately $440.0 million related to equity method joint ventures), with the decrease primarily reflecting the impact of revenue exceeding new awards (including our unconsolidated equity method joint ventures).
New awards were $613.1 million for 2016 (including approximately $116.0 million related to our equity method joint ventures), compared with $1.0 billion for 2015 (including approximately $226.0 million related to our equity method joint ventures). Significant new awards for 2016 included alkylation licensing in North America and China; hydrocracking licensing in China; petrochemical licensing in Europe and China; proprietary equipment sales in Asia; and catalyst awards throughout the world. Significant new awards for 2015 included refining and petrochemical catalysts in North America and Africa and hydroprocessing licensing in the Asia Pacific region (approximately $100.0 million), engineered products for a refinery in Russia (approximately $93.0 million) and work scopes for the aforementioned liquid ethylene cracker project in the Middle East for our Engineering & Construction operating group.
Revenue—Revenue was $636.8 million for 2016, representing a decrease of $142.9 million (18.3%) compared with 2015. Our 2016 revenue was impacted by lower engineered products activity, lower catalyst volume and the timing of new awards.

Income from Operations—Income from operations was $204.3 million (32.1% of revenue) for 2016, compared with $248.3 million (31.9% of revenue) for 2015. Our 2016 results were impacted by lower revenue volume and lower equity earnings (approximately $3.6 million), partly offset by a higher margin mix. Our 2015 results benefited from a gain of approximately $7.5 million associated with the contribution of a technology to one of our unconsolidated joint ventures.
2015 Versus 2014
Consolidated Results
New awards were $9.6 billion for 2015 (including approximately $1.4 billion related to our equity method joint ventures), compared with $12.1 billion for 2014. Significant new awards for 2015 (within our Engineering & Construction operating group) included:

•	petrochemical facility projects in the U.S. (approximately $1.8 billion combined),

•
our pro-rata share of a $2.8 billion liquids ethylene cracker project and associated units in the Middle East (approximately $1.4 billion) that we are executing through an unconsolidated equity method joint venture arrangement,

•	scope increases for our LNG mechanical erection project in the Asia Pacific region (approximately $720.0 million),

•
our proportionate share of a $2.0 billion additional LNG train for an LNG export facility in the U.S. (approximately $675.0 million) that we are executing through a proportionately consolidated joint venture arrangement, and

•	a gas turbine power project in the U.S. (approximately $600.0 million).
Other significant awards for 2015 included scope increases for our former large nuclear projects in the U.S. (approximately $730.0 million) within our Engineering & Construction and Fabrication Services operating groups, and low-temperature tanks in the U.S. (approximately $300.0 million) within our Fabrication Services operating group.
Significant awards for 2014 included our proportionate share of a $6.2 billion LNG export facility in the U.S (approximately $3.1 billion) that we are executing through a proportionately consolidated joint venture arrangement; work scopes we will perform for our two U.S. LNG export facility projects (approximately $900.0 million combined) that we are executing through our proportionately consolidated joint venture arrangements; federal funding allocations for our mixed oxide fuel fabrication facility project in the U.S., and scope increases for our former large U.S. nuclear projects and cost-reimbursable refinery project in Colombia and LNG mechanical erection project in the Asia Pacific region (approximately $3.0 billion combined; and two gas turbine power projects in the U.S. (approximately $850.0 million combined), all within our Engineering & Construction operating group. See Operating Group Results below for further discussion.
Backlog at December 31, 2015 was approximately $15.6 billion (including approximately $1.4 billion related to our equity method joint ventures), compared with $23.7 billion at December 31, 2014, with the decrease reflecting the impact of the sale of our Nuclear Operations (approximately $7.3 billion) and other adjustments, primarily related to foreign currency fluctuations associated with the strengthening of the U.S. Dollar against the Australian Dollar, Euro, Colombian Peso and Canadian Dollar (approximately $400.0 million). As noted in the Revenue and Gross Profit sections below, foreign currency fluctuations also had an unfavorable impact on our operating results for 2015.
Certain contracts within our Engineering & Construction operating group are dependent upon funding from the U.S. government, where funds are appropriated on a year-by-year basis, while contract performance may take more than one year. Approximately $412.0 million of our backlog at December 31, 2015 for these operating groups was for contractual commitments that are subject to future funding decisions.
Revenue—Revenue was $9.9 billion for 2015, representing a decrease of $320.1 million (3.1%) compared with 2014. Our 2015 revenue was unfavorably impacted relative to 2014 by approximately $890.0 million due to foreign currency fluctuations associated with the strengthening of the U.S. Dollar against the Australian Dollar, British Pound, Canadian Dollar, Colombian Peso and Euro, primarily within our Engineering & Construction operating group. Inclusive of the aforementioned foreign exchange impacts, our results were impacted by a reduction in revenue on our cost-reimbursable LNG mechanical erection and gas processing projects in the Asia Pacific region and refinery project in Colombia within our Engineering & Construction operating group; and the wind down of various tank projects in the Asia Pacific region within our Fabrication Services operating group; partly offset by increased progress on our former large U.S. nuclear projects and increased LNG revenue in the U.S., all within our Engineering & Construction operating group.
For 2015 and 2014, revenue from our aforementioned LNG mechanical erection project in the Asia Pacific region, combined with our LNG tank project for the same customer within our Fabrication Services operating group, totaled $1.6 billion (approximately 17% of our total 2015 revenue) and $2.0 billion (approximately 19% of our total 2014 revenue), respectively. See Operating Group Results below for further discussion.

Gross Profit—Gross profit was $1.1 billion (10.8% of revenue) for 2015, compared with $1.1 billion (10.4% of revenue) for 2014. Our 2015 results were unfavorably impacted relative to 2014 by approximately $73.0 million due to lower revenue volume resulting from foreign currency fluctuations associated with the strengthening of the U.S. Dollar, primarily within our Engineering & Construction operating group, as noted in the Revenue section above. The increase in gross profit percentage was primarily attributable to the impact of leveraging our operating costs during 2015, and 2014 being unfavorably impacted by a temporary underutilization of fabrication capacity within our Fabrication Services operating group.
Selling and Administrative Expense—Selling and administrative expense was $287.9 million (2.9% of revenue) for 2015, compared with $311.4 million (3.0% of revenue) for 2014. The decrease in absolute dollars and as a percentage of revenue for 2015 was primarily attributable to lower incentive plan costs (approximately $10.3 million) and our cost reduction initiatives.
Intangibles Amortization—Intangibles amortization was $19.6 million for 2015, compared with $26.9 million for 2014. The decrease for 2015 was primarily attributable to intangible assets that became fully amortized during the first quarter 2015 and the impairment of intangible assets in the third quarter 2015 resulting from the sale of our Nuclear Operations.
Equity Loss—Equity loss was $(7.7) million for 2015, compared with $(1.4) million for 2014 and was primarily associated with our unconsolidated equity method joint ventures within our Engineering & Construction operating group.
Loss on Net Assets Sold and Impairment of Intangible Assets and Goodwill—As a result of the sale of our Nuclear Operations discussed in Note 4 within Item 8, during 2015 we recorded a non-cash pre-tax charge of approximately $1.5 billion related to the impairment of goodwill ($453.1 million) and intangible assets ($79.1 million) and a loss on net assets sold ($973.7 million).
Other Operating Expense (Income), Net—Other operating expense (income), net, generally represents losses (gains) associated with the sale or disposition of property and equipment. For 2015, other operating expense (income), net, also included a foreign exchange loss of approximately $11.0 million associated with the re-measurement of certain non-U.S. Dollar denominated net assets.
Integration Related Costs—Integration related costs were $26.4 million for 2014 and primarily related to facility consolidations, including the associated accrued future lease costs for vacated facilities and unutilized capacity, personnel relocation and severance related costs, and systems integration costs.
(Loss) Income from Operations—Loss from operations was $(762.9) million (7.7% of revenue) for 2015, compared with income from operations of $703.5 million (6.9% of revenue) for 2014. The changes in absolute dollars and as a percentage of revenue were primarily attributable to the reasons noted above. The table below summarizes our results excluding the impact of the charge resulting from the sale of our Nuclear Operations for 2015 and integration related costs for 2014.

	Years Ended December 31,
	2015	% of Revenue	2014	% of Revenue
	(In thousands)
Excluding Charge and Integration related costs (1)	$742,917	7.5%	$729,839	7.1%
Charge related to sale of Nuclear Operations and Impairment(1)	(1,505,851)	(15.1)%	—	—%
Integration related costs (1)	—	—%	(26,356)	(0.3)%
(Loss) income from operations (1)	$(762,934)	(7.7)%	$703,483	6.9%

(1)	The break-out of 2015 and 2014 income (loss) from operations represents a non-GAAP financial disclosure, which we believe provides better comparability between our 2015 and 2014 results.
Excluding the impact of the charge for 2015 and integration related costs for 2014, income from operations was $742.9 million (7.5% of revenue) for 2015, compared with $729.8 million (7.1% of revenue) for 2014. See Operating Group Results below for further discussion.
Interest Expense and Interest Income—Interest expense was $7.7 million for 2015, compared with $5.7 million for 2014. Approximately $86.7 million and $77.9 million of interest expense for 2015 and 2014, respectively, has been classified within discontinued operations as a result of the requirement to use the proceeds from the sale of our discontinued Capital Services Operations and Technology Operations to repay our debt. The increase in total interest expense was the result of higher average revolving credit facility borrowings and additional long-term borrowings during 2015. Interest income was $7.0 million for 2015, compared with $7.2 million for 2014.
Income Tax Benefit (Expense)—Income tax benefit was $155.0 million (20.3% of pre-tax loss) for 2015, compared with income tax expense of $201.1 million (28.5% of pre-tax income) for 2014. The aforementioned $1.5 billion charge resulting from the sale of our Nuclear Operations resulted in a net tax benefit of $370.7 million for 2015. The net tax benefit on the charge reflects the non-deductibility of the goodwill impairment and the establishment of U.S. state valuation allowances. Excluding this net benefit, our income tax expense for 2015 was $215.7 million (29.1% of pre-tax income excluding the charge). Our 2015 tax rate benefited from earnings represented by noncontrolling interests (approximately 3.0%) and previously unrecognized tax benefits and other adjustments (approximately 4.0% combined). Our 2014 tax rate also benefited from earnings represented by noncontrolling interests (approximately 3.0%). Our 2015 tax rate increased relative to 2014 due to a greater proportion of our pre-tax income being earned in higher tax rate jurisdictions, primarily the U.S. (approximately 6.0%).
Net Income Attributable to Noncontrolling Interests—Noncontrolling interests are primarily associated with our large LNG mechanical erection project in the Asia Pacific region and certain operations in the U.S. and Middle East. Also included in 2014 was our large gas processing project in the Asia Pacific region. Net income attributable to noncontrolling interests was $74.5 million for 2015, compared with $92.5 million for 2014. The change compared to 2014 was commensurate with the level of applicable operating results for the aforementioned projects and operations.
Operating Group Results
Engineering & Construction
New Awards—New awards were $6.8 billion for 2015 (including approximately $1.4 billion related to our equity method joint ventures), compared with $10.2 billion for 2014. Significant new awards for 2015 included:

•	petrochemical facility projects in the U.S. (approximately $1.8 billion combined),

•
our pro-rata share of a $2.8 billion liquids ethylene cracker project and associated units in the Middle East (approximately $1.4 billion) that we are executing through an unconsolidated equity method joint venture arrangement,

•	scope increases for our LNG mechanical erection project in the Asia Pacific region (approximately $720.0 million),

•
our proportionate share of a $2.0 billion additional LNG train for an LNG export facility in the U.S. (approximately $675.0 million) that we are executing through a proportionately consolidated joint venture arrangement,

•	a gas turbine power project in the U.S. (approximately $600.0 million),

•	scope increases for our former large nuclear projects in the U.S. (approximately $480.0 million),

•	an ethylene storage facility in the U.S. (approximately $115.0 million),

•	a chemicals plant project in the U.S. (approximately $100.0 million), and

•	engineering and procurement services for a refinery project in Russia.
Significant awards for 2014 included our proportionate share of a $6.2 billion LNG export facility in the U.S. (approximately $3.1 billion) that we are executing through a proportionately consolidated joint venture arrangement; work scopes for our two U.S. LNG export facility projects (approximately $900.0 million combined) that we are executing through our proportionately consolidated joint venture arrangements; federal funding allocations for our mixed oxide fuel fabrication facility project in the U.S., and scope increases for our former large U.S. nuclear projects and cost-reimbursable refinery project in Colombia and LNG mechanical erection project in the Asia Pacific region (approximately $3.0 billion combined); two gas turbine power projects in the U.S. (approximately $850.0 million combined); structural, mechanical and piping construction work for an LNG project in the Asia Pacific region (approximately $625.0 million); engineering and procurement for a clean fuels project in the Middle East (approximately $370.0 million); and a demonstration plant for our NET Power venture.
Revenue—Revenue was $7.8 billion for 2015, representing an increase of $120.2 million (1.6%) compared with 2014. Our 2015 revenue was unfavorably impacted relative to 2014 by approximately $730.0 million due to foreign currency fluctuations associated with the strengthening of the U.S. Dollar against the Australian Dollar, British Pound, Canadian Dollar, Colombian Peso and Euro. Inclusive of the aforementioned foreign exchange impacts, our 2015 results primarily benefited from increased revenue on our LNG projects in the U.S. (approximately $1.0 billion) and former large U.S. nuclear projects (approximately $250.0 million), partly offset by net decreased revenue on our large cost-reimbursable LNG mechanical erection and gas processing projects in the Asia Pacific region and refinery project in Colombia (approximately $1.0 billion combined) and various other projects in Canada and Europe.
Approximately $2.1 billion of the operating group’s 2015 revenue was attributable to our former large U.S. nuclear projects, compared with approximately $1.8 billion for 2014. Approximately $2.1 billion of the operating group’s 2015 revenue was attributable to our large cost-reimbursable projects, compared with approximately $3.1 billion for 2014. Approximately $1.2 billion of the operating group’s 2015 revenue was attributable to our U.S. LNG export facility projects, compared with approximately $215.0 million for 2014.

(Loss) Income from Operations—Loss from operations was $(892.7) million (11.4% of revenue) for 2015, compared with income from operations of $499.0 million (6.5% of revenue) for 2014. As a result of the sale of our Nuclear Operations discussed in Note 4 within Item 8, our results were impacted by a non-cash charge of approximately $1.5 billion related to the impairment of goodwill ($453.1 million) and intangible assets ($79.1 million) and loss on net assets sold ($973.7 million). The table below summarizes our results excluding the impact of the charge.

	Years Ended December 31,
	2015	% of Revenue	2014	% of Revenue
	(In thousands)
Excluding Charge (1)	$613,180	7.8%	$498,983	6.5%
Charge related to sale of Nuclear Operations and Impairment (1)	(1,505,851)	(19.2)%	—	—%
(Loss) income from operations (1)	$(892,671)	(11.4)%	$498,983	6.5%

(1)	The break-out of 2015 income (loss) from operations represents a non-GAAP financial disclosure, which we believe provides better comparability with our 2014 results.
Excluding the impact of the charge, income from operations was $613.2 million (7.8% of revenue) for 2015. Our 2015 results were unfavorably impacted relative to 2014 by approximately $44.0 million due to lower revenue volume resulting from foreign currency fluctuations associated with the strengthening of the U.S. Dollar, as noted in the Revenue section above. Our 2015 results benefited during 2015 from a higher margin backlog mix and better overhead recoveries, and benefited by approximately $28.0 million from the net impact of cost increases on our two former U.S. nuclear projects and the percent complete benefit of increases in project price on both projects related to contractual entitlements from our customers and consortium partner and an increase in claim recoveries on our South Carolina nuclear project related to the aforementioned and previously forecasted cost increases.
During 2014, we experienced increases in forecast cost on our two former U.S. nuclear projects related primarily to extensions of schedule resulting from regulatory and design changes. Project price for the nuclear projects was increased by a comparable amount based on our contractual entitlements, which provide for our customers and consortium partner to reimburse us for such costs. The aforementioned did not result in a significant net change in estimated margins on the projects; however, the percent complete dilutive effect of the changes was a reduction to our 2014 income from operations of approximately $34.0 million. In addition, during 2014 we experienced increases in forecast cost on our South Carolina nuclear project resulting from regulatory and design changes, and increased project price by approximately $373.0 million for unapproved change orders and claims related to these and previous forecast cost increases. This resulted in a benefit to our 2014 income from operations of approximately $24.0 million. The net impact of the aforementioned changes on the nuclear projects was a reduction to our 2014 income from operations of approximately $10.0 million.
Fabrication Services
New Awards—New awards were $2.8 billion for 2015, compared with $1.9 billion for 2014. Significant new awards for 2015 included engineering and fabrication for low-temperature tanks in the U.S. (approximately $300.0 million); scope increases for our former large nuclear projects in the U.S. (approximately $250.0 million); engineering and fabrication for a hydrotreater in the U.S. (approximately $95.0 million); engineering, procurement, fabrication and erection for storage spheres in the U.S. (approximately $70.0 million); storage tanks for a clean fuels project in the Middle East (approximately $60.0 million); an oil sands project in Canada (approximately $50.0 million); pipe fabrication for a petrochemical project in the U.S. (approximately $40.0 million); and work scopes for our U.S. LNG export facility projects that we are executing through our proportionately consolidated joint venture arrangements.
Significant new awards for 2014 included work scopes we will perform for one of the aforementioned U.S. LNG export facility projects (approximately $140.0 million) that we are executing through a proportionately consolidated joint venture; pipe fabrication for a propane dehydrogenation unit in the U.S. (approximately $100.0 million); petroleum storage tank projects in the Middle East (approximately $90.0 million) and the U.S. (approximately $49.0 million); storage spheres in the Middle East (approximately $60.0 million); an ammonia storage tank project in the U.S. (approximately $40.0 million); and various other storage tank and pipe fabrication awards throughout the world.
Revenue—Revenue was $2.1 billion for 2015, representing a decrease of $440.4 million (17.2%) compared with 2014. Our 2015 revenue was unfavorably impacted relative to 2014 by approximately $140.0 million due to foreign currency fluctuations associated with the strengthening of the U.S. Dollar against the Australian Dollar and Canadian Dollar. Inclusive of the aforementioned foreign exchange impacts, our 2015 results were impacted by lower storage tank work in the Asia Pacific region (approximately $440.0 million).

Income from Operations—Income from operations was $129.7 million (6.1% of revenue) for 2015, compared with $230.9 million (9.0% of revenue) for 2014. Our 2015 results were impacted by lower revenue volume, a lower margin mix, net cost increases on various projects in the U.S. (approximately $30.0 million combined), and a foreign exchange loss (approximately $11.0 million) associated with the re-measurement of certain non-U.S. Dollar denominated net assets during 2015. Our 2014 results were impacted by a temporary underutilization of our pipe fabrication capacity due to customer delays (approximately $28.0 million) in the first half of 2014, and cost increases on a pipe fabrication project (approximately $24.0 million) sold in 2010 that was on hold until 2014, offset by savings on a project in the Asia Pacific region and a higher margin mix on the remaining portion of our backlog.
Discontinued Capital Services Operations
New Awards—New awards were $2.9 billion for 2015, compared with $3.4 billion for 2014. Significant new awards for 2015 included power plant and refinery maintenance services in the U.S. and Canada (approximately $910.0 million combined); power plant maintenance and modification services in the U.S. (approximately $200.0 million); scope increases on a chemical expansion project in the U.S. (approximately $200.0 million); refinery maintenance services in South America (approximately $120.0 million); world-wide military installation fuel services for the U.S. Federal Government (approximately $100.0 million); power plant operations and maintenance services in the U.S. (approximately $100.0 million); long-term specialty chemical maintenance services at multiple facilities in the U.S. (approximately $100.0 million); work for the Rapid Disaster Infrastructure Response Program of the U.S. Army Corps of Engineers (approximately $60.0 million); chemical plant operations and maintenance work in the U.S. (approximately $60.0 million); coking unit services in Canada (approximately $50.0 million); and site construction for a hydrotreater in the U.S. (approximately $45.0 million).
Significant new awards for 2014 included power plant services in the U.S. (approximately $800.0 million); power and petrochemical facility maintenance work in the U.S. (approximately $210.0 million combined); the extension of an environmental remediation services project in the U.S. (approximately $150.0 million); power facility modification work in the U.S. (approximately $120.0 million); chemical plant services the U.S. (approximately $110.0 million); an earthworks and soil stabilization project in the U.S. (approximately $100.0 million); fossil power facility maintenance and modification work in the U.S. (approximately $100.0 million); hydrocracker services in Europe (approximately $90.0 million); refinery maintenance and industrial services in the U.S. (approximately $65.0 million); environmental monitoring services in the U.S. (approximately $60.0 million); a support services project for the U.S. EPA; oversight of decommissioning and demolition at a DOE facility; scope increases on base operations support contracts; and increased environmental remediation work at DOD facilities.
Revenue—Revenue was $2.4 billion for 2015, representing an increase of $168.5 million (7.6%) compared with 2014. Our 2015 revenue primarily benefited from increased plant maintenance and chemical plant services revenue in the U.S.
Income from Operations—Income from operations was $89.5 million (3.8% of revenue) for 2015, compared with $92.2 million (4.2% of revenue) for 2014. The decrease as a percentage of revenue was primarily due to a lower margin mix of work and reserves established during 2015 for two uncollectible receivables (approximately $7.0 million), partly offset by higher revenue volume and continuing benefits from previously implemented cost reduction initiatives.
Discontinued Technology Operations
New Awards—New awards were $1.0 billion for 2015 (including $226.0 million related to our equity method joint ventures), compared with $951.5 million for 2014. Significant new awards for 2015 included refining and petrochemical catalysts in North America and Africa and hydroprocessing licensing in the Asia Pacific region (approximately $100.0 million), engineered products for a refinery in Russia (approximately $93.0 million) and work scopes for the aforementioned liquid ethylene cracker project in the Middle East for our Engineering & Construction operating group. Significant new awards for 2014 included ethylene heaters in Malaysia and Turkmenistan (approximately $270.0 million, combined), engineered products for a refinery in the Middle East (approximately $50.0 million), refining and petrochemical catalysts and petrochemical licensing throughout the world. New awards for 2014 exclude amounts related to our unconsolidated equity method CLG joint venture, which recorded significant new awards during 2014, including hydroprocessing licensing in the Middle East (approximately $100.0 million).
Revenue—Revenue was $779.7 million for 2015, representing an increase of $161.6 million (26.1%) compared with 2014. Our 2015 results benefited from increased engineered products activity (approximately $152.0 million) and higher catalyst volume.
Income from Operations—Income from operations was $248.3 million (31.9% of revenue) for 2015, compared with $187.0 million (30.2% of revenue) for 2014. Our 2015 results benefited from higher engineered products revenue volume and a gain (approximately $7.5 million) associated with the contribution of a technology to our unconsolidated CLG joint venture during 2015, partly offset by lower equity earnings (approximately $3.5 million).

LIQUIDITY AND CAPITAL RESOURCES
General
Cash and Cash Equivalents—At December 31, 2016, our cash and cash equivalents were $490.7 million, and were maintained in local accounts throughout the world, substantially all of which were maintained outside The Netherlands, our country of domicile. With the exception of $328.4 million of cash and cash equivalents within our variable interest entities (“VIEs”) associated with our partnering arrangements, which is generally only available for use in our operating activities when distributed to the partners, we are not aware of any material restrictions on our cash and cash equivalents.
With respect to tax consequences associated with repatriating our foreign earnings, distributions from our EU subsidiaries to their Netherlands parent companies are not subject to taxation. Further, for our non-EU companies and their subsidiaries and our U.S. companies, to the extent taxes apply, the amount of permanently reinvested earnings becomes taxable upon repatriation of assets from the subsidiary or liquidation of the subsidiary. We have accrued taxes on undistributed earnings that we intend to repatriate and we intend to permanently reinvest the remaining undistributed earnings in their respective businesses, and accordingly, have accrued no taxes on such amounts.
Summary of Cash Flow Activity
Operating Activities—During 2016, net cash provided by operating activities was $654.5 million (including approximately $228.9 million related to our discontinued Capital Services Operations and Technology Operations), primarily resulting from cash generated from earnings (excluding the aforementioned $655.0 million non-cash goodwill impairment charge related to our discontinued Capital Services Operations and the non-cash impact of the aforementioned $148.1 million Transaction Receivable reserve), and a net change of $282.1 million in our accounts receivable, inventory, accounts payable and net contracts in progress account balances (collectively “Contract Capital”), partly offset by a net increase of $229.1 million in our other current and non-current assets. The components of our net Contract Capital balances for our continuing operations at December 31, 2016 and 2015, and changes for our consolidated operations (including our discontinued operations) during 2016, were as follows:

	Continuing Operations			Technology (2)	Capital Services (2)	Consolidated
	December 31,
	2016	2015	Change	Change	Change	Change
	(In thousands)
Total billings in excess of costs and estimated earnings (1)	$(1,218,824)	$(1,589,328)	$370,504	$100,971	$13,301	$484,776
Total costs and estimated earnings in excess of billings (1)	330,432	431,042	(100,610)	(11,952)	(11,728)	(124,290)
Contracts in Progress, net	(888,392)	(1,158,286)	269,894	89,019	1,573	360,486
Accounts receivable, net	401,872	943,123	(541,251)	(27,267)	(35,040)	(603,558)
Inventory	173,817	258,128	(84,311)	(10,742)	(475)	(95,528)
Accounts payable	(864,632)	(976,540)	111,908	(27,263)	(28,144)	56,501
Contract Capital, net	$(1,177,335)	$(933,575)	$(243,760)	$23,747	$(62,086)	$(282,099)

(1)
Represents our cash position relative to revenue recognized on projects, with (i) billings in excess of costs and estimated earnings representing a liability reflective of future cash expenditures and non-cash earnings, and (ii) costs and estimated earnings in excess of billings representing an asset reflective of future cash receipts.

(2)
Our Statement of Cash Flows reflects changes in Contract Capital balances (and all balance sheet components) for the discontinued Technology Operations and Capital Services Operations during 2016 on a non-discontinued operations basis.

Fluctuations in our Contract Capital balance, and its components, are not unusual in our business and are impacted by the size of our projects and changing mix of cost-reimbursable versus fixed-price backlog. Our cost-reimbursable projects tend to have a greater working capital requirement (“costs and estimated earnings in excess of billings”), while our fixed-price projects are generally structured to be cash flow positive (“billings in excess of costs and estimated earnings”). Our Contract Capital is particularly impacted by the timing of new awards and related payments in advance of performing work, and the achievement of billing milestones on backlog as we complete certain phases of work. Contract Capital is also impacted at period-end by the timing of accounts receivable collections and accounts payable payments for our large projects.
The $282.1 million decrease in our Contract Capital (including approximately $38.3 million related to our discontinued Capital Services Operations and Technology Operations) was primarily due to a net decrease in contracts in progress and accounts receivable and a decrease in inventory, partly offset by a decrease in accounts payable. The net decrease in contracts in progress and accounts receivable was primarily due to a change in the classification of receivables (approximately $231.0 million) from accounts receivable, net, to other non-current assets, for one of our completed large cost reimbursable projects, as we do not anticipate collection within the next year. The accounts receivable balance for the project was approximately $231.0 million and $106.0 million at December 31, 2016 and 2015, respectively. The decrease in inventory is related to our fabrication projects and the timing of awards. Our net cash provided by operating activities, combined with payments in advance of performing work for our unconsolidated equity method joint ventures, which are reflected in financing activities because the joint ventures are not consolidated, totaled approximately $801.5 million during 2016.
Although we anticipate future quarterly variability in our operating cash flows due to ongoing fluctuations in our Contract Capital balance, we expect cash flows from operating activities to approximate earnings for 2017, and we believe our anticipated future operating cash flows and capacity under our revolving and other credit facilities will be sufficient to finance our capital expenditures, settle our commitments and contingencies and address our working capital needs for the foreseeable future.
Investing Activities—During 2016, net cash used in investing activities was $169.3 million, primarily related to capital expenditures of $52.5 million, net advances of $49.8 million to our venture partners by our proportionately consolidated ventures (see Notes 8 and 9 within Item 8 for further discussion) and other investments of $71.8 million. We will continue to evaluate and selectively pursue other opportunities for additional expansion of our business through the acquisition of complementary businesses and technologies. These acquisitions may involve the use of cash or may require further debt or equity financing.
Financing Activities—During 2016, net cash used in financing activities was $482.2 million, primarily related to net revolving facility and other short-term repayments of $245.5 million, share repurchases totaling $206.6 million (5.8 million shares at an average price of $35.79 per share), including $198.2 million to purchase 5.5 million shares of our outstanding common stock and $8.4 million to repurchase 0.3 million shares associated with stock-based compensation-related withholding taxes on taxable share distributions, repayments on our long-term debt of $150.0 million, distributions to our noncontrolling interest partners of $74.3 million and dividends paid to our shareholders of $28.7 million. These cash outflows were partly offset by net advances from our equity method and proportionately consolidated ventures of $206.6 million (see Notes 8 and 9 within Item 8 for further discussion) and cash proceeds from the issuance of shares associated with our stock plans of $16.3 million.
Effect of Exchange Rate Changes on Cash and Cash Equivalents—During 2016, our cash and cash equivalents balance decreased by $48.1 million due to the impact of changes in functional currency exchange rates against the U.S. Dollar for non-U.S. Dollar cash balances, primarily for net changes in the Australian Dollar, British Pound and Euro exchange rates. The net unrealized loss on our cash and cash equivalents resulting from these exchange rate movements is reflected in the cumulative translation adjustment component of other comprehensive income (loss) (“OCI”). Our cash and cash equivalents held in non-U.S. Dollar currencies are used primarily for project-related and other operating expenditures in those currencies, and therefore, our exposure to realized exchange gains and losses is not anticipated to be material.
Credit Facilities and Debt
General—Our primary internal source of liquidity is cash flow generated from operations. Capacity under our revolving credit and other facilities discussed below is also available, if necessary, to fund operating or investing activities and provide necessary letters of credit. Letters of credit are generally issued to customers in the ordinary course of business to support advance payments and performance guarantees, in lieu of retention on our contracts, or in certain cases, are issued in support of our insurance programs.
Committed Facilities—We have a five-year, $1.35 billion, committed and unsecured revolving facility (the “Revolving Facility”) with Bank of America N.A. (“BofA”), as administrative agent, and BNP Paribas Securities Corp., BBVA Compass, Credit Agricole Corporate and Investment Bank (“Credit Agricole”) and TD Securities, each as syndication agents, which expires in October 2018. The Revolving Facility has a $270.0 million financial letter of credit sublimit and has financial and restrictive covenants described further below. The Revolving Facility also includes customary restrictions regarding subsidiary indebtedness, sales of assets, liens, investments, type of business conducted, and mergers and acquisitions, and includes a limitation for dividend payments and share repurchases, among other restrictions. In addition to interest on debt borrowings, we are assessed quarterly commitment fees on the unutilized portion of the facility as well as letter of credit fees on outstanding instruments. The interest, commitment fee, and letter of credit fee percentages are based upon our quarterly leverage ratio. In the event we borrow funds under the facility, interest is assessed at either prime plus an applicable floating margin (3.75% and 1.00%, respectively at December 31, 2016), or LIBOR plus an applicable floating margin (0.77% and 2.00%, respectively at December 31, 2016). At December 31, 2016, we had $100.0 million of outstanding borrowings under the facility and $78.3 million of outstanding letters of credit under the facility (including $4.7 million associated with our discontinued Technology Operations and none of which were financial letters of credit), providing $1.2 billion of available capacity. During 2016, our weighted average interest rate on borrowings under the facility was approximately 2.3%, inclusive of the applicable floating margin.
We have a five-year, $800.0 million, committed and unsecured revolving credit facility (the “Second Revolving Facility”) with BofA, as administrative agent, and BNP Paribas Securities Corp., BBVA Compass, Credit Agricole and Bank of Tokyo Mitsubishi UFJ, each as syndication agents, which expires in July 2020. The Second Revolving Facility supplements our Revolving Facility, has a $50.0 million financial letter of credit sublimit and has financial and restrictive covenants described further below. In addition to interest on debt borrowings, we are assessed quarterly commitment fees on the unutilized portion of the facility as well as letter of credit fees on outstanding instruments. The interest, commitment fee, and letter of credit fee percentages are based upon our quarterly leverage ratio. In the event we borrow funds under the facility, interest is assessed at either prime plus an applicable floating margin (3.75% and 1.00%, respectively at December 31, 2016), or LIBOR plus an applicable floating margin (0.77% and 2.00%, respectively at December 31, 2016). At December 31, 2016, we had $157.5 million of outstanding borrowings and $7.6 million of outstanding letters of credit under the facility (including $4.8 million associated with our discontinued Technology Operations and including $2.8 million of financial letters of credit), providing $634.9 million of available capacity. During 2016, our weighted average interest rate on borrowings under the facility was approximately 4.3%, inclusive of the applicable floating margin.
Uncommitted Facilities—We also have various short-term, uncommitted letter of credit and borrowing facilities (the “Uncommitted Facilities”) across several geographic regions of approximately $4.6 billion, of which $563.0 million may be utilized for borrowings. At December 31, 2016, we had $150.0 million of outstanding borrowings and $1.6 billion of outstanding letters of credit under these facilities (including $25.0 million associated with our discontinued Capital Services Operations and $69.1 million associated with our discontinued Technology Operations), providing $2.8 billion of available capacity, of which $413.0 million may be utilized for borrowings. During 2016, our weighted average interest rate on borrowings under the facilities was approximately 1.6%.
Term Loans—At December 31, 2016, we had $300.0 million outstanding on a four-year, $1.0 billion unsecured term loan (the “Term Loan”) with BofA as administrative agent. Interest and principal under the Term Loan is payable quarterly in arrears and bears interest at LIBOR plus an applicable floating margin (0.77% and 2.00%, respectively at December 31, 2016). However, we continue to utilize an interest rate swap to hedge against $290.4 million of the outstanding Term Loan, which resulted in a weighted average interest rate of approximately 2.3% during 2016, inclusive of the applicable floating margin. The balance of the Term Loan was paid February 13, 2017. The Term Loan has financial and restrictive covenants described further below.
At December 31, 2016, we had $500.0 million outstanding on a five-year, $500.0 million unsecured term loan (the “Second Term Loan”) with BofA as administrative agent. Interest and principal under the Second Term Loan is payable quarterly in arrears beginning in June 2017 and bears interest at LIBOR plus an applicable floating margin (rates are equivalent to the Term Loan). During 2016, our weighted average interest rate on the Second Term Loan was approximately 2.3%, inclusive of the applicable floating margin. Future annual maturities for the Second Term Loan are $56.3 million, $75.0 million, $75.0 million and $293.8 million for 2017, 2018, 2019, and 2020, respectively. The Second Term Loan has financial and restrictive covenants described further below.
Senior Notes—We have a series of senior notes totaling $800.0 million in the aggregate (the “Senior Notes”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Credit Agricole, as administrative agents. The Senior Notes have financial and restrictive covenants described further below. The Senior Notes include Series A through D, which contain the following terms:

•	Series A—Interest due semi-annually at a fixed rate of 4.15%, with principal of $150.0 million due in December 2017

•	Series B—Interest due semi-annually at a fixed rate of 4.57%, with principal of $225.0 million due in December 2019

•	Series C—Interest due semi-annually at a fixed rate of 5.15%, with principal of $275.0 million due in December 2022

•	Series D—Interest due semi-annually at a fixed rate of 5.30%, with principal of $150.0 million due in December 2024
We have senior notes totaling $200.0 million (the “Second Senior Notes”) with BofA as administrative agent. Interest is due semi-annually at a fixed rate of 4.53%, with principal of $200.0 million due in July 2025. The Second Senior Notes have financial and restrictive covenants described further below.
Compliance and Other—On February 24, 2017, and effective for the period ended December 31, 2016, we amended our Revolving Facility, Second Revolving Facility, Second Term Loan, Senior Notes and Second Senior Notes. The amendments adjusted our maximum leverage ratio from 3.00 to 3.50 and our minimum net worth from $1.7 billion to $1.2 billion. Our maximum leverage ratio will decrease to 3.00 on December 31, 2017, or 45 days subsequent to the closing of the sale of our Capital Services operating group (the “Closing Date”) as described in Note 5 within Item 8, if earlier. Our required fixed charge ratio remained at 1.75. The amendments also reduce our Revolving Facility from $1.4 billion to $1.2 billion at the Closing Date. Our amended restrictive covenants continue to include a twelve-month limitation of $250.0 million for dividend payments and share repurchases if our leverage ratio exceeds 1.50 (unlimited if our leverage ratio is equal to or below 1.50);

however, share repurchases and acquisitions are not allowed if our leverage ratio exceeds 3.00. The amendments to our Senior Notes and Second Senior Notes also include other provisions relating to maintaining our leverage ratio and credit profile.
At December 31, 2016, we were in compliance with all our amended financial and restrictive covenants with a leverage ratio of 3.10, a fixed charge coverage ratio of 3.61, and net worth of $1.4 billion. Future compliance with our lending facilities could be impacted by circumstances or conditions beyond our control, including, but not limited to, the delay or cancellation of projects, decreased profitability on our projects, changes in currency exchange or interest rates, performance of pension plan assets, or changes in actuarial assumptions. Further, we could be impacted if our customers experience a material change in their ability to pay us or if the banks associated with our lending facilities were to cease or reduce operations, or if there is a full or partial break-up of the EU or its currency, the Euro.
During 2016, maximum outstanding borrowings under our revolving credit and other facilities were approximately $1.4 billion. In addition to providing letters of credit, we also issue surety bonds in the ordinary course of business to support our contract performance. At December 31, 2016, we had $826.4 million of outstanding surety bonds (including $393.3 million associated with our discontinued Capital Services Operations and $4.4 million associated with our discontinued Technology Operations). Capitalized interest was insignificant for 2016, 2015 and 2014.
Other
Contractual Obligations—At December 31, 2016, our contractual obligations were as follows:

	Payments Due by Period
(In thousands)	Total	Less than 1 Year	1-3 Years	3-5 Years	After 5 Years
Senior Notes (1)	$984,360	$188,413	$289,447	$44,225	$462,275
Second Senior Notes (2)	277,765	9,060	18,120	18,120	232,465
Term Loan (3)	300,941	300,941	—	—	—
Second Term Loan (4)	538,505	69,711	170,948	297,846	—
Operating leases (5)	279,998	56,948	80,518	52,771	89,761
Information technology (“IT”) obligations (6)	41,433	28,400	13,033	—	—
Self-insurance obligations (7)	16,206	16,206	—	—	—
Pension funding obligations (8)	15,863	15,863	—	—	—
Postretirement benefit funding obligations (8)	2,476	2,476	—	—	—
Purchase obligations (9)	—	—	—	—	—
Unrecognized tax benefits (10)	—	—	—	—	—
Total contractual obligations	$2,457,547	$688,018	$572,066	$412,962	$784,501

(1)	Includes interest accruing on our $800.0 million Senior Notes at a weighted average fixed rate of 4.83%.

(2)	Includes interest accruing on our $200.0 million Second Senior Notes at a fixed rate of 4.53%.

(3)	Includes interest accruing on the remaining $300.0 million of our $1.0 billion Term Loan at a rate of 2.63%, inclusive of our interest rate swap.

(4)	Includes interest accruing on our $500.0 million Second Term Loan at a rate of 2.77%.

(5)	Includes approximately $0.3 million of minimum lease payments that are contractually recoverable through our cost-reimbursable projects.

(6)	Represents commitments for IT technical support and software maintenance contracts.

(7)	Represents expected 2017 payments associated with our self-insurance programs. Payments beyond one year have not been included as amounts are not determinable.

(8)	Represents expected 2017 contributions to fund our defined benefit pension and other postretirement plans. Contributions beyond one year have not been included as amounts are not determinable.

(9)
In the ordinary course of business, we enter into commitments (which are expected to be recovered from our customers) for the purchase of materials and supplies on our projects. We do not enter into long-term purchase commitments on a speculative basis for fixed or minimum quantities.

(10)	Payments for income tax reserves of $14.2 million are not included as the timing of specific tax payments is not determinable.
Other—We believe our cash on hand, cash flow from operations, amounts available under our Revolving Facility and Second Revolving Facility (collectively, “Committed Facilities”) and Uncommitted Facilities, and other external sources of liquidity, such as the issuance of debt and equity instruments, will be sufficient to finance our capital expenditures, settle our commitments and contingencies (as more fully described in Note 13 within Item 8) and address our working capital needs for the foreseeable future. However, there can be no assurance that such funding will continue to be available, as our ability to generate cash flows from operations, our ability to access funding under our Committed Facilities and Uncommitted Facilities at reasonable terms, and our ability to comply with financial and restrictive covenants may be impacted by a variety of business, economic, legislative, financial and other factors, which may be outside of our control.
Additionally, while we currently have significant uncommitted bonding facilities, primarily to support various commercial provisions in our contracts, a termination or reduction of these bonding facilities could result in the utilization of letters of credit in lieu of performance bonds, thereby reducing the available capacity under the Committed Facilities. Although we do not anticipate a reduction or termination of the bonding facilities, there can be no assurance that such facilities will continue to be available at reasonable terms to service our ordinary course obligations.
A portion of our pension plans’ assets are invested in EU government securities, which could be impacted by economic turmoil in Europe or a full or partial break-up of the EU or its currency, the Euro. However, given the long-term nature of pension funding requirements, in the event any of our pension plans (including those with investments in EU government securities) become materially underfunded from a decline in value of our plan assets, we believe our cash on hand and amounts available under our existing Committed Facilities and Uncommitted Facilities would be sufficient to fund any increases in future contribution requirements. See Note 12 within Item 8 for further discussion of our pension plan assets.
We are a defendant in a number of lawsuits arising in the normal course of business and we have in place appropriate insurance coverage for the type of work that we perform. As a matter of standard policy, we review our litigation accrual quarterly and as further information is known on pending cases, increases or decreases, as appropriate, may be recorded. See Note 13 within Item 8 for a discussion of pending litigation.
OFF-BALANCE SHEET ARRANGEMENTS
We use operating leases for facilities and equipment when they make economic sense, including sale-leaseback arrangements. Our sale-leaseback arrangements are not material to our Financial Statements, and we have no other significant off-balance sheet arrangements.
NEW ACCOUNTING STANDARDS
See the applicable section of Note 2 within Item 8 for a discussion of new accounting standards.
CRITICAL ACCOUNTING ESTIMATES
The discussion and analysis of our financial condition and results of operations are based upon our Financial Statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these Financial Statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. We continually evaluate our estimates based upon historical experience and various other assumptions that we believe to be reasonable under the circumstances. Our management has discussed the development and selection of our critical accounting estimates with the Audit Committee of our Supervisory Board. Actual results may differ from these estimates under different assumptions or conditions. We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our Financial Statements.
Revenue Recognition
Our revenue is primarily derived from long-term contracts and is generally recognized using the percentage of completion (“POC”) method, primarily based on the percentage that actual costs-to-date bear to total estimated costs to complete each contract. We follow the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Revenue Recognition Topic 605-35 for accounting policies relating to our use of the POC method, estimating costs, and revenue recognition, including the recognition of incentive fees, unapproved change orders and claims, and combining and segmenting contracts. We primarily utilize the cost-to-cost approach to estimate POC as we believe this method is less subjective than relying on assessments of physical progress. Under the cost-to-cost approach, the use of estimated costs to complete each contract is a significant variable in the process of determining recognized revenue and is a significant factor in the accounting for contracts. Significant estimates that impact the cost to complete each contract are costs of engineering, materials, components, equipment, labor and subcontracts; labor productivity; schedule durations, including subcontractor or supplier progress; liquidated damages; contract disputes, including claims; achievement of contractual performance requirements; and contingency, among others. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known, including, to the extent required, the reversal of profit recognized in prior periods and the recognition of losses expected to be incurred on contracts in progress. Due to the various estimates inherent in our contract accounting, actual results could differ from those estimates. See Note 17 within Item 8 for discussion of projects with significant changes in estimated margins during 2016, 2015 and 2014.
Our long-term contracts are awarded on a competitively bid and negotiated basis and the timing of revenue recognition may be impacted by the terms of such contracts. We use a range of contracting options, including cost-reimbursable, fixed-price and hybrid, which has both cost-reimbursable and fixed-price characteristics. Fixed-price contracts, and hybrid contracts with a more significant fixed-price component, tend to provide us with greater control over project schedule and the timing of when work is performed and costs are incurred, and accordingly, when revenue is recognized. Cost-reimbursable contracts, and hybrid contracts with a more significant cost-reimbursable component, generally provide our customers with greater influence over the timing of when we perform our work, and accordingly, such contracts often result in less predictability with respect to the timing of revenue recognition. Contract revenue for our long-term contracts recognized under the POC method reflects the original contract price adjusted for approved change orders and estimated recoveries for incentive fees, unapproved change orders and claims. We recognize revenue associated with incentive fees when the value can be reliably estimated and recovery is probable. We recognize revenue associated with unapproved change orders and claims to the extent the related costs have been incurred, the value can be reliably estimated and recovery is probable. Our recorded incentive fees, unapproved change orders and claims reflect our best estimate of recovery amounts; however, the ultimate resolution and amounts received could differ from these estimates. See Note 17 within Item 8 for additional discussion of our recorded unapproved change orders, claims and incentives.
With respect to our EPC services, our contracts are not segmented between types of services, such as engineering and construction, if each of the EPC components is negotiated concurrently or if the pricing of any such services is subject to the ultimate negotiation and agreement of the entire EPC contract. However, an EPC contract including technology or fabrication services may be segmented if we satisfy the segmenting criteria in ASC 605-35. Revenue recorded in these situations is based on our prices and terms for similar services to third party customers. Segmenting a contract may result in different interim rates of profitability for each scope of service than if we had recognized revenue without segmenting. In some instances, we may combine contracts that are entered into in multiple phases, but are interdependent and include pricing considerations by us and the customer that are impacted by all phases of the project. Otherwise, if each phase is independent of the other and pricing considerations do not give effect to another phase, the contracts will not be combined.
Cost of revenue for our long-term contracts includes direct contract costs, such as materials and labor, and indirect costs that are attributable to contract activity. The timing of when we bill our customers is generally dependent upon advance billing terms, milestone billings based on the completion of certain phases of the work, or when services are provided. Projects with costs and estimated earnings recognized to date in excess of cumulative billings is reported on the Balance Sheet as costs and estimated earnings in excess of billings. Projects with cumulative billings in excess of costs and estimated earnings recognized to date is reported on the Balance Sheet as billings in excess of costs and estimated earnings. Any uncollected billed amounts, including contract retentions, are reported as accounts receivable.
Revenue for our service contracts that do not satisfy the criteria for revenue recognition under the POC method is recorded at the time services are performed. Revenue associated with incentive fees for these contracts is recognized when earned. Unbilled receivables for our service contracts are recorded within accounts receivable.
Revenue for our pipe and steel fabrication and catalyst manufacturing contracts that are independent of an EPC contract, or for which we satisfy the segmentation criteria discussed above, is recognized upon shipment of the fabricated or manufactured units. During the fabrication or manufacturing process, all related direct and allocable indirect costs are capitalized as work in process inventory and such costs are recorded as cost of revenue at the time of shipment.
Goodwill
Goodwill Summary and Reporting Units—At December 31, 2016, our goodwill balance was $2.3 billion. Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually at a reporting unit level, absent any indicators of impairment or when other actions require an impairment assessment (such as a change in reporting units). We perform our annual impairment assessment during the fourth quarter of each year based upon balances as of October 1. At October 1, 2016 and prior to the recognition of our Capital Services Operations and Technology Operations as discontinued operations (discussed below), we had the following five reporting units within our four operating groups:

•	Engineering & Construction—Our Engineering & Construction operating group represented a reporting unit.

•
Fabrication Services—Our Fabrication Services operating group represented a reporting unit. As of December 31, 2015, Fabrication Services included three reporting units: Steel Plate Structures, Fabrication & Manufacturing, and Engineered Products. However, during the third quarter 2016, our Steel Plate Structures, Fabrication & Manufacturing

and Engineered Products Operations were integrated and operationally combined. As a result, we reevaluated our reporting units within the Fabrication Services operating group and determined that the Fabrication Services operating group represented a single reporting unit subsequent to the reorganization. In conjunction with the reorganization of our Fabrication Services operating group and change in reporting units, we performed a quantitative assessment of goodwill for each of the reporting units immediately before the change in reporting units, and for the new Fabrication Services reporting unit. Based on these quantitative assessments, the fair value of each of the reporting units exceeded their respective net book values, and accordingly, no impairment charge was necessary as a result of the change in reporting units. Our Engineered Products Operations were included within our Technology Operations and classified as a discontinued operation in the third quarter 2017 (discussed below).

•
Technology—Our Technology operating group represented a reporting unit. This reporting unit was included within our Technology Operations and classified as a discontinued operation in the third quarter 2017 (discussed below).

•
Capital Services—Our Capital Services operating group included two reporting units: Facilities & Plant Services and Federal Services. These reporting units were included within our Capital Services Operations and classified as a discontinued operation in the first quarter 2017 (discussed below).

As a result of the aforementioned, the reporting units of our continuing operations represent our Engineering & Construction operating group and our Fabrication Services operating group (excluding our discontinued Engineered Products Operations).
Annual Impairment Assessment—During the fourth quarter 2016, we performed a quantitative assessment of goodwill for each of the aforementioned reporting units as of October 1, 2016. Based on these quantitative assessments, the fair value of our Engineering & Construction, Fabrication Services and Technology reporting units each substantially exceeded their respective net book values, and accordingly, no impairment charge was necessary as a result of our annual impairment assessments. However, we determined that the net book value of the Facilities & Plant Services and Federal Services reporting units each exceeded their respective fair values, indicating that the carrying value of their goodwill was impaired. Our fair value determination for the Facilities & Plant Services and Federal Services reporting units gave consideration to a market indicator of fair value for the reporting units (discussed in Note 19 within Item 8). As a result of the aforementioned, we recorded a goodwill impairment charge of $655.0 million for these reporting units ($581.9 million for Facilities & Plant Services and $73.1 million for Federal Services). Accordingly, at December 31, 2016, the adjusted carrying value of goodwill for the Facilities & Plant Services and Federal Services reporting units was approximately $112.9 million and $116.7 million, respectively. The amount of goodwill impairment charge was determined by comparing the carrying value of each reporting unit’s goodwill to their respective implied fair values. The fair values of the Facilities & Plant Services and Federal Services reporting units approximated their respective net book values subsequent to the goodwill impairments. If, based on future assessments our goodwill is deemed to be impaired, the impairment would result in a charge to earnings in the period of impairment. There can be no assurance that future goodwill impairment tests will not result in charges to earnings.
Discontinued Operations—During the first quarter 2017, we classified our Capital Services Operations as a discontinued operation (discussed in Note 2 and Note 5 within Item 8). Our Capital Services Operations are primarily comprised of our former Capital Services operating group, which included our Facilities & Plant Services and Federal Services reporting units. As a result of the classification of our Capital Services operating group within discontinued operations, all of its goodwill (approximately $229.6 million, after the aforementioned $655.0 million impairment) was allocated to our Capital Services Operations.
During the third quarter 2017, we classified our Technology Operations as a discontinued operation (discussed in Note 2 and Note 5 within item 8). Our Technology Operations are primarily comprised of our former Technology operating group and reporting unit and our Engineered Products Operations, representing a portion of our Fabrication Services operating group and reporting unit. As a result of the classification of our Technology reporting unit as a part of our Technology Operations within discontinued operations, all of its goodwill (approximately $297.0 million) was allocated to our Technology Operations. Further, as a result of the classification of our Engineered Products Operations as part of our Technology Operations within discontinued operations, we allocated a portion of the Fabrication Services reporting unit's goodwill (approximately $200.0 million) to our Technology Operations. The allocation was based on the relative fair values of the Engineered Products Operations and remaining Fabrication Services reporting unit after removal of the Engineered Products Operations.
The fair value of the Engineered Products Operations was determined on a basis consistent with the basis used for our annual impairment assessment (discussed in Note 2 within item 8) and gave consideration to a market indicator of fair value for the Technology Operations. The fair value of the remaining Fabrication Services reporting unit was also determined on a basis consistent with the basis used for our annual impairment assessment. Based on the aforementioned, the fair value of the remaining Fabrication Services reporting unit continued to substantially exceed its net book value, and accordingly, no impairment charge was necessary as a result of the removal of the Engineered Products Operations.

Determination of Reporting Unit Fair Values—To determine the fair value of our reporting units and test for impairment, we utilize an income approach (discounted cash flow method) as we believe this is the most direct approach to incorporate the specific economic attributes and risk profiles of our reporting units into our valuation model. This is consistent with the methodology used to determine the fair value of our reporting units in previous years. We generally do not utilize a market approach given the lack of relevant information generated by market transactions involving comparable businesses. However, to the extent market indicators of fair value become available, we consider such market indicators in our discounted cash flow analysis and determination of fair value. The discounted cash flow methodology is based, to a large extent, on assumptions about future events, which may or may not occur as anticipated, and such deviations could have a significant impact on the calculated estimated fair values of our reporting units. These assumptions include, but are not limited to, estimates of discount rates, future growth rates, and terminal values for each reporting unit. The discounted cash flow analysis for our realigned reporting units tested in the third quarter 2016, and all reporting units tested in the fourth quarter 2016, included forecasted cash flows over a seven-year forecast period (2017 through 2023), with our 2017 business plan used as the basis for our 2017 projections. These forecasted cash flows took into consideration historical and recent results, the reporting unit’s backlog and near term prospects, and management’s outlook for the future. A terminal value was also calculated using a terminal value growth assumption to derive the annual cash flows after the discrete forecast period. A reporting unit specific discount rate was applied to the forecasted cash flows and terminal cash flows to determine the discounted future cash flows, or fair value, of each reporting unit. Further, for our Facilities & Plant Services and Federal Services reporting units, our fair value estimates were adjusted to give effect to the aforementioned market indicator of fair value discussed further in Note 19 within Item 8.
See Note 7 within Item 8 for further discussion regarding goodwill.
Other Long-Lived Assets
We amortize our finite-lived intangible assets on a straight-line basis with lives ranging from 6 to 20 years, absent any indicators of impairment. We review tangible assets and finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. If a recoverability assessment is required, the estimated future cash flow associated with the asset or asset group will be compared to the asset’s carrying amount to determine if an impairment exists. As a result of the partial impairment of goodwill for our Capital Services operating group resulting from our fourth quarter annual impairment assessment (discussed in Note 7 within Item 8), we determined that an indicator of impairment existed for the finite-lived intangible assets of our Capital Services operating group, and accordingly, we performed an impairment assessment for these intangible assets during the fourth quarter 2016. Based on our impairment assessment, we concluded that the intangible assets were not impaired. We noted no indicators of impairment during 2016 for our continuing operations. See Note 7 within Item 8 for further discussion of our intangible assets.
Income Taxes
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using currently enacted income tax rates for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets (“DTA(s)”) if, based upon the available evidence, it is more likely than not that some or all of the DTAs will not be realized. The realization of our net DTAs depends upon our ability to generate sufficient future taxable income of the appropriate character and in the appropriate jurisdictions.
On a periodic and ongoing basis we evaluate our DTAs and assess the appropriateness of our valuation allowances (“VA”). In assessing the need for a VA, we consider both positive and negative evidence related to the likelihood of realization of the DTAs. If, based on the weight of available evidence, our assessment indicates that it is more likely than not that a DTA will not be realized, we record a VA. Our assessments include, among other things, the value and quality of our backlog, evaluations of existing and anticipated market conditions, analysis of recent and historical operating results and projections of future results, strategic plans and alternatives for associated operations, as well as asset expiration dates, where applicable. If the factors upon which we based our assessment of realizability of our DTAs differ materially from our expectations, including future operating results being lower than our current estimates, our future assessments could be impacted and result in an increase in VA and increase in tax expense.
At December 31, 2016, our net DTAs associated with Non-U.S. net operating losses (“NOLs”), U.S.-Federal NOLs, U.S.-State NOLs, and foreign tax credits and other tax credits totaled $31.6 million, $548.6 million, $56.2 million, and $57.3 million, respectively. We believe that it is more likely than not that our DTAs will be realized.
Income tax and associated interest and penalty reserves, where applicable, are recorded in those instances where we consider it more likely than not that additional tax will be due in excess of amounts reflected in income tax returns filed worldwide, irrespective of whether or not we have received tax assessments. At December 31, 2016 and 2015, our reserves totaled approximately $14.2 million and $9.1 million, respectively. If these income tax reserves are ultimately unnecessary, approximately $11.0 million and $6.0 million, respectively, would benefit tax expense as we are contractually indemnified for the remaining balances. We continually review our exposure to additional income tax obligations and, as further information is known or events occur, changes in our tax and interest reserves may be recorded within income tax expense and interest expense, respectively.
Insurance
We maintain insurance coverage for various aspects of our business and operations. However, we retain a portion of anticipated losses through the use of deductibles and self-insured retentions for our exposures related to third party liability and workers’ compensation. We regularly review estimates of reported and unreported claims through analysis of historical and projected trends, in conjunction with actuaries and other consultants, and provide for losses through insurance reserves. As claims develop and additional information becomes available, adjustments to loss reserves may be required. If actual results are not consistent with our assumptions, we may be exposed to gains or losses that could be material. A hypothetical ten percent change in our self-insurance reserves at December 31, 2016 would have impacted our pre-tax income by approximately $10.4 million for 2016.
Partnering Arrangements
In the ordinary course of business, we execute specific projects and conduct certain operations through joint venture, consortium and other collaborative arrangements (collectively referred to as “venture(s)”). We have various ownership interests in these ventures, with such ownership typically proportionate to our decision making and distribution rights. The ventures generally contract directly with the third party customer; however, services may be performed directly by the ventures, or may be performed by us, our partners, or a combination thereof.
Venture net assets consist primarily of working capital and property and equipment, and assets may be restricted from being used to fund obligations outside of the venture. These ventures typically have limited third party debt or have debt that is non-recourse in nature; however, they may provide for capital calls to fund operations or require participants in the venture to provide additional financial support, including advance payment or retention letters of credit.
Each venture is assessed at inception and on an ongoing basis as to whether it qualifies as a VIE under the consolidations guidance in ASC 810. A venture generally qualifies as a VIE when it (1) meets the definition of a legal entity, (2) absorbs the operational risk of the projects being executed, creating a variable interest, and (3) lacks sufficient capital investment from the partners, potentially resulting in the venture requiring additional subordinated financial support, if necessary, to finance its future activities.
If at any time a venture qualifies as a VIE, we perform a qualitative assessment to determine whether we are the primary beneficiary of the VIE and, therefore, need to consolidate the VIE. We are the primary beneficiary if we have (1) the power to direct the economically significant activities of the VIE and (2) the right to receive benefits from, and obligation to absorb losses of, the VIE. If the venture is a VIE and we are the primary beneficiary, or we otherwise have the ability to control the venture, we consolidate the venture. If we are not determined to be the primary beneficiary of the VIE, or only have the ability to significantly influence, rather than control the venture, we do not consolidate the venture. We account for unconsolidated ventures using either proportionate consolidation for both the Balance Sheet and Statement of Operations, when we meet the applicable accounting criteria to do so, or the equity method. See Note 8 within Item 8 for additional discussion of our material partnering arrangements.
Financial Instruments
We utilize derivative instruments in certain circumstances to mitigate the effects of changes in foreign currency exchange rates and interest rates, as described below:

•
Foreign Currency Exchange Rate Derivatives—We do not engage in currency speculation; however, we utilize foreign currency exchange rate derivatives on an ongoing basis to hedge against certain foreign currency related operating exposures. We generally seek hedge accounting treatment for contracts used to hedge operating exposures and designate them as cash flow hedges. Therefore, gains and losses, exclusive of credit risk and forward points (which represent the time value component of the fair value of our derivative positions), are included in accumulated other comprehensive income (“AOCI”) until the associated underlying operating exposure impacts our earnings. Changes in the fair value of (1) credit risk and forward points, (2) instruments deemed ineffective during the period, and (3) instruments that we do not designate as cash flow hedges are recognized within cost of revenue.

•
Interest Rate Derivatives—At December 31, 2016, we continued to utilize a swap arrangement to hedge against interest rate variability associated with $290.4 million of our outstanding $300.0 million Term Loan. The swap arrangement has been designated as a cash flow hedge as its critical terms matched those of the Term Loan at inception and through December 31, 2016. Accordingly, changes in the fair value of the swap arrangement are included in AOCI until the associated underlying exposure impacts our earnings.

See Note 11 within Item 8 for additional discussion of our financial instruments.

Item 8. Financial Statements and Supplementary Data

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING
Our management is responsible for establishing and maintaining adequate internal controls over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with accounting principles generally accepted in the United States of America. Included in our system of internal control are written policies, an organizational structure providing division of responsibilities, the selection and training of qualified personnel and a program of financial and operations reviews by our professional staff of corporate auditors.
Our internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the underlying transactions, including the acquisition and disposition of assets; (ii) provide reasonable assurance that our assets are safeguarded and transactions are executed in accordance with management’s and our directors’ authorization and are recorded as necessary to permit preparation of our Financial Statements in accordance with generally accepted accounting principles; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of our assets that could have a material effect on our Financial Statements.
Under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting. Our evaluation was based on the framework in Internal Control – Integrated Framework (2013 Framework) issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria).
Based on our evaluation utilizing the COSO criteria, our principal executive officer and principal financial officer concluded our internal control over financial reporting was effective as of December 31, 2016. The conclusion of our principal executive officer and principal financial officer is based upon the recognition that there are inherent limitations in all systems of internal control, including the possibility of human error and the circumvention or overriding of controls. Due to its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Our internal control over financial reporting as of December 31, 2016 has been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report which is included herein.

/s/ Philip K. Asherman	/s/ Michael S. Taff
Philip K. Asherman	Michael S. Taff
President and	Executive Vice President and
Chief Executive Officer	Chief Financial Officer
February 28, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Supervisory Board and Shareholders of
Chicago Bridge & Iron Company N.V.
We have audited Chicago Bridge & Iron Company N.V.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). Chicago Bridge & Iron Company N.V.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying “Management’s Report on Internal Control Over Financial Reporting.” Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.
A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.
Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, Chicago Bridge & Iron Company N.V. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2016, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Chicago Bridge & Iron Company N.V. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2016 and our report dated February 28, 2017, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas
February 28, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Supervisory Board and Shareholders of
Chicago Bridge & Iron Company N.V.
We have audited the accompanying consolidated balance sheets of Chicago Bridge & Iron Company N.V. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Chicago Bridge & Iron Company N.V. at December 31, 2016 and 2015, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2016, in conformity with U.S. generally accepted accounting principles.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Chicago Bridge & Iron Company N.V.’s internal control over financial reporting as of December 31, 2016, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated February 28, 2017, expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Houston, Texas
February 28, 2017,
except for matters impacted by the discontinued operations presentation discussed in Note 5, and the subsequent event matters discussed in Note 19, as to which the date is
January 23, 2018.

CHICAGO BRIDGE & IRON COMPANY N.V.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2016	2015	2014
	(In thousands, except per share data)
Revenue	$8,128,597	$9,940,917	$10,261,046
Cost of revenue	7,499,373	8,872,146	9,193,430
Gross profit	629,224	1,068,771	1,067,616
Selling and administrative expense	253,389	287,927	311,441
Intangibles amortization	7,806	19,621	26,857
Equity (earnings) loss	(5,736)	7,665	1,374
Goodwill impairment (Note 7)	—	453,100	—
Loss on net assets sold and intangible assets impairment (Note 4)	148,148	1,052,751	—
Other operating expense (income), net	2,407	10,641	(1,895)
Integration related costs	—	—	26,356
Income (loss) from continuing operations	223,210	(762,934)	703,483
Interest expense	(7,938)	(7,702)	(5,731)
Interest income	11,792	6,980	7,220
Income (loss) from continuing operations before taxes	227,064	(763,656)	704,972
Income tax benefit (expense)	61,381	155,003	(201,053)
Net income (loss) from continuing operations	288,445	(608,653)	503,919
Net (loss) income from discontinued operations (Note 5)	(528,268)	178,692	132,206
Net (loss) income	(239,823)	(429,961)	636,125
Less: Net income attributable to noncontrolling interests ($2,187, $2,511 and $1,876 related to discontinued operations)	(73,346)	(74,454)	(92,518)
Net (loss) income attributable to CB&I	$(313,169)	$(504,415)	$543,607
Net (loss) income attributable to CB&I per share (Basic):
Continuing operations	$2.11	$(6.37)	$3.82
Discontinued operations	(5.16)	1.65	1.21
Total	$(3.05)	$(4.72)	$5.03
Net (loss) income attributable to CB&I per share (Diluted):
Continuing operations	$2.10	$(6.37)	$3.79
Discontinued operations	(5.12)	1.65	1.19
Total	$(3.02)	$(4.72)	$4.98
Cash dividends on shares:
Amount	$28,733	$29,847	$30,246
Per share	$0.28	$0.28	$0.28
The accompanying Notes are an integral part of these Consolidated Financial Statements.

CHICAGO BRIDGE & IRON COMPANY N.V.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Net (loss) income	$(239,823)	$(429,961)	$636,125
Other comprehensive (loss) income from continuing operations, net of tax:
Change in cumulative translation adjustment (net of tax of ($3,884), $960 and ($43))	(54,744)	(78,537)	(102,976)
Change in unrealized fair value of cash flow hedges (net of tax of ($475), ($678) and $1,171)	754	1,746	(4,484)
Change in unrecognized prior service pension credits/costs (net of tax of $196, $308 and ($673))	(504)	(795)	2,184
Change in unrecognized actuarial pension gains/losses (net of tax of $14,297, ($16,182) and $21,742)	(43,963)	39,391	(47,761)
Other comprehensive (loss) income from discontinued operations, net of tax:
Other comprehensive loss from discontinued operations - change in cumulative translation adjustment (net of tax of $0, $0 and $0)	(1,353)	409	3,585
Change in unrecognized prior service pension credits/costs (net of tax of $4, $8 and ($57))	(12)	(24)	170
Change in unrecognized actuarial pension gains/losses (net of tax of $887, ($1,263) and $1,051)	(2,570)	3,533	(5,366)
Comprehensive (loss) income	(342,215)	(464,238)	481,477
Net income attributable to noncontrolling interests (net of tax of $0, ($124) and ($2,877)); ($2,187, $2,511 and $1,876 related to discontinued operations, net of tax of $0, $0 and $0)	(73,346)	(74,454)	(92,518)
Change in cumulative translation adjustment attributable to noncontrolling interests (net of tax of $0, $0 and $0)	816	2,634	12,184
Comprehensive (loss) income attributable to CB&I	$(414,745)	$(536,058)	$401,143
The accompanying Notes are an integral part of these Consolidated Financial Statements.

CHICAGO BRIDGE & IRON COMPANY N.V.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2016	2015
	(In thousands)
Assets
Cash and cash equivalents ($328,387 and $403,140 related to variable interest entities ("VIEs"))	$490,679	$535,714
Accounts receivable, net ($53,159 and $325,801 related to VIEs)	401,872	943,123
Inventory (Note 6)	173,817	258,128
Costs and estimated earnings in excess of billings ($26,186 and $10,375 related to VIEs) (Note 2)	330,432	431,042
Current assets of discontinued operations (Note 5)	603,776	699,016
Other current assets ($426,515 and $372,519 related to VIEs) (Note 9)	541,176	500,276
Total current assets	2,541,752	3,367,299
Equity investments (Note 8)	35,541	8,314
Property and equipment, net (Note 9)	434,252	471,952
Goodwill (Note 7)	2,315,338	2,325,248
Other intangibles, net (Note 7)	80,136	87,942
Deferred income taxes (Note 16)	723,919	633,627
Non-current assets of discontinued operations (Note 5)	1,382,704	2,067,990
Other non-current assets	325,778	229,688
Total assets	$7,839,420	$9,192,060
Liabilities
Revolving facility and other short-term borrowings (Note 10)	$407,500	$653,000
Current maturities of long-term debt, net (Note 10)	503,910	147,871
Accounts payable ($337,089 and $403,088 related to VIEs)	864,632	976,540
Billings in excess of costs and estimated earnings ($407,325 and $840,319 related to VIEs) (Note 2)	1,218,824	1,589,328
Current liabilities of discontinued operations (Note 5)	562,617	651,997
Other current liabilities (Note 9)	978,766	838,212
Total current liabilities	4,536,249	4,856,948
Long-term debt, net (Note 10)	1,287,923	1,791,832
Deferred income taxes (Note 16)	6,590	10,239
Non-current liabilities of discontinued operations (Note 5)	38,290	36,687
Other non-current liabilities (Note 9)	409,031	332,764
Total liabilities	6,278,083	7,028,470
Commitments and contingencies (Note 13)	—	—
Shareholders’ Equity
Common stock, Euro .01 par value; shares authorized: 250,000; shares issued: 108,857 and 108,857; shares outstanding: 100,113 and 104,427	1,288	1,288
Additional paid-in capital	782,130	800,641
Retained earnings	1,370,606	1,712,508
Treasury stock, at cost: 8,744 and 4,430 shares	(344,870)	(206,407)
Accumulated other comprehensive loss (Note 14)	(395,616)	(294,040)
Total CB&I shareholders’ equity	1,413,538	2,013,990
Noncontrolling interests (Note 8) ($6,874 and $7,484 related to discontinued operations)	147,799	149,600
Total shareholders’ equity	1,561,337	2,163,590
Total liabilities and shareholders’ equity	$7,839,420	$9,192,060
The accompanying Notes are an integral part of these Consolidated Financial Statements.

CHICAGO BRIDGE & IRON COMPANY N.V.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cash Flows from Operating Activities
Net (loss) income	$(239,823)	$(429,961)	$636,125
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	122,522	161,135	181,398
Goodwill impairment	655,000	453,100	—
Loss on net assets sold and intangible assets impairment	148,148	1,040,751	—
Deferred income taxes	(86,881)	(146,453)	138,847
Stock-based compensation expense	39,611	57,506	65,588
Other operating expense (income), net	2,339	2,619	(2,373)
Unrealized loss on foreign currency hedges	2,178	2,853	8,551
Excess tax benefits from stock-based compensation	(51)	(287)	(15,282)
Changes in operating assets and liabilities:
Decrease (increase) in receivables, net	603,558	(213,508)	78,881
Change in contracts in progress, net	(360,486)	(939,608)	(942,689)
Decrease (increase) in inventory	95,528	(6,091)	16,832
(Decrease) increase in accounts payable	(56,501)	105,856	99,376
(Increase) decrease in other current and non-current assets	(229,075)	(33,000)	2,054
Decrease in other current and non-current liabilities	(40,512)	(151,458)	(20,247)
(Increase) decrease in equity investments	(14,932)	22,117	(8,191)
Change in other, net	13,835	18,215	25,177
Net cash provided by (used in) operating activities	654,458	(56,214)	264,047
Cash Flows from Investing Activities
Capital expenditures	(52,462)	(78,852)	(117,624)
Advances with partners of proportionately consolidated ventures, net	(49,755)	(253,890)	(71,158)
Proceeds from sale of property and equipment	4,763	9,235	14,117
Other, net	(71,835)	(58,169)	(7,612)
Net cash used in investing activities	(169,289)	(381,676)	(182,277)
Cash Flows from Financing Activities
Revolving facility and other short-term (repayments) borrowings, net	(245,500)	488,259	49,741
Long-term borrowings	—	700,000	48,081
Advances with equity method and proportionately consolidated ventures, net	206,583	226,191	108,658
Repayments on long-term debt	(150,000)	(420,155)	(102,926)
Excess tax benefits from stock-based compensation	51	287	15,282
Purchase of treasury stock	(206,569)	(230,814)	(85,903)
Issuance of stock	16,329	20,164	26,772
Dividends paid	(28,733)	(29,847)	(30,246)
Distributions to noncontrolling interests	(74,331)	(56,681)	(104,982)
Net cash (used in) provided by financing activities	(482,170)	697,404	(75,523)
Effect of exchange rate changes on cash and cash equivalents	(48,064)	(60,616)	(75,426)
(Decrease) increase in cash and cash equivalents	(45,065)	198,898	(69,179)
Cash and cash equivalents, beginning of the year	550,221	351,323	420,502
Cash and cash equivalents, end of the year	$505,156	$550,221	$351,323
Cash and cash equivalents, end of the year - discontinued operations	(14,477)	(14,507)	(30,017)
Cash and cash equivalents, end of the year - continuing operations	$490,679	$535,714	$321,306
Supplemental Cash Flow Disclosures
Cash paid for interest	$99,333	$83,147	$74,267
Cash paid for income taxes, net	$32,270	$116,065	$163,212
The accompanying Notes are an integral part of these Consolidated Financial Statements.

CHICAGO BRIDGE & IRON COMPANY N.V.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

	Common Stock		Additional Paid-In Capital	Retained Earnings	Treasury Stock		(Note 14) Accumulated Other Comprehensive(Loss) Income	Non - controlling Interests	Total Shareholders’ Equity
	Shares	Amount			Shares	Amount
(In thousands, except per share data)
Balance at December 31, 2013	107,478	$1,275	$753,742	$1,733,409	379	$(23,914)	$(119,933)	$162,859	$2,507,438
Net income	—	—	—	543,607	—	—	—	92,518	636,125
Change in cumulative translation adjustment, net	—	—	—	—	—	—	(87,207)	(12,184)	(99,391)
Change in unrealized fair value of cash flow hedges, net	—	—	—	—	—	—	(4,484)	—	(4,484)
Change in unrecognized prior service pension credits/costs, net	—	—	—	—	—	—	2,354	—	2,354
Change in unrecognized actuarial pension gains/losses, net	—	—	—	—	—	—	(53,127)	—	(53,127)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(104,982)	(104,982)
Dividends paid ($0.28 per share)	—	—	—	(30,246)	—	—	—	—	(30,246)
Stock-based compensation expense	—	—	65,588	—	—	—	—	—	65,588
Issuance to treasury stock	—	8	40,818	—	550	(40,826)	—	—	—
Purchase of treasury stock	(1,369)	—	—	—	1,369	(85,903)	—	—	(85,903)
Issuance of stock	1,697	—	(83,284)	—	(1,697)	126,215	—	—	42,931
Balance at December 31, 2014	107,806	1,283	776,864	2,246,770	601	(24,428)	(262,397)	138,211	2,876,303
Net (loss) income	—	—	—	(504,415)	—	—	—	74,454	(429,961)
Other	—	—	—	—	—	—	—	(3,750)	(3,750)
Change in cumulative translation adjustment, net	—	—	—	—	—	—	(75,494)	(2,634)	(78,128)
Change in unrealized fair value of cash flow hedges, net	—	—	—	—	—	—	1,746	—	1,746
Change in unrecognized prior service pension credits/costs, net	—	—	—	—	—	—	(819)	—	(819)
Change in unrecognized actuarial pension gains/losses, net	—	—	—	—	—	—	42,924	—	42,924
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(56,681)	(56,681)
Dividends paid ($0.28 per share)	—	—	—	(29,847)	—	—	—	—	(29,847)
Stock-based compensation expense	—	—	57,506	—	—	—	—	—	57,506
Issuance to treasury stock	—	5	19,894	—	450	(19,899)	—	—	—
Purchase of treasury stock	(5,001)	—	—	—	5,001	(230,814)	—	—	(230,814)
Issuance of stock	1,622	—	(53,623)	—	(1,622)	68,734	—	—	15,111
Balance at December 31, 2015	104,427	1,288	800,641	1,712,508	4,430	(206,407)	(294,040)	149,600	2,163,590
Net (loss) income	—	—	—	(313,169)	—	—	—	73,346	(239,823)
Change in cumulative translation adjustment, net	—	—	—	—	—	—	(55,281)	(816)	(56,097)
Change in unrealized fair value of cash flow hedges, net	—	—	—	—	—	—	754	—	754
Change in unrecognized prior service pension credits/costs, net	—	—	—	—	—	—	(516)	—	(516)
Change in unrecognized actuarial pension gains/losses, net	—	—	—	—	—	—	(46,533)	—	(46,533)
Distributions to noncontrolling interests	—	—	—	—	—	—	—	(74,331)	(74,331)
Dividends paid ($0.28 per share)	—	—	—	(28,733)	—	—	—	—	(28,733)
Stock-based compensation expense	—	—	39,611	—	—	—	—	—	39,611
Purchase of treasury stock	(5,772)	—	—	—	5,772	(206,569)	—	—	(206,569)
Issuance of stock	1,458	—	(58,122)	—	(1,458)	68,106	—	—	9,984
Balance at December 31, 2016	100,113	$1,288	$782,130	$1,370,606	8,744	$(344,870)	$(395,616)	$147,799	$1,561,337
The accompanying Notes are an integral part of these Consolidated Financial Statements.

CHICAGO BRIDGE & IRON COMPANY N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
($ and share values in thousands, except per share data)
1. ORGANIZATION AND NATURE OF OPERATIONS
Organization and Nature of Operations—Founded in 1889, Chicago Bridge & Iron Company N.V. (“CB&I” or the “Company”) provides a wide range of services, including conceptual design, engineering, procurement, fabrication, modularization, construction and commissioning services to customers in the energy infrastructure market throughout the world. Our business is aligned into two operating groups, which represent our reportable segments: Engineering & Construction and Fabrication Services. Natural gas, petroleum, power and petrochemical projects for the worldwide energy and natural resource industries accounted for a majority of our revenue in 2016, 2015 and 2014. See Note 2 and Note 5 for discussion of our discontinued operations and Note 18 for a discussion of our reportable segments and related financial information.
2. SIGNIFICANT ACCOUNTING POLICIES
Basis of Accounting and Consolidation—The accompanying Consolidated Financial Statements (“Financial Statements”) have been prepared in accordance with the rules and regulations of the United States (“U.S.”) Securities and Exchange Commission (the “SEC”) and accounting principles generally accepted in the United States of America (“U.S. GAAP”). These Financial Statements include all wholly-owned subsidiaries and those entities which we are required to consolidate. See the “Partnering Arrangements” section of this footnote for further discussion of our consolidation policy for those entities that are not wholly-owned. Intercompany balances and transactions are eliminated in consolidation. Certain balances at December 31, 2015 have been reclassified within our Consolidated Balance Sheet (“Balance Sheet”) to conform to our December 31, 2016 presentation.
On February 27, 2017, we entered into a definitive agreement (the “CS Agreement”) with CSVC Acquisition Corp (“CSVC”), under which CSVC agreed to acquire our “Capital Services Operations” (primarily comprised of our former Capital Services reportable segment). Our Capital Services Operations provided comprehensive and integrated maintenance services, environmental engineering and remediation, construction services, program management, and disaster response and recovery services for private-sector customers and governments. We completed the sale of the Capital Services Operations on June 30, 2017 (the “Closing Date”), as described in Note 5. We considered the Capital Services Operations to be a discontinued operation in the first quarter 2017, as the divestiture represented a strategic shift and would have a material effect on our operations and financial results.
In the July 2017, we initiated a plan to market and sell our “Technology Operations” (primarily comprised of our former Technology reportable segment and our “Engineered Products Operations”, representing a portion of our Fabrication Services reportable segment). Our Technology Operations provides proprietary process technology licenses and associated engineering services, catalysts and engineered products, primarily for the petrochemical and refining industries, and offers process planning and project development services and a comprehensive program of aftermarket support. We considered the Technology Operations to be a discontinued operation in the third quarter 2017, as the anticipated divestiture represented a strategic shift and would have a material effect on our operations and financial results.
Financial information and disclosures for all periods presented have been recast on a retrospective basis as if the discontinued operations criteria for the Capital Services Operations and Technology Operations were met as of December 31, 2016. Operating results of the Capital Services Operations and Technology Operations have been classified as a discontinued operation within the Consolidated Statements of Operations (the “Statement of Operations”) for 2016, 2015 and 2014. Further, the assets and liabilities of the Capital Services Operations and Technology Operations have been classified as assets and liabilities of discontinued operations within our December 31, 2016 and 2015 Balance Sheets. Cash flows of the Capital Services Operations and Technology Operations are not reported separately within our Consolidated Statements of Cash Flows. Unless otherwise noted, the values presented throughout the notes to our Financial Statements relate to our continuing operations. See Note 5 for additional discussion of our discontinued operations.
Use of Estimates—The preparation of our Financial Statements in conformity with U.S. GAAP requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses and related disclosures of contingent assets and liabilities. We believe the most significant estimates and judgments are associated with revenue recognition for our contracts, including estimating costs and the recognition of incentive fees and unapproved change orders and claims; fair value and recoverability assessments that must be periodically performed with respect to long-lived tangible assets, goodwill and other intangible assets; valuation of deferred tax assets and financial instruments; the determination of liabilities related to self-insurance programs and income taxes; and consolidation determinations with respect to our partnering arrangements. If the underlying estimates and assumptions upon which our Financial Statements are based change in the future, actual amounts may differ from those included in the accompanying Financial Statements.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Revenue Recognition—Our revenue is primarily derived from long-term contracts and is generally recognized using the percentage of completion (“POC”) method, primarily based on the percentage that actual costs-to-date bear to total estimated costs to complete each contract. We follow the guidance of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Revenue Recognition Topic 605-35 for accounting policies relating to our use of the POC method, estimating costs, and revenue recognition, including the recognition of incentive fees, unapproved change orders and claims, and combining and segmenting contracts. We primarily utilize the cost-to-cost approach to estimate POC as we believe this method is less subjective than relying on assessments of physical progress. Under the cost-to-cost approach, the use of estimated costs to complete each contract is a significant variable in the process of determining recognized revenue and is a significant factor in the accounting for contracts. Significant estimates that impact the cost to complete each contract are costs of engineering, materials, components, equipment, labor and subcontracts; labor productivity; schedule durations, including subcontractor or supplier progress; liquidated damages; contract disputes, including claims; achievement of contractual performance requirements; and contingency, among others. The cumulative impact of revisions in total cost estimates during the progress of work is reflected in the period in which these changes become known, including, to the extent required, the reversal of profit recognized in prior periods and the recognition of losses expected to be incurred on contracts in progress. Due to the various estimates inherent in our contract accounting, actual results could differ from those estimates. See Note 17 for discussion of projects with significant changes in estimated margins during 2016, 2015 and 2014.
Our long-term contracts are awarded on a competitively bid and negotiated basis and the timing of revenue recognition may be impacted by the terms of such contracts. We use a range of contracting options, including cost-reimbursable, fixed-price and hybrid, which has both cost-reimbursable and fixed-price characteristics. Fixed-price contracts, and hybrid contracts with a more significant fixed-price component, tend to provide us with greater control over project schedule and the timing of when work is performed and costs are incurred, and accordingly, when revenue is recognized. Cost-reimbursable contracts, and hybrid contracts with a more significant cost-reimbursable component, generally provide our customers with greater influence over the timing of when we perform our work, and accordingly, such contracts often result in less predictability with respect to the timing of revenue recognition. Contract revenue for our long-term contracts recognized under the POC method reflects the original contract price adjusted for approved change orders and estimated recoveries for incentive fees, unapproved change orders and claims. We recognize revenue associated with incentive fees when the value can be reliably estimated and recovery is probable. We recognize revenue associated with unapproved change orders and claims to the extent the related costs have been incurred, the value can be reliably estimated and recovery is probable. Our recorded incentive fees, unapproved change orders and claims reflect our best estimates of recovery amounts; however, the ultimate resolution and amounts received could differ from these estimates. See Note 17 for additional discussion of our recorded unapproved change orders, claims and incentives.
With respect to our engineering, procurement, and construction (“EPC”) services, our contracts are not segmented between types of services, such as engineering and construction, if each of the EPC components is negotiated concurrently or if the pricing of any such services is subject to the ultimate negotiation and agreement of the entire EPC contract. However, an EPC contract including technology or fabrication services may be segmented if we satisfy the segmenting criteria in ASC 605-35. Revenue recorded in these situations is based on our prices and terms for similar services to third party customers. Segmenting a contract may result in different interim rates of profitability for each scope of service than if we had recognized revenue without segmenting. In some instances, we may combine contracts that are entered into in multiple phases, but are interdependent and include pricing considerations by us and the customer that are impacted by all phases of the project. Otherwise, if each phase is independent of the other and pricing considerations do not give effect to another phase, the contracts will not be combined.
Cost of revenue for our long-term contracts includes direct contract costs, such as materials and labor, and indirect costs that are attributable to contract activity. The timing of when we bill our customers is generally dependent upon advance billing terms, milestone billings based on the completion of certain phases of the work, or when services are provided. Projects with costs and estimated earnings recognized to date in excess of cumulative billings are reported on the Balance Sheets as costs and estimated earnings in excess of billings. Projects with cumulative billings in excess of costs and estimated earnings recognized to date are reported on the Balance Sheets as billings in excess of costs and estimated earnings. The net balances on our Balance Sheets are collectively referred to as Contracts in Progress, net and the components of these balances at December 31, 2016 and 2015 were as follows:

	December 31, 2016		December 31, 2015
	Asset	Liability	Asset	Liability
Costs and estimated earnings on contracts in progress	$7,852,740	$22,544,241	$10,445,182	$17,779,376
Billings on contracts in progress	(7,522,308)	(23,763,065)	(10,014,140)	(19,368,704)
Contracts in Progress, net	$330,432	$(1,218,824)	$431,042	$(1,589,328)

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Any uncollected billed amounts, including contract retentions, are reported as accounts receivable. At December 31, 2016 and 2015, accounts receivable included contract retentions of approximately $72,100 and $55,400, respectively. Contract retentions due beyond one year were approximately $37,500 at December 31, 2016.
Revenue for our service contracts that do not satisfy the criteria for revenue recognition under the POC method is recorded at the time services are performed. Revenue associated with incentive fees for these contracts is recognized when earned. Unbilled receivables for our service contracts are recorded within accounts receivable and were not material at December 31, 2016 and 2015.
Revenue for our pipe and steel fabrication and catalyst manufacturing contracts that are independent of an EPC contract, or for which we satisfy the segmentation criteria discussed above, is recognized upon shipment of the fabricated or manufactured units. During the fabrication or manufacturing process, all related direct and allocable indirect costs are capitalized as work in process inventory and such costs are recorded as cost of revenue at the time of shipment.
Our billed and unbilled revenue may be exposed to potential credit risk if our customers should encounter financial difficulties, and we maintain reserves for specifically-identified potential uncollectible receivables. At December 31, 2016 and 2015, our allowances for doubtful accounts were not material.
Precontract Costs—Precontract costs are generally charged to cost of revenue as incurred, but, in certain cases their recognition may be deferred if specific probability criteria are met. We had no significant deferred precontract costs at December 31, 2016 or 2015.
Research and Development—Expenditures for research and development activities are charged to cost of revenue as incurred and were $4,699, $4,607 and $3,629 for 2016, 2015 and 2014, respectively.
Other Operating Expense (Income), Net—Other operating expense (income), net, generally represents (gains) losses associated with the sale or disposition of property and equipment. For 2015, other operating expense (income), net also included a foreign exchange loss of approximately $11,000 associated with the re-measurement of certain non-U.S. Dollar denominated net assets.
Integration Related Costs—Integration related costs were $26,356 for 2014, and primarily related to facility consolidations, including the associated accrued future lease costs for vacated facilities and unutilized capacity, personnel relocation and severance related costs, and systems integration costs.
Depreciation Expense—Property and equipment are recorded at cost and depreciated on a straight-line basis over their estimated useful lives, including buildings and improvements (10 to 40 years) and plant and field equipment (1 to 15 years). Renewals and betterments that substantially extend the useful life of an asset are capitalized and depreciated. Leasehold improvements are depreciated over the lesser of the useful life of the asset or the applicable lease term. Depreciation expense is primarily included within cost of revenue and was $63,830, $84,939 and $96,209 for 2016, 2015 and 2014, respectively. See Note 9 for disclosure of the components of property and equipment.
Recoverability of Goodwill—Goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually at a reporting unit level, absent any indicators of impairment or when other actions require an impairment assessment (such as a change in reporting units). We perform our annual impairment assessment during the fourth quarter of each year based upon balances as of October 1. We identify a potential impairment by comparing the fair value of the applicable reporting unit to its net book value, including goodwill. If the net book value exceeds the fair value of the reporting unit, an indication of potential impairment exists, and we measure the impairment by comparing the carrying value of the reporting unit’s goodwill to its implied fair value. To determine the fair value of our reporting units and test for impairment, we utilize an income approach (discounted cash flow method) as we believe this is the most direct approach to incorporate the specific economic attributes and risk profiles of our reporting units into our valuation model. This is consistent with the methodology used to determine the fair value of our reporting units in previous years. We generally do not utilize a market approach given the lack of relevant information generated by market transactions involving comparable businesses. However, to the extent market indicators of fair value become available, we consider such market indicators in our discounted cash flow analysis and determination of fair value. See Note 7 for additional discussion of our goodwill and related goodwill impairment recorded during 2016.
Recoverability of Other Long-Lived Assets—We amortize our finite-lived intangible assets on a straight-line basis with lives ranging from 6 to 20 years, absent any indicators of impairment. We review tangible assets and finite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount may not be recoverable. If a recoverability assessment is required, the estimated future cash flow associated with the asset or asset group will be compared to the asset’s carrying amount to determine if an impairment exists. See Note 7 for additional discussion of our intangible assets.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Earnings Per Share (“EPS”)—Basic EPS is calculated by dividing net income attributable to CB&I by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the assumed conversion of dilutive securities, consisting of restricted shares, performance based shares (where performance criteria have been met), stock options and directors’ deferred-fee shares. See Note 3 for calculations associated with basic and diluted EPS.
Cash Equivalents—Cash equivalents are considered to be highly liquid securities with original maturities of three months or less.
Inventory—Inventory is recorded at the lower of cost or market and cost is determined using the first-in-first-out or weighted-average cost method. The cost of inventory includes acquisition costs, production or conversion costs, and other costs incurred to bring the inventory to a current location and condition. An allowance for excess or inactive inventory is recorded based upon an analysis that considers current inventory levels, historical usage patterns, estimates of future sales expectations and salvage value. See Note 6 for additional discussion of our inventory.
Foreign Currency—The nature of our business activities involves the management of various financial and market risks, including those related to changes in foreign currency exchange rates. The effects of translating financial statements of foreign operations into our reporting currency are recognized as a cumulative translation adjustment in accumulated other comprehensive income (loss) (“AOCI”) which is net of tax, where applicable. With the exception of a foreign exchange loss of approximately $11,000 included within other operating expense (income), net related to the re-measurement of certain non-U.S. Dollar denominated net assets during 2015, foreign currency transactional and re-measurement exchange gains (losses) are included within cost of revenue and were not material in 2016, 2015 and 2014.
Financial Instruments—We utilize derivative instruments in certain circumstances to mitigate the effects of changes in foreign currency exchange rates and interest rates, as described below:

•
Foreign Currency Exchange Rate Derivatives—We do not engage in currency speculation; however, we utilize foreign currency exchange rate derivatives on an ongoing basis to hedge against certain foreign currency related operating exposures. We generally seek hedge accounting treatment for contracts used to hedge operating exposures and designate them as cash flow hedges. Therefore, gains and losses, exclusive of credit risk and forward points (which represent the time value component of the fair value of our derivative positions), are included in AOCI until the associated underlying operating exposure impacts our earnings. Changes in the fair value of (1) credit risk and forward points, (2) instruments deemed ineffective during the period, and (3) instruments that we do not designate as cash flow hedges are recognized within cost of revenue.

•
Interest Rate Derivatives—At December 31, 2016, we continued to utilize a swap arrangement to hedge against interest rate variability associated with $290,375 of our outstanding $300,000 unsecured term loan (the “Term Loan”). The swap arrangement has been designated as a cash flow hedge as its critical terms matched those of the Term Loan at inception and through December 31, 2016. Accordingly, changes in the fair value of the swap arrangement are included in AOCI until the associated underlying exposure impacts our earnings.

For those contracts designated as cash flow hedges, we document all relationships between the derivative instruments and associated hedged items, as well as our risk-management objectives and strategy for undertaking hedge transactions. This process includes linking all derivatives to specific firm commitments or highly-probable forecasted transactions. We continually assess, at inception and on an ongoing basis, the effectiveness of derivative instruments in offsetting changes in the cash flow of the designated hedged items. Hedge accounting designation is discontinued when (1) it is determined that the derivative is no longer highly effective in offsetting changes in the cash flow of the hedged item, including firm commitments or forecasted transactions, (2) the derivative is sold, terminated, exercised, or expires, (3) it is no longer probable that the forecasted transaction will occur, or (4) we determine that designating the derivative as a hedging instrument is no longer appropriate. See Note 11 for additional discussion of our financial instruments.
Income Taxes—Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis using currently enacted income tax rates for the years in which the differences are expected to reverse. A valuation allowance is provided to offset any net deferred tax assets (“DTA(s)”) if, based upon the available evidence, it is more likely than not that some or all of the DTAs will not be realized. The realization of our net DTAs depends upon our ability to generate sufficient future taxable income of the appropriate character and in the appropriate jurisdictions.
Income tax and associated interest and penalty reserves, where applicable, are recorded in those instances where we consider it more likely than not that additional tax will be due in excess of amounts reflected in income tax returns filed worldwide, irrespective of whether or not we have received tax assessments. We continually review our exposure to additional income tax obligations and, as further information is known or events occur, changes in our tax and interest reserves may be

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

recorded within income tax expense and interest expense, respectively. See Note 16 for additional discussion of our income taxes.
Partnering Arrangements—In the ordinary course of business, we execute specific projects and conduct certain operations through joint venture, consortium and other collaborative arrangements (collectively referred to as “venture(s)”). We have various ownership interests in these ventures, with such ownership typically proportionate to our decision making and distribution rights. The ventures generally contract directly with the third party customer; however, services may be performed directly by the ventures, or may be performed by us, our partners, or a combination thereof.
Venture net assets consist primarily of working capital and property and equipment, and assets may be restricted from being used to fund obligations outside of the venture. These ventures typically have limited third party debt or have debt that is non-recourse in nature; however, they may provide for capital calls to fund operations or require participants in the venture to provide additional financial support, including advance payment or retention letters of credit.
Each venture is assessed at inception and on an ongoing basis as to whether it qualifies as a VIE under the consolidations guidance in ASC 810. A venture generally qualifies as a VIE when it (1) meets the definition of a legal entity, (2) absorbs the operational risk of the projects being executed, creating a variable interest, and (3) lacks sufficient capital investment from the partners, potentially resulting in the venture requiring additional subordinated financial support, if necessary, to finance its future activities.
If at any time a venture qualifies as a VIE, we perform a qualitative assessment to determine whether we are the primary beneficiary of the VIE and, therefore, need to consolidate the VIE. We are the primary beneficiary if we have (1) the power to direct the economically significant activities of the VIE and (2) the right to receive benefits from, and obligation to absorb losses of, the VIE. If the venture is a VIE and we are the primary beneficiary, or we otherwise have the ability to control the venture, we consolidate the venture. If we are not determined to be the primary beneficiary of the VIE, or only have the ability to significantly influence, rather than control the venture, we do not consolidate the venture. We account for unconsolidated ventures using either proportionate consolidation for both the Balance Sheet and Statement of Operations, when we meet the applicable accounting criteria to do so, or the equity method. See Note 8 for additional discussion of our material partnering arrangements.
New Accounting Standards—In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, which provides a single comprehensive accounting standard for revenue recognition for contracts with customers and supersedes current industry-specific guidance, including ASC 605-35. The new standard prescribes a five-step revenue recognition model that focuses on transfer of control and entitlement to payment when determining the amount of revenue to be recognized. The new model requires companies to identify contractual performance obligations and determine whether revenue should be recognized at a point in time or over time for each of these obligations. These concepts, as well as other aspects of the ASU, may change the method and/or timing of revenue recognition for certain of our contracts, primarily associated with our fabrication and manufacturing contracts. We expect that revenue generated from our EPC and engineering services contracts will continue to be recognized over time utilizing the cost-to-cost measure of progress consistent with current practice. We also expect our revenue recognition disclosures to significantly expand due to the new qualitative and quantitative requirements regarding the nature, amount, timing and uncertainty of revenue and cash flows arising from our contracts. We will adopt the standard, including any updates to the standard, upon its effective date in the first quarter 2018 utilizing the modified retrospective approach. This approach will result in a cumulative adjustment to beginning equity in the first quarter 2018 for contracts impacted by the adoption of the standard. We are continuing to assess the potential impact of the new standard on our Financial Statements.
In February 2016, the FASB issued ASU 2016-02, which requires the recognition of a right-of-use asset and a lease liability for most lease arrangements with a term greater than one year, and increases qualitative and quantitative disclosures regarding leasing transactions. The standard is effective for us in the first quarter 2019, although early adoption is permitted. Transition requires application of the new guidance at the beginning of the earliest comparative balance sheet period presented utilizing a modified retrospective approach. We are assessing the timing of adoption of the new standard and its potential impact on our Financial Statements.
In March 2016, the FASB issued ASU 2016-09, which modifies the accounting for excess tax benefits and tax deficiencies associated with share-based payments, and amends the associated cash flow presentation. ASU 2016-09 eliminates the requirement to recognize excess tax benefits in additional paid-in capital (“APIC”), and the requirement to evaluate tax deficiencies for APIC or income tax expense classification, and provides for these benefits or deficiencies to be recorded as an income tax expense or benefit in the income statement. Additionally, tax benefits of dividends on share-based payment awards will also be reflected as an income tax expense or benefit in the income statement. With these changes, tax-related cash flows resulting from share-based payments will be classified as operating activities as opposed to financing, as currently presented.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

We will adopt the standard upon its effective date in the first quarter 2017 and do not believe it will have a material impact on our Financial Statements.
In the first quarter 2016, we adopted ASU 2015-02, which amends existing consolidation requirements in ASC 810 associated with: (1) determining the consolidation model and assessing control for limited partnerships and similar entities; (2) determining when fees paid to decision makers or service providers are variable interests; and (3) evaluating interests held by de facto agents or related parties of the reporting entity. Our adoption did not have a material impact on our Financial Statements.
In the first quarter 2016, we adopted ASU 2015-03, which requires presentation of debt issuance costs as a direct deduction from the related debt liability rather than as an asset, as presented under previous guidance. Our adoption resulted in the reclassification of deferred debt issuance costs from other current assets and other non-current assets of approximately $2,129 and $8,168, respectively, to current maturities of long-term debt and long-term debt, respectively, in our December 31, 2015 Balance Sheet.
3. EARNINGS PER SHARE
A reconciliation of weighted average basic shares outstanding to weighted average diluted shares outstanding and the computation of basic and diluted EPS are as follows:

	Years Ended December 31,
	2016	2015	2014
Net income (loss) from continuing operations attributable to CB&I (net of $71,159, $71,943 and $90,642 of noncontrolling interests)	$217,286	$(680,596)	$413,277
Net (loss) income from discontinued operations attributable to CB&I (net of $2,187, $2,511 and $1,876 of noncontrolling interests)	(530,455)	176,181	130,330
Net (loss) income attributable to CB&I	$(313,169)	$(504,415)	$543,607

Weighted average shares outstanding—basic	102,811	106,766	108,047
Effect of restricted shares/performance based shares/stock options (1)	837	—	1,045
Effect of directors’ deferred-fee shares (1)	14	—	30
Weighted average shares outstanding—diluted	103,662	106,766	109,122
Net (loss) income attributable to CB&I per share (Basic):
Continuing operations	$2.11	$(6.37)	$3.82
Discontinued operations	(5.16)	1.65	1.21
Total	$(3.05)	$(4.72)	$5.03
Net (loss) income attributable to CB&I per share (Diluted):
Continuing operations	$2.10	$(6.37)	$3.79
Discontinued operations	(5.12)	1.65	1.19
Total	$(3.02)	$(4.72)	$4.98

(1)
The effect of restricted shares, performance based shares, stock options and directors’ deferred-fee shares were not included in the calculation of diluted EPS for 2015 due to the net loss from continuing operations for the period. Antidilutive shares excluded from diluted EPS were not material for 2016 and 2014.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

4. DISPOSITION OF NUCLEAR OPERATIONS
On December 31, 2015 we completed the sale of our nuclear power construction business (our “Nuclear Operations”), previously included within our Engineering & Construction operating group, to Westinghouse Electric Company LLC (“WEC”) for transaction consideration of approximately $161,000, which is due upon WEC’s substantial completion of the acquired VC Summer and Vogtle nuclear projects. At December 31, 2015, we recorded the present value of the transaction consideration (the “Transaction Receivable”); however, during the fourth quarter 2016 we determined that recovery was no longer probable and recorded a non-cash pre-tax charge of approximately $148,100 (approximately $96,300 after-tax) to reserve the Transaction Receivable. The charge is included in “Loss on Net Assets Sold and Intangible Assets Impairment” in our Statement of Operations. See Note 13 for discussion of a dispute with WEC relating to the sale of our Nuclear Operations.
As a result of the sale of our Nuclear Operations in 2015, we recorded a non-cash pre-tax charge related to the impairment of goodwill and intangible assets and a loss on net assets sold. A summary of the charge is as follows:

Year Ended December 31, 2015
Loss on net assets sold	$973,651
Intangible assets impairment	79,100
Loss on net assets sold and intangible assets impairment	1,052,751
Goodwill impairment	453,100
Total pre-tax charge	$1,505,851
The net tax benefit of the charge was approximately $370,700, reflecting the non-deductibility of the goodwill impairment, and resulted in an after-tax charge of approximately $1,135,200. The impact of the loss on net assets sold and intangible assets impairment is included in “Loss on net assets sold and intangible assets impairment” in our Statement of Operations, and the impact of the goodwill impairment is included in “Goodwill impairment” in our Statement of Operations.
The revenue and pre-tax income of our former Nuclear Operations for 2015 and 2014 was as follows:

	Years Ended December 31,
	2015	2014
Revenue	$2,061,167	$1,841,018
Pre-tax income	$215,150	$151,800

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

5. DISCONTINUED OPERATIONS
Capital Services Operations
Transaction Summary—As discussed in Note 2, on June 30, 2017 we completed the sale of our Capital Services Operations as provided for by the CS Agreement entered into on February 27, 2017. Under the CS Agreement, including its amendment prior to the Closing Date, the purchase price was $700,000, subject to certain adjustments including a working capital adjustment, whereby the purchase price would be adjusted to the extent actual working capital of the Capital Services Operations on the Closing Date differed from required working capital under the CS Agreement. After giving effect to working capital and other adjustments estimated prior to the Closing Date of approximately $32,600, we received cash proceeds of approximately $667,400 (approximately $645,500 net of cash sold) on the Closing Date. Based on actual working capital of the Capital Services Operations on the Closing Date, we estimate net final proceeds of approximately $599,000, including approximately $46,500 for transaction costs and the aforementioned post-closing working capital adjustment. As a result of the aforementioned, during 2017, we recorded a pre-tax charge of approximately $64,800, and income tax expense of approximately $55,800 resulting from a taxable gain on the transaction (due primarily to the non-deductibility of goodwill). The transaction did not result in any material cash taxes associated with the taxable gain due to the use of previously recorded net operating loss carryforwards. The proceeds received on the Closing Date were used to reduce our outstanding debt.
Assets and Liabilities—The carrying values of the major classes of assets and liabilities of the discontinued Capital Services Operations within our Balance Sheets at December 31, 2016 and 2015 were as follows:

	December 31,
	2016	2015
Assets
Cash	$14,477	$14,507
Accounts receivable	239,146	274,186
Costs and estimated earnings in excess of billings	153,275	165,003
Other assets	7,834	7,876
Current assets of discontinued operations	414,732	461,572

Property and equipment, net	59,746	64,916
Goodwill (1)	229,607	884,607
Other intangible assets	148,440	165,040
Other assets	24,351	39,487
Non-current assets of discontinued operations	462,144	1,154,050

Total assets of discontinued operations	$876,876	$1,615,622

Liabilities
Accounts payable	$141,028	$112,884
Billings in excess of costs and estimated earnings	53,986	67,287
Other liabilities	52,455	50,160
Current liabilities of discontinued operations	247,469	230,331

Other liabilities	5,388	5,921
Non-current liabilities of discontinued operations	5,388	5,921

Total liabilities of discontinued operations	$252,857	$236,252

Noncontrolling interests of discontinued operations	$6,874	$7,484

(1)
The carrying value of goodwill for the discontinued Capital Services Operations includes the impact of a $655,000 impairment charge recorded in the fourth quarter 2016 in connection with our annual impairment assessment (discussed in Note 7).

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Results of Operations—The results of our Capital Services Operations that have been reflected within discontinued operations in our Statement of Operations for 2016, 2015, and 2014 were as follows:

	Years Ended December 31,
	2016	2015	2014
Revenue	$2,211,835	$2,385,863	$2,217,369
Cost of revenue	2,063,189	2,227,041	2,051,861
Gross profit	148,646	158,822	165,508
Selling and administrative expense	51,833	50,745	46,332
Intangibles amortization	16,600	19,960	19,960
Other operating income, net	(2,328)	(1,353)	(1,240)
Goodwill impairment (1)	655,000	—	—
Integration related costs	—	—	8,300
Operating (loss) income from discontinued operations	(572,459)	89,470	92,156
Interest expense (2)	(24,109)	(23,857)	(22,372)
Interest income	1,155	1,244	1,154
(Loss) income from discontinued operations before taxes	(595,413)	66,857	70,938
Income tax expense (3)	(23,486)	(20,963)	(32,051)
Net (loss) income from discontinued operations	(618,899)	45,894	38,887
Net income from discontinued operations attributable to noncontrolling interests	(2,187)	(2,511)	(1,876)
Net (loss) income from discontinued operations attributable to CB&I	$(621,086)	$43,383	$37,011

(1)	Represents the goodwill impairment charge recorded in the fourth quarter 2016 in connection with our annual impairment assessment (discussed in Note 7).

(2)
Interest expense, including amortization of capitalized debt issuance costs, was allocated to the discontinued Capital Services Operations due to a requirement to use the proceeds from the transaction to repay our debt. The allocation was based upon the anticipated amounts to be repaid.

(3)	Income tax expense for 2016 reflects the non-deductibility of the aforementioned $655,000 goodwill impairment charge.
Cash Flows—Cash flows for our Capital Services Operations for 2016, 2015 and 2014 were as follows:

	Years Ended December 31,
	2016	2015	2014
Operating cash flows	$145,643	$76,365	$(52,828)
Investing cash flows	$(6,561)	$(11,706)	$(14,222)
Unapproved Change Orders, Claims and Incentives—At December 31, 2016 and 2015, our Capital Services Operations had unapproved change orders, claims and incentives included in project price of approximately $8,400 and $14,600, respectively. Of the aforementioned amounts, approximately $7,700 had been recognized as revenue for the discontinued operations on a cumulative POC basis through December 31, 2016.
Technology Operations
Transaction Summary—As discussed in Note 2, in the July 2017, we initiated a plan to market and sell our Technology Operations. At December 31, 2016, the fair value of the Technology Operations substantially exceeded the carrying value of its net assets.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Assets and Liabilities—The carrying values of the major classes of assets and liabilities of the discontinued Technology Operations within our Balance Sheets on December 31, 2016 and 2015 were as follows:

	December 31,
	2016	2015
Assets
Accounts receivable	$86,641	$113,908
Costs and estimated earnings in excess of billings	80,317	92,269
Inventory	16,285	27,027
Other assets	5,801	4,240
Current assets of discontinued operations	189,044	237,444

Equity investments	129,715	117,464
Property and equipment, net	71,692	67,175
Goodwill (1)	498,465	501,651
Other intangible assets	139,273	157,966
Other assets	81,415	69,684
Non-current assets of discontinued operations	920,560	913,940

Total assets of discontinued operations	$1,109,604	$1,151,384

Liabilities
Accounts payable	$99,916	$72,653
Billings in excess of costs and estimated earnings	176,525	277,496
Other liabilities	38,707	71,517
Current liabilities of discontinued operations	315,148	421,666

Other liabilities	32,902	30,766
Non-current liabilities of discontinued operations	32,902	30,766

Total liabilities of discontinued operations	$348,050	$452,432

Accumulated other comprehensive loss	$(13,252)	$(10,670)

(1)
Goodwill allocated to the discontinued Technology Operations is comprised of all the goodwill of our former Technology reporting unit (approximately $297,000), and an allocation of goodwill from our Fabrication Services reporting unit (approximately $200,000)(discussed in Note 7).

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Results of Operations—The results of our Technology Operations that have been reflected within discontinued operations in our Statement of Operations for 2016, 2015, and 2014 were as follows:

	Years Ended December 31,
	2016	2015	2014
Revenue	$636,818	$779,725	$618,172
Cost of revenue	388,632	495,002	384,887
Gross profit	248,186	284,723	233,285
Selling and administrative expense	44,652	48,355	47,435
Intangibles amortization	18,033	18,044	19,689
Equity earnings	(18,834)	(22,442)	(25,910)
Other operating expense (income), net (1)	4	(7,581)	73
Integration related costs	—	—	5,029
Operating income from discontinued operations	204,331	248,347	186,969
Interest expense (2)	(73,302)	(62,801)	(55,487)
Interest income	57	61	150
Income from discontinued operations before taxes	131,086	185,607	131,632
Income tax expense	(40,455)	(52,809)	(38,313)
Net income from discontinued operations	90,631	132,798	93,319
Net income from discontinued operations attributable to noncontrolling interests	—	—	—
Net income from discontinued operations attributable to CB&I	$90,631	$132,798	$93,319

(1)	For 2015, other operating expense (income), net included a gain of approximately $7,500 related to the contribution of a technology to our unconsolidated Chevron-Lummus Global (“CLG”) joint venture.

(2)
Interest expense, including amortization of capitalized debt issuance costs, was allocated to the discontinued Technology Operations due to a requirement to use the proceeds from the transaction to repay our debt. The allocation of interest expense was based on the anticipated debt amounts to be repaid.

Cash Flows—Cash flows for our Technology Operations for 2016, 2015 and 2014 were as follows:

	Years Ended December 31,
	2016	2015	2014
Operating cash flows	$83,247	$186,944	$155,814
Investing cash flows	$(54,868)	$(54,275)	$(5,135)
Partnering Arrangements—Our Technology Operations has a venture with Chevron (CB&I—50% / Chevron—50%) (CLG) which provides proprietary process technology licenses and associated engineering services and catalyst, primarily for the refining industry. The venture is accounted for using the equity method. Dividends received from CLG were $5,900, $26,000 and $15,000 during 2016, 2015 and 2014, respectively.
6. INVENTORY
The components of inventory at December 31, 2016 and 2015 were as follows:

	December 31,
	2016	2015
Raw materials	$58,261	$135,239
Work in process	48,011	54,556
Finished goods	67,545	68,333
Total	$173,817	$258,128

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

7. GOODWILL AND OTHER INTANGIBLES
Goodwill Summary—At December 31, 2016 and 2015, our goodwill balances were $2,315,338 and $2,325,248, respectively, attributable to the excess of the purchase price over the fair value of net assets acquired in connection with our acquisitions. The change in goodwill by reporting segment for 2016 and 2015 was as follows:

	Engineering & Construction	Fabrication Services	Total
Balance at December 31, 2014	$2,339,246	$465,415	$2,804,661
Impairment charges (described below) (1)	(453,100)	—	(453,100)
Amortization of tax goodwill in excess of book goodwill	(3,789)	(348)	(4,137)
Foreign currency translation and other	(22,176)	—	(22,176)
Balance at December 31, 2015	$1,860,181	$465,067	$2,325,248
Amortization of tax goodwill in excess of book goodwill	(338)	(2)	(340)
Foreign currency translation and other	(9,570)	—	(9,570)
Balance at December 31, 2016	$1,850,273	$465,065	$2,315,338

(1)
At December 31, 2016, we had approximately $453,100 of cumulative impairment losses, which were recorded in our Engineering & Construction operating group during 2015 related to the sale of our Nuclear Operations on December 31, 2015.

As discussed further in Note 2, goodwill is not amortized to earnings, but instead is reviewed for impairment at least annually at a reporting unit level, absent any indicators of impairment or when other actions require an impairment assessment (such as a change in reporting units). We perform our annual impairment assessment during the fourth quarter of each year based upon balances as of October 1. At October 1, 2016 and prior to the recognition of our Capital Services Operations and Technology Operations as discontinued operations (discussed below), we had the following five reporting units within our four operating groups:

•	Engineering & Construction—Our Engineering & Construction operating group represented a reporting unit.

•
Fabrication Services—Our Fabrication Services operating group represented a reporting unit. As of December 31, 2015, Fabrication Services included three reporting units: Steel Plate Structures, Fabrication & Manufacturing, and Engineered Products. However, during the third quarter 2016, our Steel Plate Structures, Fabrication & Manufacturing and Engineered Products Operations were integrated and operationally combined. As a result, we reevaluated our reporting units within the Fabrication Services operating group and determined that the Fabrication Services operating group represented a single reporting unit subsequent to the reorganization. In conjunction with the reorganization of our Fabrication Services operating group and change in reporting units, we performed a quantitative assessment of goodwill for each of the reporting units immediately before the change in reporting units, and for the new Fabrication Services reporting unit. Based on these quantitative assessments, the fair value of each of the reporting units exceeded their respective net book values, and accordingly, no impairment charge was necessary as a result of the change in reporting units. Our Engineered Products Operations were included within our Technology Operations and classified as a discontinued operation in the third quarter 2017 (discussed below).

•
Technology—Our Technology operating group represented a reporting unit. This reporting unit was included within our Technology Operations and classified as a discontinued operation in the third quarter 2017 (discussed below).

•
Capital Services—Our Capital Services operating group included two reporting units: Facilities & Plant Services and Federal Services. These reporting units were included within our Capital Services Operations and classified as a discontinued operation in the first quarter 2017 (discussed below).

As a result of the aforementioned, the reporting units of our continuing operations represent our Engineering & Construction operating group and our Fabrication Services operating group (excluding our discontinued Engineered Products Operations).
Annual Impairment Assessment—During the fourth quarter 2016, we performed a quantitative assessment of goodwill for each of the aforementioned reporting units as of October 1, 2016. Based on these quantitative assessments, the fair value of our Engineering & Construction, Fabrication Services and Technology reporting units each substantially exceeded their respective net book values, and accordingly, no impairment charge was necessary as a result of our annual impairment assessments. However, we determined that the net book value of the Facilities & Plant Services and Federal Services reporting units each exceeded their respective fair values, indicating that the carrying value of their goodwill was impaired. Our fair value

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

determination for the Facilities & Plant Services and Federal Services reporting units gave consideration to a market indicator of fair value for the reporting units (discussed in Note 19). As a result of the aforementioned, we recorded a goodwill impairment charge of $655,000 for these reporting units ($581,900 for Facilities & Plant Services and $73,100 for Federal Services). Accordingly, at December 31, 2016, the adjusted carrying value of goodwill for the Facilities & Plant Services and Federal Services reporting units was approximately $112,900 and $116,700, respectively. The amount of goodwill impairment charge was determined by comparing the carrying value of each reporting unit’s goodwill to their respective implied fair values. The fair values of the Facilities & Plant Services and Federal Services reporting units approximated their respective net book values subsequent to the goodwill impairments. If, based on future assessments our goodwill is deemed to be impaired, the impairment would result in a charge to earnings in the period of impairment. There can be no assurance that future goodwill impairment tests will not result in charges to earnings.
Discontinued Operations—During the first quarter 2017, we classified our Capital Services Operations as a discontinued operation (discussed in Note 2 and Note 5). Our Capital Services Operations are primarily comprised of our former Capital Services operating group, which included our Facilities & Plant Services and Federal Services reporting units. As a result of the classification of our Capital Services operating group within discontinued operations, all its goodwill (approximately $229,600, after the aforementioned $655,000 impairment) was allocated to our Capital Services Operations.
During the third quarter 2017, we classified our Technology Operations as a discontinued operation (discussed in Note 2 and Note 5). Our Technology Operations are primarily comprised of our former Technology operating group and reporting unit and our Engineered Products Operations, representing a portion of our Fabrication Services operating group and reporting unit. As a result of the classification of our Technology reporting unit as a part of our Technology Operations within discontinued operations, all of its goodwill (approximately $297,000) was allocated to our Technology Operations. Further, as a result of the classification of our Engineered Products Operations as part of our Technology Operations within discontinued operations, we allocated a portion of the Fabrication Services reporting unit’s goodwill (approximately $200,000) to our Technology Operations. The allocation was based on the relative fair values of the Engineered Products Operations and remaining Fabrication Services reporting unit after removal of the Engineered Products Operations.
The fair value of the Engineered Products Operations was determined on a basis consistent with the basis used for our annual impairment assessment (discussed in Note 2) and gave consideration to a market indicator of fair value for the Technology Operations. The fair value of the remaining Fabrication Services reporting unit was also determined on a basis consistent with the basis used for our annual impairment assessment. Based on the aforementioned, the fair value of the remaining Fabrication Services reporting unit continued to substantially exceed its net book value, and accordingly, no impairment charge was necessary as a result of the removal of the Engineered Products Operations.
Other Intangible Assets—The following table presents our acquired finite-lived intangible assets at December 31, 2016 and 2015, including the December 31, 2016 weighted-average useful lives for each major intangible asset class and in total:

		December 31, 2016		December 31, 2015
	Weighted Average Life	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Backlog and customer relationships (1)	18 Years	$93,700	$(20,073)	$101,686	$(22,546)
Process technologies	20 Years	400	(78)	400	(58)
Tradenames	6 Years	15,718	(9,531)	15,718	(7,258)
Total (2)	17 Years	$109,818	$(29,682)	$117,804	$(29,862)

(1)
Backlog and customer relationships intangibles totaling approximately $8,000 became fully amortized during 2016 and were therefore removed from the December 31, 2016 gross carrying and accumulated amortization balances above.

(2)
The remaining decrease in other intangibles, net during 2016 primarily related to amortization expense of approximately $7,800. Amortization expense for our intangibles existing at December 31, 2016 is anticipated to be approximately $7,700, $7,700, $5,700, $5,400 and $5,200 for 2017, 2018, 2019, 2020 and 2021, respectively.

As a result of the partial impairment of goodwill for our Capital Services operating group resulting from our fourth quarter annual impairment assessment, we determined that an indicator of impairment existed for the finite-lived intangible assets of our Capital Services operating group, and accordingly, we performed an impairment assessment for these intangible assets during the fourth quarter 2016. Based on our impairment assessment we concluded that the intangible assets were not impaired. We noted no other indicators of impairment during 2016.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

8. PARTNERING ARRANGEMENTS
As discussed in Note 2, we account for our unconsolidated ventures using either proportionate consolidation, when we meet the applicable accounting criteria to do so, or the equity method. Further, we consolidate any venture that is determined to be a VIE for which we are the primary beneficiary, or which we otherwise effectively control.
Proportionately Consolidated Ventures—The following is a summary description of our significant joint ventures which have been accounted for using proportionate consolidation:

•
CB&I/Zachry—We have a venture with Zachry (CB&I—50% / Zachry—50%) to perform EPC work for two liquefied natural gas (“LNG”) liquefaction trains in Freeport, Texas. Our proportionate share of the venture project value is approximately $2,700,000. In addition, we have subcontract and risk sharing arrangements with Chiyoda to support our responsibilities to the venture. The costs of these arrangements are recorded in cost of revenue.

•
CB&I/Zachry/Chiyoda—We have a venture with Zachry and Chiyoda (CB&I—33.3% / Zachry—33.3% / Chiyoda—33.3%) to perform EPC work for an additional LNG liquefaction train at the aforementioned project site in Freeport, Texas. Our proportionate share of the venture project value is approximately $675,000.

•
CB&I/Chiyoda—We have a venture with Chiyoda (CB&I—50% / Chiyoda—50%) to perform EPC work for three LNG liquefaction trains in Hackberry, Louisiana. Our proportionate share of the venture project value is approximately $3,100,000.

The following table presents summarized balance sheet information for our share of our proportionately consolidated ventures:

	December 31,
	2016	2015
CB&I/Zachry
Current assets (1)	$260,934	$298,916
Non-current assets	3,204	6,689
Total assets	$264,138	$305,605
Current liabilities(1)	$379,339	$454,943
CB&I/Zachry/Chiyoda
Current assets (1)	$84,279	$82,106
Non-current assets	1,969	2,590
Total assets	$86,248	$84,696
Current liabilities(1)	$73,138	$86,124
CB&I/Chiyoda
Current assets (1)	$337,479	$424,781
Current liabilities(1)	$150,179	$433,526

(1)
Our venture arrangements allow for excess working capital of the ventures to be advanced to the venture partners. Such advances are returned to the ventures for working capital needs as necessary. Accordingly, at a reporting period end a venture may have advances to its partners which are reflected as an advance receivable within current assets of the venture. As summarized in Note 9, at December 31, 2016 and 2015, other current assets on the Balance Sheets included approximately $374,800 and $325,000, respectively, related to our proportionate share of advances from the ventures to our venture partners, and other current liabilities included approximately $394,400 and $334,900, respectively, related to advances to CB&I from the ventures.

Equity Method Ventures—The following is a summary description of our significant joint ventures which have been accounted for using the equity method:

•
NET Power—We have a venture with Exelon and 8 Rivers Capital (CB&I—33.3% / Exelon—33.3% / 8 Rivers Capital—33.3%) to commercialize a new natural gas power generation system that recovers the carbon dioxide produced during combustion. NET Power is building a first-of-its-kind demonstration plant which is being funded by contributions and services from the venture partners and other parties. We have determined the venture to be a VIE; however, we do not effectively control NET Power and therefore do not consolidate it. Our cash commitment for NET Power totals $47,300, and at December 31, 2016, we had made cumulative investments totaling approximately $37,900.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

•
CB&I/CTCI—We have a venture with CTCI (CB&I—50% / CTCI—50%) to perform EPC work for a liquids ethylene cracker and associated units in Sohar, Oman. We have determined the venture to be a VIE; however, we do not effectively control the venture and therefore do not consolidate it. Our proportionate share of the venture project value is approximately $1,400,000. Our venture arrangement allows for excess working capital of the venture to be advanced to the venture partners. Such advances are returned to the venture for working capital needs as necessary. As summarized in Note 9, at December 31, 2016, other current liabilities included approximately $147,000 related to advances to CB&I from the venture.

Dividends received from our equity method ventures were not material during 2016, 2015 and 2014, respectively. We have no other material unconsolidated ventures.
Consolidated Ventures—The following is a summary description of our significant joint ventures we consolidate due to their designation as VIEs for which we are the primary beneficiary:

•
CB&I/Kentz—We have a venture with Kentz (CB&I—65% / Kentz—35%) to perform the structural, mechanical, piping, electrical and instrumentation work on, and to provide commissioning support for, three LNG trains, including associated utilities and a gas processing and compression plant, for the Gorgon LNG project, located on Barrow Island, Australia. Our venture project value is approximately $5,900,000.

•
CB&I/AREVA—We have a venture with AREVA (CB&I—52% / AREVA—48%) to design, license and construct a mixed oxide fuel fabrication facility in Aiken, South Carolina. Our venture project value is approximately $5,800,000.

The following table presents summarized balance sheet information for our consolidated ventures:

	December 31,
	2016	2015
CB&I/Kentz
Current assets	$68,867	$214,291
Current liabilities	$87,822	$191,471
CB&I/AREVA
Current assets	$16,313	$24,269
Current liabilities	$47,652	$65,674
All Other (1)
Current assets	$69,785	$78,492
Non-current assets	16,382	18,415
Total assets	$86,167	$96,907
Current liabilities	$7,748	$22,025

(1)	Other ventures that we consolidate are not individually material to our financial results and are therefore aggregated as “All Other”.
Other—The use of these ventures exposes us to a number of risks, including the risk that our partners may be unable or unwilling to provide their share of capital investment to fund the operations of the venture or complete their obligations to us, the venture, or ultimately, our customer. Differences in opinions or views among venture partners could also result in delayed decision-making or failure to agree on material issues, which could adversely affect the business and operations of the venture. In addition, agreement terms may subject us to joint and several liability for our venture partners, and the failure of our venture partners to perform their obligations could impose additional performance and financial obligations on us. The aforementioned factors could result in unanticipated costs to complete the projects, liquidated damages or contract disputes, including claims against our partners.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

9. SUPPLEMENTAL BALANCE SHEET DETAIL
The components of property and equipment, other current assets, and other current and non-current liabilities at December 31, 2016 and 2015 were as follows:

	December 31,
	2016	2015
Property and Equipment
Plant, field equipment and other	$532,282	$530,433
Buildings and improvements	354,723	340,407
Land and improvements	67,182	70,481
Total property and equipment	$954,187	$941,321
Accumulated depreciation	(519,935)	(469,369)
Property and equipment, net	$434,252	$471,952
Other Current Assets
Advances to proportionately consolidated ventures (1)	$374,803	$325,048
Other (2)	166,373	175,228
Other current assets	$541,176	$500,276
Other Current Liabilities
Advances from equity method and proportionately consolidated ventures (1)	$541,432	$334,850
Payroll-related obligations	197,182	253,079
Income taxes payable	46,741	29,627
Self-insurance and other insurance reserves	16,206	18,104
Other (3)	177,205	202,552
Other current liabilities	$978,766	$838,212
Other Non-Current Liabilities
Pension obligations	$152,210	$110,693
Self-insurance and other insurance reserves	87,680	54,122
Postretirement medical benefit obligations	30,931	28,516
Income tax reserves	14,162	9,140
Other (4)	124,048	130,293
Other non-current liabilities	$409,031	$332,764

(1)	Represents advances to our proportionately consolidated ventures and advances from our equity method and proportionately consolidated ventures as discussed in Note 8.

(2)	Represents various assets that are each individually less than 5% of total current assets, including income tax receivables and prepaid items.

(3)
Represents various accruals that are each individually less than 5% of total current liabilities, including accruals for non-contract payables, taxes other than income taxes, country-specific employee benefits, operating lease obligations, derivatives, and medical and legal obligations.

(4)
Represents various accruals that are each individually less than 5% of total liabilities, including accruals for non-contract payables, taxes other than income taxes, operating lease obligations, deferred rent, and country-specific employee benefits.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

10. DEBT
Our outstanding debt at December 31, 2016 and 2015 was as follows:

	December 31,
	2016	2015
Current
Revolving facility and other short-term borrowings	$407,500	$653,000

Current maturities of long-term debt	506,250	150,000
Less: unamortized debt issuance costs	(2,340)	(2,129)
Current maturities of long-term debt, net of unamortized debt issuance costs	503,910	147,871
Current debt, net of unamortized debt issuance costs	$911,410	$800,871
Long-Term
Term Loan: $1,000,000 term loan (interest at LIBOR plus a floating margin)	$300,000	$450,000
Second Term Loan: $500,000 term loan (interest at LIBOR plus a floating margin)	500,000	500,000
Senior Notes: $800,000 senior notes, series A-D (fixed interest ranging from 4.15% to 5.30%)	800,000	800,000
Second Senior Notes: $200,000 senior notes (fixed interest of 4.53%)	200,000	200,000
Less: unamortized debt issuance costs	(5,827)	(8,168)
Less: current maturities of long-term debt	(506,250)	(150,000)
Long-term debt, net of unamortized debt issuance costs	$1,287,923	$1,791,832
Committed Facilities—We have a five-year, $1,350,000, committed and unsecured revolving facility (the “Revolving Facility”) with Bank of America N.A. (“BofA”), as administrative agent, and BNP Paribas Securities Corp., BBVA Compass, Credit Agricole Corporate and Investment Bank (“Credit Agricole”) and TD Securities, each as syndication agents, which expires in October 2018. The Revolving Facility has a $270,000 financial letter of credit sublimit and has financial and restrictive covenants described further below. The Revolving Facility also includes customary restrictions regarding subsidiary indebtedness, sales of assets, liens, investments, type of business conducted, and mergers and acquisitions, and includes a limitation for dividend payments and share repurchases, among other restrictions. In addition to interest on debt borrowings, we are assessed quarterly commitment fees on the unutilized portion of the facility as well as letter of credit fees on outstanding instruments. The interest, commitment fee, and letter of credit fee percentages are based upon our quarterly leverage ratio. In the event we borrow funds under the facility, interest is assessed at either prime plus an applicable floating margin (3.75% and 1.00%, respectively at December 31, 2016), or LIBOR plus an applicable floating margin (0.77% and 2.00%, respectively at December 31, 2016). At December 31, 2016, we had $100,000 of outstanding borrowings under the facility and $78,251 of outstanding letters of credit under the facility (including $4,680 associated with our discontinued Technology Operations and none of which were financial letters of credit), providing $1,171,749 of available capacity. During 2016, our weighted average interest rate on borrowings under the facility was approximately 2.3%, inclusive of the applicable floating margin.
We have a five-year, $800,000, committed and unsecured revolving credit facility (the “Second Revolving Facility”) with BofA, as administrative agent, and BNP Paribas Securities Corp., BBVA Compass, Credit Agricole and Bank of Tokyo Mitsubishi UFJ, each as syndication agents, which expires in July 2020. The Second Revolving Facility supplements our Revolving Facility, has a $50,000 financial letter of credit sublimit and has financial and restrictive covenants described further below. In addition to interest on debt borrowings, we are assessed quarterly commitment fees on the unutilized portion of the facility as well as letter of credit fees on outstanding instruments. The interest, commitment fee, and letter of credit fee percentages are based upon our quarterly leverage ratio. In the event we borrow funds under the facility, interest is assessed at either prime plus an applicable floating margin (3.75% and 1.00%, respectively at December 31, 2016), or LIBOR plus an applicable floating margin (0.77% and 2.00%, respectively at December 31, 2016). At December 31, 2016, we had $157,500 of outstanding borrowings and $7,630 of outstanding letters of credit under the facility (including $4,762 associated with our discontinued Technology Operations and including $2,757 of financial letters of credit), providing $634,870 of available capacity. During 2016, our weighted average interest rate on borrowings under the facility was approximately 4.3%, inclusive of the applicable floating margin.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Uncommitted Facilities—We also have various short-term, uncommitted letter of credit and borrowing facilities (the “Uncommitted Facilities”) across several geographic regions of approximately $4,561,950, of which $563,000 may be utilized for borrowings. At December 31, 2016, we had $150,000 of outstanding borrowings and $1,635,357 of outstanding letters of credit under these facilities (including $25,044 associated with our discontinued Capital Services Operations and $69,117 associated with our discontinued Technology Operations), providing $2,776,593 of available capacity, of which $413,000 may be utilized for borrowings. During 2016, our weighted average interest rate on borrowings under the facilities was approximately 1.6%.
Term Loans—At December 31, 2016, we had $300,000 outstanding on a four-year, $1,000,000 unsecured term loan (the “Term Loan”) with BofA as administrative agent. Interest and principal under the Term Loan is payable quarterly in arrears and bears interest at LIBOR plus an applicable floating margin (0.77% and 2.00%, respectively at December 31, 2016). However, we continue to utilize an interest rate swap to hedge against $290,375 of the outstanding Term Loan, which resulted in a weighted average interest rate of approximately 2.3% during 2016, inclusive of the applicable floating margin. The balance of the Term Loan was paid February 13, 2017. The Term Loan has financial and restrictive covenants described further below.
At December 31, 2016, we had $500,000 outstanding on a five-year, $500,000 unsecured term loan (the “Second Term Loan”) with BofA as administrative agent. Interest and principal under the Second Term Loan is payable quarterly in arrears beginning in June 2017 and bears interest at LIBOR plus an applicable floating margin (rates are equivalent to the Term Loan). During 2016, our weighted average interest rate on the Second Term Loan was approximately 2.3%, inclusive of the applicable floating margin. Future annual maturities for the Second Term Loan are $56,250, $75,000, $75,000 and $293,750 for 2017, 2018, 2019, and 2020, respectively. The Second Term Loan has financial and restrictive covenants described further below.
Senior Notes—We have a series of senior notes totaling $800,000 in the aggregate (the “Senior Notes”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Credit Agricole, as administrative agents. The Senior Notes have financial and restrictive covenants described further below. The Senior Notes include Series A through D, which contain the following terms:

•	Series A—Interest due semi-annually at a fixed rate of 4.15%, with principal of $150,000 due in December 2017

•	Series B—Interest due semi-annually at a fixed rate of 4.57%, with principal of $225,000 due in December 2019

•	Series C—Interest due semi-annually at a fixed rate of 5.15%, with principal of $275,000 due in December 2022

•	Series D—Interest due semi-annually at a fixed rate of 5.30%, with principal of $150,000 due in December 2024
We have senior notes totaling $200,000 (the “Second Senior Notes”) with BofA as administrative agent. Interest is due semi-annually at a fixed rate of 4.53%, with principal of $200,000 due in July 2025. The Second Senior Notes have financial and restrictive covenants described further below.
Compliance and Other—On February 24, 2017, and effective for the period ended December 31, 2016, we amended our Revolving Facility, Second Revolving Facility, Second Term Loan, Senior Notes and Second Senior Notes. The amendments adjusted our maximum leverage ratio from 3.00 to 3.50 and our minimum net worth from $1,736,651 to $1,201,507. Our maximum leverage ratio will decrease to 3.00 on December 31, 2017, or 45 days subsequent to the closing of the sale of our Capital Services operating group (the “Closing Date”) as described in Note 5, if earlier. Our required fixed charge ratio remained at 1.75. The amendments also reduce our Revolving Facility from $1,350,000 to $1,150,000 at the Closing Date. Our amended restrictive covenants continue to include a twelve-month limitation of $250,000 for dividend payments and share repurchases if our leverage ratio exceeds 1.50 (unlimited if our leverage ratio is equal to or below 1.50); however, share repurchases and acquisitions are not allowed if our leverage ratio exceeds 3.00. The amendments to our Senior Notes and Second Senior Notes also include other provisions relating to maintaining our leverage ratio and credit profile.
At December 31, 2016, we were in compliance with all our amended financial and restrictive covenants with a leverage ratio of 3.10, a fixed charge coverage ratio of 3.61, and net worth of $1,413,538.
During 2016, maximum outstanding borrowings under our revolving credit and other facilities were approximately $1,444,000. In addition to providing letters of credit, we also issue surety bonds in the ordinary course of business to support our contract performance. At December 31, 2016, we had $826,383 of outstanding surety bonds (including $393,250 associated with our discontinued Capital Services Operations and $4,404 associated with our discontinued Technology Operations). Capitalized interest was insignificant for 2016, 2015 and 2014.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

11. FINANCIAL INSTRUMENTS
Derivatives
Foreign Currency Exchange Rate Derivatives—At December 31, 2016, the notional value of our outstanding forward contracts to hedge certain foreign exchange-related operating exposures was approximately $139,100. These contracts vary in duration, maturing up to five years from period-end. We designate certain of these hedges as cash flow hedges and accordingly, changes in their fair value are recognized in AOCI until the associated underlying operating exposure impacts our earnings. Forward points, which are deemed to be an ineffective portion of the hedges, are recognized within cost of revenue and are not material.
Interest Rate Derivatives—We continue to utilize a swap arrangement to hedge against interest rate variability associated with $290,375 of our outstanding $300,000 Term Loan. The swap arrangement has been designated as a cash flow hedge as its critical terms matched those of the Term Loan at inception and through December 31, 2016. Accordingly, changes in the fair value of the swap arrangement are included in AOCI until the associated underlying exposure impacts our earnings.
Financial Instruments Disclosures
Fair Value—Financial instruments are required to be categorized within a valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. The three levels of the valuation hierarchy are as follows:

•	Level 1—Fair value is based upon quoted prices in active markets.

•
Level 2—Fair value is based upon internally-developed models that use, as their basis, readily observable market parameters. Our derivative positions are classified within level 2 of the valuation hierarchy as they are valued using quoted market prices for similar assets and liabilities in active markets. These level 2 derivatives are valued utilizing an income approach, which discounts future cash flow based upon current market expectations and adjusts for credit risk.

•
Level 3—Fair value is based upon internally-developed models that use, as their basis, significant unobservable market parameters. We did not have any level 3 classifications at December 31, 2016 or 2015.

The following table presents the fair value of our foreign currency exchange rate derivatives and interest rate derivatives at December 31, 2016 and 2015, respectively, by valuation hierarchy and balance sheet classification:

	December 31, 2016				December 31, 2015
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Derivative Assets (1)
Other current assets	$—	$1,146	$—	$1,146	$—	$3,344	$—	$3,344
Other non-current assets	—	82	—	82	—	180	—	180
Total assets at fair value	$—	$1,228	$—	$1,228	$—	$3,524	$—	$3,524
Derivative Liabilities
Other current liabilities	$—	$(3,509)	$—	$(3,509)	$—	$(7,568)	$—	$(7,568)
Other non-current liabilities	—	(725)	—	(725)	—	(607)	—	(607)
Total liabilities at fair value	$—	$(4,234)	$—	$(4,234)	$—	$(8,175)	$—	$(8,175)

(1)
We are exposed to credit risk on our hedging instruments associated with potential counterparty non-performance, and the fair value of our derivatives reflects this credit risk. The total level 2 assets at fair value above represent the maximum loss that we would incur on our outstanding hedges if the applicable counterparties failed to perform according to the hedge contracts. To help mitigate counterparty credit risk, we transact only with counterparties that are rated as investment grade or higher and monitor all counterparties on a continuous basis.

The carrying values of our cash and cash equivalents (primarily consisting of bank deposits), accounts receivable and accounts payable approximate their fair values because of the short-term nature of these instruments. At December 31, 2016, the fair values of our Term Loan and Second Term Loan, based upon the current market rates for debt with similar credit risk and maturities, approximated their carrying values as interest is based upon LIBOR plus an applicable floating margin. Our Senior Notes and Second Senior Notes are categorized within level 2 of the valuation hierarchy. Our Senior Notes had a total fair value of approximately $785,700 and $772,600 at December 31, 2016 and 2015, respectively, based on current market rates for debt with similar credit risk and maturities. Our Second Senior Notes had a total fair value of approximately $206,400 and $203,500 at December 31, 2016 and 2015, respectively, based on current market rates for debt with similar credit risk and maturities.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Derivatives Disclosures
Fair Value—The following table presents the total fair value by underlying risk and balance sheet classification for derivatives designated as cash flow hedges and derivatives not designated as cash flow hedges at December 31, 2016 and 2015:

	Other Current and Non-Current Assets		Other Current and Non-Current Liabilities
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Derivatives designated as cash flow hedges
Interest rate	$49	$471	$—	$(192)
Foreign currency	109	944	(536)	(1,858)
Fair value	$158	$1,415	$(536)	$(2,050)
Derivatives not designated as cash flow hedges
Foreign currency	$1,070	$2,109	$(3,698)	$(6,125)
Fair value	$1,070	$2,109	$(3,698)	$(6,125)
Total fair value	$1,228	$3,524	$(4,234)	$(8,175)
Master Netting Arrangements (“MNAs”)—Our derivatives are executed under International Swaps and Derivatives Association MNAs, which generally allow us and our counterparties to net settle, in a single net payable or receivable, obligations due on the same day, in the same currency and for the same type of derivative instrument. We have elected the option to record all derivatives on a gross basis in our Balance Sheet. The following table presents our derivative assets and liabilities at December 31, 2016 on a gross basis and a net settlement basis:

	Gross Amounts Recognized (i)	Gross Amounts Offset on the Balance Sheet (ii)	Net Amounts Presented on the Balance Sheet (iii) = (i) - (ii)	Gross Amounts Not Offset on the Balance Sheet (iv)		Net Amount (v) = (iii) - (iv)
				Financial Instruments	Cash Collateral Received
Derivative Assets
Interest rate	$49	$—	$49	$—	$—	$49
Foreign currency	1,179	—	1,179	(245)	—	934
Total assets	$1,228	$—	$1,228	$(245)	$—	$983
Derivative Liabilities
Interest rate	$—	$—	$—	$—	$—	$—
Foreign currency	(4,234)	—	(4,234)	245	—	(3,989)
Total liabilities	$(4,234)	$—	$(4,234)	$245	$—	$(3,989)
AOCI/Other—The following table presents the total value, by underlying risk, recognized in other comprehensive income (“OCI”) and reclassified from AOCI to interest expense (interest rate derivatives) and cost of revenue (foreign currency derivatives) during 2016 and 2015 for derivatives designated as cash flow hedges:

	Amount of Gain (Loss) on Effective Derivative Portion
	Recognized in OCI		Reclassified from AOCI into Earnings (1)
	Years Ended December 31,
	2016	2015	2016	2015
Derivatives designated as cash flow hedges
Interest rate	$(740)	$(2,520)	$(510)	$(1,769)
Foreign currency	(304)	(1,020)	(835)	(4,117)
Total	$(1,044)	$(3,540)	$(1,345)	$(5,886)

(1)	Net unrealized losses totaling approximately $100 are anticipated to be reclassified from AOCI into earnings during the next 12 months due to settlement of the associated underlying obligations.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents the total value recognized in cost of revenue for 2016 and 2015 for foreign currency derivatives not designated as cash flow hedges:

	Amount of Gain (Loss) Recognized in Earnings
	Years Ended December 31,
	2016	2015
Derivatives not designated as cash flow hedges
Foreign currency	$(15,287)	$7,225
Total	$(15,287)	$7,225
12. RETIREMENT BENEFITS
Defined Contribution Plans
We sponsor multiple defined contribution plans for eligible employees with various features, including voluntary employee pre-tax and Roth-based contributions, and Company matching and other contributions. During 2016, 2015 and 2014, we expensed $57,495, $40,220 and $50,107, respectively, for these plans. In addition, we sponsor multiple defined contribution plans that cover eligible employees for which we do not provide contributions. The cost of these plans was not significant to us in 2016, 2015 or 2014.
Defined Benefit Pension and Other Postretirement Plans
We sponsor various defined benefit pension plans covering eligible employees and provide specific post retirement benefits for eligible retired U.S. employees and their dependents through health care and life insurance benefit programs. These plans may be changed or terminated by us at any time. The following tables present combined information for our defined benefit pension and other postretirement plans:

Components of Net Periodic Benefit Cost	Pension Plans			Other Postretirement Plans
	2016	2015	2014	2016	2015	2014
Service cost	$8,531	$9,757	$8,251	$704	$791	$1,037
Interest cost	21,668	21,949	31,350	1,361	1,545	2,279
Expected return on plan assets	(25,193)	(27,136)	(34,887)	—	—	—
Amortization of prior service credits	(606)	(609)	(468)	—	—	—
Recognized net actuarial losses (gains)	5,074	6,855	4,104	(3,361)	(2,696)	(863)
Net periodic benefit cost (income)	$9,474	$10,816	$8,350	$(1,296)	$(360)	$2,453

Change in Projected Benefit Obligation	Pension Plans		Other Postretirement Plans
	2016	2015	2016	2015
Projected benefit obligation at beginning of year	$767,456	$878,003	$30,948	$51,458
Service cost	8,531	9,757	704	791
Interest cost	21,668	21,949	1,361	1,545
Actuarial loss (gain) (1)	120,699	(42,357)	2,702	(20,863)
Plan participants’ contributions	2,657	2,649	502	452
Benefits paid	(34,298)	(30,878)	(2,810)	(2,435)
Currency translation (2)	(71,365)	(71,667)	—	—
Projected benefit obligation at end of year	$815,348	$767,456	$33,407	$30,948

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Change in Plan Assets	Pension Plans		Other Postretirement Plans
	2016	2015	2016	2015
Fair value of plan assets at beginning of year	$668,177	$738,580	$—	$—
Actual return on plan assets	75,241	880	—	—
Benefits paid	(34,298)	(30,878)	(2,810)	(2,435)
Employer contributions (3)	15,757	15,978	2,308	1,983
Plan participants’ contributions	2,657	2,649	502	452
Currency translation (2)	(63,696)	(59,032)	—	—
Fair value of plan assets at end of year	$663,838	$668,177	$—	$—
Funded status	$(151,510)	$(99,279)	$(33,407)	$(30,948)

Balance Sheet Position	Pension Plans		Other Postretirement Plans
	2016	2015	2016	2015
Prepaid benefit cost within other non-current assets	$2,798	$13,581	$—	$—
Accrued benefit cost within other current liabilities	(2,098)	(2,167)	(2,476)	(2,432)
Accrued benefit cost within other non-current liabilities	(152,210)	(110,693)	(30,931)	(28,516)
Net funded status recognized	$(151,510)	$(99,279)	$(33,407)	$(30,948)

Unrecognized net prior service credits	$(3,101)	$(3,801)	$—	$—
Unrecognized net actuarial losses (gains)	183,282	131,085	(25,508)	(31,571)
Accumulated other comprehensive loss (income), before taxes (4)	$180,181	$127,284	$(25,508)	$(31,571)

(1)
The actuarial pension plan loss for 2016 was primarily associated with a decrease in discount rate assumptions for our pension plans. The actuarial pension plan gain for 2015 was primarily associated with an increase in the discount rate assumptions for our pension plans. The actuarial other postretirement plan gain for 2015 was primarily associated with an increase in the discount rate assumptions and a decrease in the percent of retiring employees electing medical coverage for our other postretirement plan.

(2)
The currency translation loss for 2016 and 2015 was primarily associated with the strengthening of the U.S. Dollar against the currencies associated with our international pension plans, primarily the Euro and British Pound.

(3)	During 2017, we expect to contribute approximately $15,900 and $2,500 to our pension and other postretirement plans, respectively.

(4)	During 2017, we expect to recognize approximately $(600) and $4,700 of previously unrecognized net prior service pension credits and net actuarial pension losses, respectively.
Accumulated Benefit Obligation—At December 31, 2016 and 2015, the accumulated benefit obligation for all defined benefit pension plans was $799,619 and $768,127, respectively. The following table includes summary information for those defined benefit plans with an accumulated benefit obligation in excess of plan assets:

	December 31,
	2016	2015
Projected benefit obligation	$704,709	$657,027
Accumulated benefit obligation	$688,980	$657,698
Fair value of plan assets	$550,399	$544,168

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Plan Assumptions—The following table presents the weighted-average assumptions used to measure our defined benefit pension and other postretirement plans:

	Pension Plans		Other Postretirement Plans
	2016	2015	2016	2015
Weighted-average assumptions used to determine benefit obligations at December 31,
Discount rate	2.13%	2.99%	4.15%	4.47%
Rate of compensation increase (1)	2.35%	2.35%	n/a	n/a
Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31,
Discount rate	2.99%	2.68%	4.47%	4.13%
Expected long-term rate of return on plan assets (2)	3.93%	3.86%	n/a	n/a
Rate of compensation increase (1)	2.35%	2.35%	n/a	n/a

(1)	The rate of compensation increase relates solely to the defined benefit plans that factor compensation increases into the valuation.

(2)	The expected long-term rate of return on plan assets was derived using historical returns by asset category and expectations of future performance.
Benefit Payments—The following table includes the expected defined benefit and other postretirement plan payments for the next 10 years:

Year	Pension Plans	Other Postretirement Plans
2017	$34,882	$2,476
2018	$30,966	$2,471
2019	$31,128	$2,446
2020	$31,789	$2,408
2021	$32,398	$2,337
2022-2026	$169,850	$10,820
Plan Assets—Our investment strategy for defined benefit plan assets seeks to optimize the proper risk-return relationship considered appropriate for each respective plan’s investment goals, using a global portfolio of various asset classes diversified by market segment, economic sector and issuer. The primary goal is to optimize the asset mix to fund future benefit obligations, while managing various risk factors and each plan’s investment return objectives.
Our defined benefit plan assets in the U.S. are invested in well-diversified portfolios of equity (including U.S. large, mid and small-capitalization and international equities) and fixed income securities (including corporate and government bonds). Non-U.S. defined benefit plan assets are similarly invested in well-diversified portfolios of equity, fixed income and other securities. At December 31, 2016, our target weighted-average asset allocations by asset category were: equity securities (35%-40%), fixed income securities (60%-65%), and other investments (0%-5%).
Our pension assets are categorized within the valuation hierarchy based upon the lowest level of input that is significant to the fair value measurement. Assets that are valued using quoted prices are classified within level 1 of the valuation hierarchy, assets that are valued using internally-developed models that use, as their basis, readily observable market parameters, are classified within level 2 of the valuation hierarchy, and assets that are valued based upon models with significant unobservable market parameters are classified within level 3 of the valuation hierarchy.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following tables present the fair value of our plan assets by investment category and valuation hierarchy level at December 31, 2016 and 2015:

	December 31, 2016
	Level 1	Level 2	Level 3	Total
Asset Category
Equity Securities:
Global Equities and Cash	$3,259	$—	$—	$3,259
International Funds (1)	—	148,794	—	148,794
Emerging Markets Growth Funds	—	17,046	—	17,046
U.S. Equity Funds	—	13,767	—	13,767
Fixed Income Securities:
International Government Bonds (2)	—	169,781	—	169,781
International Corporate Bonds (3)	—	102,866	—	102,866
International Mortgage Funds (4)	—	58,017	—	58,017
All Other Fixed Income Securities (5)	—	46,537	—	46,537
Other Investments:
Asset Allocation Funds (6)	—	103,771	—	103,771
Total Assets at Fair Value	$3,259	$660,579	$—	$663,838

	December 31, 2015
	Level 1	Level 2	Level 3	Total
Asset Category
Equity Securities:
Global Equities and Cash	$2,278	$—	$—	$2,278
International Funds (1)	—	161,032	—	161,032
U.S. Equity Funds	—	20,158	—	20,158
Emerging Markets Growth Funds	—	15,505	—	15,505
Fixed Income Securities:
International Government Bonds (2)	—	238,165	—	238,165
International Corporate Bonds (3)	—	88,463	—	88,463
International Mortgage Funds (4)	—	—	—	—
All Other Fixed Income Securities (5)	—	63,085	—	63,085
Other Investments:
Asset Allocation Funds (6)	—	79,491	—	79,491
Total Assets at Fair Value	$2,278	$665,899	$—	$668,177
The following provides descriptions for plan asset categories with significant balances in the tables above:

(1)	Investments in various funds that track international indices.

(2)	Investments in predominately EU government securities and U.K. Treasury securities with credit ratings primarily AAA.

(3)	Investments in European and U.K. fixed interest securities with credit ratings of primarily BBB and above.

(4)	Investments in international mortgage funds.

(5)	Investments predominantly in various international fixed income obligations that are individually insignificant.

(6)	Investments in fixed income securities, equities and alternative asset classes, including commodities and property assets.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Health Care Cost Inflation—As noted above, we provide specific postretirement health care benefits for eligible retired U.S. employees and their dependents. Eligible current and future retirees are covered by a defined fixed dollar benefit, under which our costs for each participant are fixed based upon prior years of employee service. Since 2011, new employees are not eligible for these post-retirement health care benefits. Additionally, there is a closed group of retirees for which we assume some or all of the cost of coverage. For this group, health care cost trend rates are projected at annual rates ranging from 6.0% in 2017 down to 5.0% in 2021 and beyond. A change in the assumed health care cost trends by one percentage point is estimated to have an immaterial impact on the total service and interest cost components of net postretirement health care cost for 2016 and the accumulated postretirement benefit obligation at December 31, 2016.
Multi-Employer Pension Plans—We contribute to certain union sponsored multi-employer defined benefit pension plans in the U.S. and Canada. Benefits under these plans are generally based upon years of service and compensation levels. Under U.S. legislation regarding such pension plans, the risks of participation are different than single-employer pension plans as (1) assets contributed to the plan by a company may be used to provide benefits to participants of other companies, (2) if a participating company discontinues contributions to a plan, other participating companies may have to cover any unfunded liability that may exist, and (3) a company is required to continue funding its proportionate share of a plan’s unfunded vested benefits in the event of withdrawal (as defined by the legislation) from a plan or plan termination. The following table provides additional information regarding our significant multi-employer defined benefit pension plans, including the funding level of each plan (or zone status, as defined by the Pension Protection Act), whether actions to improve the funding level of the plan have been implemented, where required (a funding improvement plan (“FIP”) or rehabilitation plan (“RP”), and our contributions to each plan and total contributions for 2016, 2015 and 2014, among other disclosures:

	EIN/Plan Number	Plan Year End	Pension Protection Act (% Funded) (1)		FIP/RP Plan (1)	Total Company Contributions (2)			Expiration Date of Collective- Bargaining Agreement (3)
Pension Fund			2016	2015		2016	2015	2014
Boilermaker-Blacksmith National Pension Trust	48-6168020-001	12/31	65%-80%	65%-80%	Yes	$26,375	$23,079	$20,602	Various
Plumbers and Pipefitters National Pension Fund	52-6152779-001	6/30	65%-80%	65%-80%	Yes	2,241	2,144	1,176	Various
Utah Pipe Trades Pension Trust Fund	51-6077569-001	12/31	>80%	>80%	No	3,372	5,522	664	07/19
Twin City Carpenters and Joiners Pension Fund	41-6043137-001	12/31	65%-80%	65%-80%	Yes	1,295	5,469	6,010	04/19
Twin City Ironworkers Pension Plan	41-6084127-001	12/31	>80%	>80%	No	731	2,102	2,791	04/19
Middle Tennessee Carpenters and Millwrights Pension Fund (4)	62-6101275-001	4/30	>80%	>80%	No	—	6,524	2,881	Various
Southern Ironworkers Pension Fund (4)	59-6227091-001	12/31	>80%	>80%	No	—	3,458	1,191	Various
Plumbers and Steamfitters Local 150 Pension Fund (4)	58-6116699-001	12/31	>80%	>80%	No	—	3,510	1,502	Various
Boilermakers’ National Pension Plan (Canada)	366708	12/31	N/A	N/A	N/A	6,709	8,645	10,795	04/19
All Other (5)						19,216	19,110	13,477
Total						$59,939	$79,563	$61,089

(1)
Pension Protection Act Zone Status and FIP/RP plans are applicable to our U.S.-registered plans only, as these terms are not defined within Canadian pension legislation. In the U.S., plans funded less than 65% are in the red zone, plans funded at least 65%, but less than 80% are in the yellow zone, and plans funded at least 80% are in the green zone. The requirement for FIP or RP plans in the U.S. is based on the funding level or zone status of the applicable plan.

(2)
Our 2016 contributions as a percentage of total plan contributions were not available for any of our plans. For 2015 and 2014, our contributions to the Utah Pipe Trades Pension Trust Fund, the Twin City Carpenters and Joiners Pension

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Fund, the Twin City Ironworkers Pension Plan, the Southern Ironworkers Pension Fund, the Plumbers and Steamfitters Local 150 Pension Fund and the Boilermakers’ National Pension Plan (Canada) each exceeded 5% of total plan contributions. The level of our contributions to each plan noted above varies from period to period based upon the level of work being performed that is covered under the applicable collective-bargaining agreement.

(3)	The expiration dates of our labor agreements associated with the plans noted as “Various” above vary based upon the duration of the applicable projects.

(4)	The contributions in 2015 and 2014 were associated with plans that were included with our former Nuclear Operations, which were sold on December 31, 2015.

(5)	Our remaining contributions are to various U.S. and Canadian plans, which are individually immaterial.
We also contribute to our multi-employer plans for annuity benefits covered under the defined contribution portion of the plans as well as health benefits. We made contributions to our multi-employer plans of $49,932, $57,364 and $45,977 during 2016, 2015 and 2014, respectively, for these additional benefits.
13. COMMITMENTS AND CONTINGENCIES
Leases—Certain facilities and equipment, including project-related field equipment, are rented under operating leases that expire at various dates through 2035. Rent expense for operating leases was $90,113, $123,805 and $118,199 for 2016, 2015 and 2014, respectively. Future minimum payments under non-cancelable operating leases having initial terms of one year or more are as follows:

Year	Amount
2017	$56,948
2018	44,156
2019	36,362
2020	28,936
2021	23,835
Thereafter	89,761
Total	$279,998
Certain lease agreements contain escalation provisions based upon specific future inflation indices which could impact the future minimum payments presented above. The costs related to leases with an initial term of less than one year have been reflected in rent expense but have been excluded from the future minimum payments presented above.
Legal Proceedings
General—We have been and may from time to time be named as a defendant in legal actions claiming damages in connection with engineering and construction projects, technology licenses, other services we provide, and other matters. These are typically claims that arise in the normal course of business, including employment-related claims and contractual disputes or claims for personal injury or property damage which occur in connection with services performed relating to project or construction sites. Contractual disputes normally involve claims relating to the timely completion of projects, performance of equipment or technologies, design or other engineering services or project construction services provided by us. We do not believe that any of our pending contractual, employment-related personal injury or property damage claims and disputes will have a material adverse effect on our results of operations, financial position or cash flow. See Note 17 for additional discussion of claims associated with our projects.
Project Arbitration Matter—The customer for one of our large cost-reimbursable projects has filed a request for arbitration with the International Chamber of Commerce, alleging cost overruns on the project. The customer has not provided evidence to substantiate its allegations and we believe all amounts incurred and billed on the project, including outstanding receivables of approximately $231,000 as of December 31, 2016, are contractually due under the provisions of our contract and are recoverable, but have been classified as a non-current asset on our Balance Sheet as we do not anticipate collection within the next year. We do not believe a risk of material loss is probable related to this matter, and accordingly, no amounts have been accrued. While it is possible that a loss may be incurred, we are unable to estimate the range of potential loss, if any. Further, we have asserted counterclaims for our outstanding receivables.
Dispute Related to Sale of Nuclear Operations—As discussed further in Note 4, on December 31, 2015, we sold our Nuclear Operations to WEC. In connection with the transaction, a customary post-closing purchase price adjustment mechanism was negotiated between CB&I and WEC (the “Parties”) to account for any difference between target working capital and actual working capital as finally determined. On April 28, 2016, WEC delivered to us a purported closing statement

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

estimating closing working capital to be negative $976,506, which was $2,150,506 less than target working capital. In contrast, we calculated closing working capital to be $1,601,805, which is $427,805 greater than target working capital. On July 21, 2016, we filed a complaint against WEC in the Court of Chancery in the State of Delaware (the “Court”) seeking a declaration that WEC has no remedy for the vast majority of its claims and requesting an injunction barring WEC from bringing such claims. On December 2, 2016, the Court granted WEC’s motion for judgment on the pleadings and dismissed our complaint, stating that the dispute should follow the dispute resolution process as set forth in the sales agreement. We have filed an appeal of the Court’s ruling to the Delaware Supreme Court which is now in the briefing stages. The Parties have selected an independent auditor for the dispute resolution process and we must simultaneously move forward with this process while the appeal is pursued. We do not believe a risk of material loss is probable related to this matter, and accordingly, no amounts have been accrued. While it is possible that a loss may be incurred, we are unable to estimate the range of potential loss, if any. We intend to vigorously pursue this litigation and our rights under the purchase agreement.
Asbestos Litigation—We are a defendant in lawsuits wherein plaintiffs allege exposure to asbestos due to work we may have performed at various locations. We have never been a manufacturer, distributor or supplier of asbestos products. Over the past several decades and through December 31, 2016, we have been named a defendant in lawsuits alleging exposure to asbestos involving approximately 6,000 plaintiffs and, of those claims, approximately 1,200 claims were pending and 4,800 have been closed through dismissals or settlements. Over the past several decades and through December 31, 2016, the claims alleging exposure to asbestos that have been resolved have been dismissed or settled for an average settlement amount of approximately two thousand dollars per claim. We review each case on its own merits and make accruals based upon the probability of loss and our estimates of the amount of liability and related expenses, if any. While we have seen an increase in the number of recent filings, especially in one specific venue, we do not believe the increase or any unresolved asserted claims will have a material adverse effect on our future results of operations, financial position or cash flow, and at December 31, 2016, we had approximately $9,200 accrued for liability and related expenses. With respect to unasserted asbestos claims, we cannot identify a population of potential claimants with sufficient certainty to determine the probability of a loss and to make a reasonable estimate of liability, if any. While we continue to pursue recovery for recognized and unrecognized contingent losses through insurance, indemnification arrangements or other sources, we are unable to quantify the amount, if any, that we may expect to recover because of the variability in coverage amounts, limitations and deductibles, or the viability of carriers, with respect to our insurance policies for the years in question.
Environmental Matters—Our operations are subject to extensive and changing U.S. federal, state and local laws and regulations, as well as the laws of other countries, that establish health and environmental quality standards. These standards, among others, relate to air and water pollutants and the management and disposal of hazardous substances and wastes. We are exposed to potential liability for personal injury or property damage caused by any release, spill, exposure or other accident involving such pollutants, substances or wastes.
In connection with the historical operation of our facilities, including those associated with acquired operations, substances which currently are or might be considered hazardous were used or disposed of at some sites that will or may require us to make expenditures for remediation. In addition, we have agreed to indemnify parties from whom we have purchased or to whom we have sold facilities for certain environmental liabilities arising from acts occurring before the dates those facilities were transferred.
We believe we are in compliance, in all material respects, with environmental laws and regulations and maintain insurance coverage to mitigate our exposure to environmental liabilities. We do not believe any environmental matters will have a material adverse effect on our future results of operations, financial position or cash flow. We do not anticipate we will incur material capital expenditures for environmental controls or for the investigation or remediation of environmental conditions during 2017 or 2018.
Letters of Credit/Surety Bonds—In the ordinary course of business, we may obtain surety bonds and letters of credit, which we provide to our customers to secure advance payment or our performance under our contracts, or in lieu of retention being withheld on our contracts. In the event of our non-performance under a contract and an advance being made by a bank pursuant to a draw on a letter of credit, the advance would become a borrowing under a credit facility and thus our direct obligation. Where a surety incurs such a loss, an indemnity agreement between the parties and us may require payment from our excess cash or a borrowing under our credit facilities. When a contract is completed, the contingent obligation terminates and the bonds or letters of credit are returned. See Note 10 for further discussion of our letters of credit and surety bonds.
Insurance—We have elected to retain portions of future losses, if any, through the use of deductibles and self-insured retentions for our exposures related to third party liability and workers’ compensation. Liabilities in excess of these amounts are the responsibilities of an insurance carrier. To the extent we are self-insured for these exposures, reserves (see Note 9) have been provided based upon our best estimates, with input from our legal and insurance advisors. Changes in assumptions, as well as changes in actual experience, could cause these estimates to change in the near-term. We believe that reasonably possible

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

losses, if any, for these matters, to the extent not otherwise disclosed and net of recorded reserves, will not have a material adverse effect on our future results of operations, financial position or cash flow. At December 31, 2016, we had outstanding surety bonds and letters of credit of $89,743 relating to our insurance programs.
Income Taxes—Income tax and associated interest and penalty reserves, where applicable, are recorded in those instances where we consider it more likely than not that additional tax will be due in excess of amounts reflected in income tax returns filed worldwide, irrespective of whether or not we have received tax assessments. We continually review our exposure to additional income tax obligations and, as further information is known or events occur, changes in our tax and interest reserves may be recorded within income tax expense and interest expense, respectively.
14. SHAREHOLDERS’ EQUITY
Treasury Stock—Under Dutch law and our Articles of Association, we may hold no more than 10% of our issued share capital at any time.
AOCI—The following table presents changes in AOCI, net of tax, by component, during 2016:

	Year Ended December 31, 2016
	Currency Translation Adjustment (1)	Unrealized Fair Value Of Cash Flow Hedges	Defined Benefit Pension and Other Postretirement Plans	Total
Balance at December 31, 2015	$(209,281)	$(967)	$(83,792)	$(294,040)
OCI before reclassifications	(55,281)	33	(48,833)	(104,081)
Amounts reclassified from AOCI	—	721	1,784	2,505
Net OCI	(55,281)	754	(47,049)	(101,576)
Balance at December 31, 2016	$(264,562)	$(213)	$(130,841)	$(395,616)

(1)	During 2016, the currency translation adjustment component of AOCI was unfavorably impacted by net movements in the Australian Dollar, British Pound, and Euro exchange rates against the U.S. Dollar.
The following table presents reclassification of AOCI into earnings, net of tax, for each component, during 2016:

Amount Reclassified From AOCI
Unrealized Fair Value Of Cash Flow Hedges (1)
Interest rate derivatives (interest expense)	$510
Foreign currency derivatives (cost of revenue)	835
Total before tax	$1,345
Tax	(624)
Total net of tax	$721
Defined Benefit Pension and Other Postretirement Plans (2)
Amortization of prior service credits for continuing operations	$(606)
Recognized net actuarial losses for continuing operations	1,713
Amortization of prior service credits for discontinued operations	$(11)
Recognized net actuarial losses for discontinued operations	645
Total before tax	$1,741
Tax	43
Total net of tax	$1,784

(1)	See Note 11 for further discussion of our cash flow hedges, including the total value reclassified from AOCI to earnings.

(2)	See Note 12 for further discussion of our defined benefit and other postretirement plans, including the components of net periodic benefit cost.
Other—Changes in common stock, APIC and treasury stock during 2016 and 2015 primarily relate to activity associated with our stock-based compensation plans and share repurchases.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

15. EQUITY-BASED INCENTIVE PLANS
General—Under our equity-based incentive plans (our “Incentive Plans”), we can issue shares to employees and directors in the form of restricted stock units (“RSUs”), performance based shares (including those based upon financial or stock price performance) and stock options. Our Incentive Plans are administered by the Organization and Compensation Committee of our Supervisory Board, which selects those employees eligible to receive awards and determines the number of shares or stock options subject to each award, as well as the terms, conditions, performance measures, and other provisions of the award. Compensation expense related to our Incentive Plans was $36,921, $53,086 and $64,613 for 2016, 2015 and 2014, respectively (including $2,374, $4,203 and $4,555, respectively, associated with our discontinued Capital Services Operations and $3,862, $4,475 and $6,267, respectively, associated with our discontinued Technology Operations). At December 31, 2016, 5,979 authorized shares remained available under our Incentive Plans for future RSU, performance based share, or stock option grants.
Under our employee stock purchase plan (“ESPP”), employees may make quarterly purchases of shares at a discount through regular payroll deductions for up to 8% of their compensation. The shares are purchased at 85% of the closing price per share on the first trading day following the end of the calendar quarter. Compensation expense related to our ESPP, representing the difference between the fair value on the date of purchase and the price paid, was $2,499, $3,042 and $3,143 for 2016, 2015 and 2014, respectively (including $418, $535 and $583, respectively, associated with our discontinued Capital Services Operations and $291, $316 and $239, respectively, associated with our discontinued Technology Operations). At December 31, 2016, 2,757 authorized shares remained available for purchase under the ESPP.
Total stock-based compensation expense for our Incentive Plans and ESPP was $39,420, $56,128 and $67,756 for 2016, 2015 and 2014, respectively (including $2,792, $4,738 and $5,138, respectively, associated with our discontinued Capital Services Operations and $4,153, $4,791 and $6,506, respectively, associated with our discontinued Technology Operations). At December 31, 2016, there was $44,540 of unrecognized compensation cost related to share-based grants (including $4,437 associated with our discontinued Capital Services Operations and $3,003 associated with our discontinued Technology Operations), which is expected to be recognized over a weighted-average period of 1.7 years.
We receive a tax deduction during the period in which certain options are exercised, generally for the difference in the option exercise price and the price of the shares at the date of exercise (“intrinsic value”). Additionally, we receive a tax deduction upon the vesting of RSUs and performance based shares for the price of the shares at the date of vesting. Our total recognized tax benefit based on our compensation expense was $10,377, $16,924 and $19,394 for 2016, 2015 and 2014, respectively (including $527, $854 and $379, respectively, associated with our discontinued Capital Services Operations and $477, $680 and $776, respectively, associated with our discontinued Technology Operations). The amount of tax deductions in excess of accumulated tax benefits recognized is reflected as a financing cash flow.
RSUs—Our RSU awards may not be sold or otherwise transferred until certain restrictions have lapsed, which is generally over a four-year graded vesting period. The total initial fair value for these awards is determined based upon the market price of our stock at the grant date applied to the total number of shares that we anticipate will vest. This fair value is expensed on a straight-line basis over the vesting period, subject to retirement eligibility expense acceleration, where applicable. RSUs granted to directors vest, and are expensed, over one year. The following table presents RSU activity for 2016:

	Shares	Weighted-Average Grant-Date Fair Value per Share
Nonvested RSUs
Balance at December 31, 2015	1,385	$51.65
Granted	1,021	$33.19
Vested	(492)	$50.99
Forfeited	(80)	$41.51
Balance at December 31, 2016	1,834	$41.99
Directors’ RSUs
Balance at December 31, 2015	28	$49.55
Granted	37	$38.18
Vested	(28)	$49.55
Balance at December 31, 2016	37	$38.18
During 2015, 1,043 RSUs (including 28 directors’ shares subject to restrictions) were granted with a weighted-average grant-date fair value per share of $42.39. During 2014, 535 RSUs (including 17 directors’ shares subject to restrictions) were

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

granted with a weighted-average grant-date fair value per share of $80.41. The total fair value of RSUs that vested during 2016, 2015 and 2014 was $26,469, $28,081 and $17,093, respectively.
Performance Based Shares—Our performance based share awards are subject to the achievement of specified Company performance targets, including financial performance, stock price performance relative to industry peers or stock price performance relative to a construction industry index.

•
Financial Performance Based Grants—Financial performance based share awards are based upon EPS and generally vest over three years. The total initial fair value for these awards is determined based upon the market price of our stock at the grant date applied to the total number of shares that we anticipate will vest. This fair value is expensed over the vesting period based on the level of payout expected to be achieved, subject to retirement eligibility expense acceleration, where applicable. As a result of financial performance conditions met during 2016, we recognized $2,020 of compensation expense (including $187 associated with our discontinued Capital Services Operations and $187 associated with our discontinued Technology Operations). During 2016, 2015 and 2014, financial performance based shares totaling 665, 702 and 312, respectively, were granted with a weighted-average grant-date fair value per share of $33.56, $41.67 and $79.86, respectively. During 2016, upon vesting and achievement of certain performance goals, we distributed 370 financial performance based shares with a weighted-average grant-date fair value per share of $66.10. The total fair value of financial performance based share awards that vested during 2016, 2015 and 2014 was $24,446, $23,463 and $50,244, respectively.

•
Stock Performance Based Grants—Stock performance based share awards are based upon stock price performance relative to industry peers or a construction industry index, and generally vest over three years. The total initial fair value for these awards is determined based upon a Monte Carlo simulation value at the grant date applied to the total number of granted target shares. This fair value is expensed ratably over the vesting period, and during 2016, we recognized $2,908 of compensation expense (including $135 associated with our discontinued Capital Services Operations and $176 associated with our discontinued Technology Operations). During 2016, 166 stock performance based shares were granted with a weighted-average grant-date fair value per share of $37.41 and was based upon a risk-free interest rate of 0.86%, historical volatility of 38% and a remaining performance period of 2.9 years. During 2015, 130 stock performance-based shares were granted with a weighted-average grant-date fair value per share of $37.35 and was based upon a risk-free interest rate of 1.10%, an expected dividend yield of 0.69%, historical volatility of 39% and a remaining performance period of 3.9 years (as these shares cliff vest at the end of four years). The risk-free interest rate was based on the U.S. Treasury yield curve on the grant date, expected dividend yield was based on dividend levels at the grant date, expected volatility was based on the historical volatility of our stock, and the expected life of shares granted represents the longest remaining performance period from the grant date. There were no stock performance based shares granted prior to 2015 and there were no vestings in 2016 or 2015.

Stock Options—Stock options are generally granted with an exercise price equivalent to the market price of our stock on the date of grant and expire after 10 years. Options granted to employees generally vest over a period ranging from three to seven years. The total initial fair value for option awards is determined based upon the calculated Black-Scholes fair value of each stock option at the date of grant applied to the total number of options that we anticipate will vest. This fair value is expensed on a straight-line basis over the estimated vesting period, subject to retirement eligibility expense acceleration, where applicable. There were no options granted during 2016, 2015 or 2014.
The aggregate intrinsic value of options exercised was $533, $1,126 and $12,218 for 2016, 2015 and 2014, respectively. During 2016, we received net cash proceeds of $1,525, and realized an actual income tax benefit of $147, from the exercise of stock options. The following table presents stock option activity for 2016:

	Shares	Weighted Average Exercise Price per Share	Weighted Average Remaining Contractual Life (in Years)	Aggregate Intrinsic Value
Outstanding options at December 31, 2015	680	$21.32
Exercised	(59)	$26.06
Forfeited / Expired	(23)	$57.38
Outstanding options at December 31, 2016 (1)	598	$19.47	2.0	$9,361
Exercisable options at December 31, 2016	575	$19.21	1.9	$9,217

(1)
We estimate that 596 of these options will ultimately vest. These options have a weighted-average exercise price per share of $19.45, a weighted-average remaining contractual life of 2.0 years and a current aggregate intrinsic value of $9,350.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

16. INCOME TAXES
Income Tax Benefit (Expense)—The following table presents the sources of (loss) income before taxes and income tax benefit (expense), by tax jurisdiction for 2016, 2015 and 2014:

	Years Ended December 31,
	2016	2015	2014
Sources of (Loss) Income Before Taxes
U.S.	$(148,861)	$(1,159,645)	$217,210
Non-U.S.	375,925	395,989	487,762
Total	$227,064	$(763,656)	$704,972
Sources of Income Tax (Expense) Benefit
Current income taxes
U.S. Federal (1)	$2,502	$(1,497)	$(34,445)
U.S. State	(13,976)	(74)	(338)
Non-U.S.	(67,617)	(64,954)	(108,775)
Total current income taxes	$(79,091)	$(66,525)	$(143,558)
Deferred income taxes
U.S. Federal	$123,431	$259,065	$(40,742)
U.S. State	6,052	(7,156)	10,890
Non-U.S.	10,989	(30,381)	(27,643)
Total deferred income taxes	$140,472	$221,528	$(57,495)
Total income tax benefit (expense)	$61,381	$155,003	$(201,053)

(1)	Tax expense of $5,395 and $4,477, and tax benefit of $11,249 associated with share-based compensation were recorded in APIC in 2016, 2015 and 2014, respectively.
The following is a reconciliation of income taxes at The Netherlands’ (our country of domicile) statutory rate to income tax benefit (expense) for 2016, 2015 and 2014:

	Years Ended December 31,
	2016	2015	2014
Income tax (expense) benefit at statutory rate (25.0% for 2016, 2015 and 2014)	$(56,766)	$190,914	$(176,243)
U.S. State income taxes	(5,151)	(4,700)	(7,115)
Non-deductible meals and entertainment	(8,123)	(8,416)	(6,505)
Non-U.S. valuation allowance established	(10,119)	(2,588)	(12,551)
Non-U.S. valuation allowance utilized	18,782	5,210	12,845
Statutory tax rate differential	14,623	118,592	(23,110)
Branch and withholding taxes (net of tax benefit)	—	659	(162)
Unremitted earnings of subsidiaries	64,376	(10,369)	—
Noncontrolling interests	20,165	19,427	22,094
Non-deductible goodwill impairment	—	(158,585)	—
Non taxable interest income	18,856	—	—
Other, net	4,738	4,859	(10,306)
Income tax benefit (expense)	$61,381	$155,003	$(201,053)

Effective tax rate	(27.0)%	20.3%	28.5%

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

 Deferred Taxes—The principal temporary differences included in deferred income taxes reported on the December 31, 2016 and 2015 Balance Sheets were as follows:

	December 31,
	2016	2015
Deferred Tax Assets
U.S. Federal operating losses and credits	$595,630	$626,232
U.S. State operating losses and credits	203,165	195,996
Non-U.S. operating losses	50,410	56,612
Contract revenue and cost	55,748	63,876
Employee compensation and benefit plan reserves	80,733	75,754
Insurance and legal reserves	16,209	25,215
Disallowed interest	117,558	124,876
Other	64,810	9,520
Total deferred tax assets	$1,184,263	$1,178,081
Valuation allowance	(160,568)	(167,053)
Net deferred tax assets	$1,023,695	$1,011,028
Deferred Tax Liabilities
Investment in foreign subsidiaries	$(14,644)	$(79,021)
Depreciation and amortization	(291,722)	(308,619)
Net deferred tax liabilities	$(306,366)	$(387,640)

Net total deferred tax assets	$717,329	$623,388
At December 31, 2016, we did not provide deferred income taxes on temporary differences of approximately $397,000 resulting primarily from earnings of our U.S. subsidiaries and certain foreign subsidiaries which are indefinitely reinvested. The reversal of these temporary differences could result in additional tax; however, it is not practicable to estimate the amount of any unrecognized deferred income tax liabilities at this time. Deferred income taxes are provided as necessary with respect to earnings that are not indefinitely reinvested.
On a periodic and ongoing basis we evaluate our DTAs and assess the appropriateness of our valuation allowances (“VA”). In assessing the need for a VA, we consider both positive and negative evidence related to the likelihood of realization of the DTAs. If, based on the weight of available evidence, our assessment indicates that it is more likely than not that a DTA will not be realized, we record a VA. Our assessments include, among other things, the value and quality of our backlog, evaluations of existing and anticipated market conditions, analysis of recent and historical operating results and projections of future results, strategic plans and alternatives for associated operations, as well as asset expiration dates, where applicable. If the factors upon which we based our assessment of realizability of our DTAs differ materially from our expectations, including future operating results being lower than our current estimates, our future assessments could be impacted and result in an increase in VA and increase in tax expense.
Income tax expense for 2016 benefited by approximately $8,700 from the release of VA for our Non-U.S. net operating losses (“NOL(s)”) and by approximately $67,000 from the reversal of a deferred tax liability associated with historical earnings of a non-U.S. subsidiary for which the earnings are no longer anticipated to be subject to tax. Income tax expense for 2015 was impacted by approximately $62,600, primarily due to the establishment of VA against U.S.-State NOLs generated in 2015 as a result of the impact of the sale of our Nuclear Operations (approximately $58,000). Income tax expense for 2015 also reflects the non-deductibility of the goodwill impairment for the period.
At December 31, 2016, we had total Non-U.S. NOLs of $221,500, including $117,500 in the U.K. and $104,000 in other jurisdictions. We believe it is more likely than not that all of the U.K. NOLs will be utilized. We believe it is more likely than not that $58,500 of Non-U.S. NOLs, in jurisdictions other than the U.K., will not be utilized and have placed a VA against these NOLs. Accordingly, at December 31, 2016, our net DTA associated with Non-U.S. NOLs was $31,600. Excluding NOLs having an indefinite carryforward, principally in the U.K., the Non-U.S. NOLs will expire from 2017 to 2036.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

At December 31, 2016, we had U.S.-Federal NOLs of $1,567,400. Of the U.S.-Federal NOLs, $413,100 were generated prior to 2014 and will expire in 2033. The remaining $1,154,300 of U.S.-Federal NOLs were generated in 2015 as a result of the sale of our Nuclear Operations and will expire in 2035. We believe it is more likely than not that all of the U.S.-Federal NOLs will be utilized. Accordingly, at December 31, 2016, our DTA associated with U.S.-Federal NOLs was $548,600.
At December 31, 2016, we had U.S.-State NOL DTAs of $193,100. We believe it is more likely than not that $136,900 of the U.S.-State NOL DTAs will not be utilized and have placed a VA against these NOL DTAs. Accordingly, at December 31, 2016, our net DTA associated with U.S.-State NOLs was $56,200. The U.S.-State NOLs will expire from 2017 to 2036.
At December 31, 2016, we had foreign tax credits and other tax credits of $27,400 and $29,900, respectively. We believe it is more likely than not that the credits will be realized within the carryforward periods. These credits are subject to various expiration dates beginning in 2022.
Unrecognized Income Tax Benefits—At December 31, 2016 and 2015, our unrecognized income tax benefits totaled $14,162 and $9,140, respectively, and we do not anticipate significant changes in this balance in the next twelve months. The following is a reconciliation of our unrecognized income tax benefits for the years ended December 31, 2016 and 2015:

	Years Ended December 31,
	2016	2015
Unrecognized income tax benefits at the beginning of the year	$9,140	$13,458
Increase as a result of:
Tax positions taken during the current period	6,038	1,313
Decreases as a result of:
Lapse of applicable statute of limitations	—	(2,927)
Settlements with taxing authorities	(1,016)	(2,704)
Unrecognized income tax benefits at the end of the year (1)	$14,162	$9,140

(1)
If these income tax benefits were ultimately recognized, approximately $11,000 and $6,000 of the December 31, 2016 and 2015 balances, respectively, would benefit tax expense as we are contractually indemnified for the remaining balances.

We have operations, and are subject to taxation, in various jurisdictions, including significant operations in the U.S., The Netherlands, Canada, the U.K., Australia, South America and the Middle East. Tax years remaining subject to examination by worldwide tax jurisdictions vary by country and legal entity, but are generally open for tax years ending after 2006. To the extent penalties and associated interest are assessed on any underpayment of income tax, such amounts are accrued and classified as a component of income tax expense and interest expense, respectively. For 2016, 2015 and 2014, interest and penalties were not significant.
17. UNAPPROVED CHANGE ORDERS, CLAIMS, INCENTIVES AND OTHER PROJECT MATTERS
Unapproved Change Orders, Claims and Incentives—At December 31, 2016 and 2015, we had unapproved change orders and claims included in project price totaling approximately $121,100 and $91,700, respectively, for projects within our Engineering & Construction and Fabrication Services operating groups. At December 31, 2016 and 2015, we also had incentives included in project price of approximately $43,000 and $91,500, respectively, for projects in our Engineering & Construction and Fabrication Services operating groups. Of the aforementioned unapproved change orders, claims and incentives, approximately $141,100 had been recognized as revenue on a cumulative POC basis through December 31, 2016.
The aforementioned amounts recorded in project price reflect our best estimate of recovery amounts; however, the ultimate resolution and amounts received could differ from these estimates and could have a material adverse effect on our results of operations, financial position and cash flow. See Note 13 for further discussion of outstanding receivables related to one of our large cost-reimbursable projects.
Other Project Matters—Backlog for each of our operating groups generally consists of several hundred contracts and our results may be impacted by changes in estimated project margins. For 2016, significant changes in estimated margins on projects within our Engineering & Construction and Fabrication Services operating groups resulted in a decrease to our income from operations of approximately $328,000, and significant changes in estimated margins on projects within our Engineering & Construction operating group resulted in an increase to our IFO of approximately $124,000. For 2015 and 2014, individual projects with significant changes in estimated margins did not have a material net impact on our income from operations.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Two of the projects that resulted in a decrease to our IFO for 2016 were in a loss position at December 31, 2016. One of the loss projects, within our Engineering & Construction operating group, was impacted primarily by lower than anticipated labor productivity and extensions of schedule during the second half of 2016. At December 31, 2016, the project was approximately 65% complete and had a reserve for estimated losses of approximately $49,000. If future labor productivity differs from our current estimates, our schedule is further extended, or the project incurs schedule liquidated damages due to our inability to reach a favorable commercial resolution on such matters, the project may experience additional forecast cost increases. The other loss project, within our Fabrication Services operating group, was primarily impacted by lower than anticipated labor productivity. At December 31, 2016, the project was approximately 75% complete and had a reserve for estimated losses of approximately $5,000. If future labor productivity differs from our current estimates the project may experience additional forecast cost increases.
18. SEGMENT AND RELATED INFORMATION
Segment Information
Our management structure and internal and public segment reporting are aligned based upon the services offered by our two operating groups, which represent our reportable segments:
Engineering & Construction—Engineering & Construction provides EPC services for major energy infrastructure facilities.
Fabrication Services—Fabrication Services provides fabrication and erection of steel plate structures; fabrication of piping systems and process modules; and manufacturing and distribution of pipe and fittings.
Our chief operating decision maker evaluates the performance of these two operating groups based upon revenue and income from operations. Each operating group’s income from operations reflects corporate costs, allocated based primarily upon revenue. Intersegment revenue for our continuing operations is netted against the revenue of the segment receiving the intersegment services. For 2016, 2015 and 2014, intersegment revenue totaled approximately $233,900, $312,300 and $374,300, respectively. Intersegment revenue for the aforementioned periods primarily related to services provided by our Fabrication Services operating group to our Engineering & Construction operating group.
As a result of the classification of our Capital Services Operations (which is primarily comprised of our former Capital Services reportable segment) and our Technology Operations (primarily comprised of our former Technology reportable segment and our Engineered Products Operations, representing a portion of our Fabrication Services reportable segment) as discontinued operations, the information for our remaining segments presented below has been recast to reflect: 1) a reallocation of certain corporate amounts previously allocated to the Capital Services segment, Technology segment and Fabrication Services segment that were not assignable to the discontinued operations, and 2) the portions of the previously reported Capital Services segment, Technology segment and Fabrication Services segment that are not included in the Capital Services Operations or Technology Operations, and 3) the portions of our remaining two segments that were included in the Capital Services Operations and Technology Operations. In addition, revenue for the remaining segments has been recast to reflect the intersegment revenue with our Capital Services Operations and Technology Operations that was previously eliminated prior to the discontinued operations classification (approximately $297,700, $177,000 and $121,700 for 2016, 2015 and 2014, respectively).

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

The following table presents total revenue, depreciation and amortization, equity earnings, income (loss) from continuing operations and capital expenditures by reportable segment for 2016, 2015, and 2014:

	Years Ended December 31,
	2016	2015	2014
Revenue
Engineering & Construction	$6,206,150	$7,827,633	$7,707,400
Fabrication Services	1,922,447	2,113,284	2,553,646
Total revenue	$8,128,597	$9,940,917	$10,261,046
Depreciation And Amortization
Engineering & Construction	$18,602	$49,863	$63,928
Fabrication Services	53,034	54,697	59,138
Total depreciation and amortization	$71,636	$104,560	$123,066
Equity Earnings (Loss)
Engineering & Construction	$7,222	$(3,853)	$(1,297)
Fabrication Services	(1,486)	(3,812)	(77)
Total equity earnings (loss)	$5,736	$(7,665)	$(1,374)
Income (Loss) From Continuing Operations
Engineering & Construction (1)	$137,049	$(892,671)	$498,983
Fabrication Services	86,161	129,737	230,856
Total operating groups	223,210	(762,934)	729,839
Integration related costs	—	—	(26,356)
Total income (loss) from continuing operations	$223,210	$(762,934)	$703,483
Capital Expenditures
Engineering & Construction	$4,476	$15,811	$46,798
Fabrication Services	32,542	42,541	49,479
Total capital expenditures	$37,018	$58,352	$96,277

(1)
As discussed further in Note 4, during 2015 we recorded a non-cash pre-tax charge of approximately $1,505,900 within our Engineering & Construction operating group related to the sale of our Nuclear Operations. In addition, during 2016 we recorded a non-cash pre-tax charge of approximately $148,100 resulting from a reserve for the Transaction Receivable associated with the 2015 sale of our Nuclear Operations.

The following table presents total assets of our continuing operations by reportable segment and discontinued operations for December 31, 2016, 2015 and 2014:

	December 31,
	2016	2015	2014
Assets
Engineering & Construction	$3,738,303	$4,129,531	$4,651,080
Fabrication Services	2,114,637	2,295,523	1,997,414
Total assets of continuing operations	5,852,940	6,425,054	6,648,494
Assets of discontinued Technology Operations (Note 5)	1,109,604	1,151,384	1,076,585
Assets of discontinued Capital Services Operations (Note 5)	876,876	1,615,622	1,644,751
Total assets	$7,839,420	$9,192,060	$9,369,830

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Geographic Information
The following table presents total revenue by country for those countries with revenue in excess of 10% of consolidated revenue during a given year based upon the location of the applicable projects:

	Years Ended December 31,
	2016	2015	2014
Revenue by Country
United States	$5,478,820	$6,045,430	$4,433,397
Australia	1,744,055	2,168,737	2,495,185
Colombia	26,329	456,850	1,080,093
Other (1)	879,393	1,269,900	2,252,371
Total revenue	$8,128,597	$9,940,917	$10,261,046

(1)	Revenue earned in other countries, including The Netherlands (our country of domicile), was not individually greater than 10% of our consolidated revenue in 2016, 2015 or 2014.
Our long-lived assets are primarily goodwill, other intangible assets and property and equipment. At December 31, 2016, 2015 and 2014, approximately 75%, 75% and 75% of property and equipment were located in the U.S., respectively, while our remaining assets were strategically located throughout the world. Our long-lived assets attributable to operations in The Netherlands were not significant at December 31, 2016, 2015 or 2014.
Significant Customers
For 2016, 2015 and 2014, revenue for a customer in our Engineering & Construction and Fabrication Services operating groups was approximately $1,136,000 (approximately 14% of consolidated 2016 revenue), approximately $1,647,000 (approximately 17% of consolidated 2015 revenue), and approximately $1,956,000 (approximately 19% of consolidated 2014 revenue), respectively. In addition, for 2016, revenue for two other customers in our Engineering & Construction operating group were approximately $1,605,000 (approximately 20% of consolidated 2016 revenue) and approximately $1,099,000 (approximately 14% of consolidated 2016 revenue). In addition, for 2015, revenue for another customer in our Engineering & Construction operating group was approximately $1,179,000 (approximately 12% of consolidated 2015 revenue). In addition, for 2014, revenue for another customer in our Engineering & Construction operating group was approximately $1,081,000 (approximately 11% of consolidated 2014 revenue).
19. SUBSEQUENT EVENTS
Discontinued Operations—On February 27, 2017, we entered into the CS Agreement with CSVC, under which CSVC agreed to acquire our Capital Services Operations (primarily comprised of our former Capital Services reportable segment). We completed the sale of the Capital Services Operations on June 30, 2017. We considered the Capital Services Operations to be a discontinued operation in the first quarter 2017, as the divestiture represented a strategic shift and would have a material effect on our operations and financial results.
In the July 2017, we initiated a plan to market and sell our Technology Operations (primarily comprised of our former Technology reportable segment and our Engineered Products Operations, representing a portion of our Fabrication Services reportable segment). We considered the Technology Operations to be a discontinued operation in the third quarter 2017 as the anticipated divestiture represented a strategic shift and would have a material effect on our operations and financial results.
Financial information and disclosures for all periods presented have been recast on a retrospective basis as if the discontinued operations criteria for the Capital Services Operations and Technology Operations were met as of December 31, 2016. See Note 2 and Note 5 for further discussion of our discontinued Capital Services Operations and Technology Operations.
McDermott/CB&I Combination—On December 18, 2017, we entered into a business combination agreement (the “Combination Agreement”) with McDermott International, Inc. (“McDermott”) to combine in an all-stock transaction whereby McDermott stockholders will own approximately 53% of the combined company and our shareholders will own approximately 47% (the “Combination”). Under the terms of the agreement, our shareholders would be entitled to receive 2.47221 shares of McDermott common stock for each share of our common stock (or 0.82407 shares if McDermott effects a planned three-to-one reverse stock split prior to closing), together with cash in lieu of fractional shares and subject to any applicable withholding taxes. As a result of the Combination Agreement, we suspended our previous plan to market and sell our Technology Operations; however, the Technology Operations are reported as a discontinued operation for purposes of the recast Financial Statements and accompanying notes to the Financial Statements as the Combination Agreement was effected subsequent to the

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

filing of our 2017 third quarter Form 10-Q and this recast information is being provided prior to the filing of our 2017 Form 10-K.
Debt Compliance—On February 24, 2017, May 8, 2017 and August 9, 2017, we entered into amendments to our senior credit facilities which adjusted certain original and amended financial and restrictive covenants, introduced new financial and restrictive covenants, waived noncompliance with certain covenants and other defaults and events of default, and initially required the consummation of the sale of our Technology Operations. On December 18, 2017, we entered into further amendments to our senior credit facilities that suspended the requirement to consummate the sale of our Technology Operations and required us to complete the above described Combination by June 30, 2018 (the “Combination Closing Deadline”). We believe we will successfully achieve the various Combination transaction milestones required by our December 18, 2017 amendments, and believe it is probable we will complete the Combination by the Combination Closing Deadline. Prior to the anticipated Combination, our plan to maintain compliance with our covenants, satisfy our debt obligations, and continue as a going concern included the Technology Sale. However, our current plan is to complete the aforementioned Combination, with no further financing alternatives beyond the Combination. Absent this plan, we would be unable to satisfy our debt obligations, raising substantial doubt regarding our ability to continue as a going concern; however, the Combination alleviates the substantial doubt.

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

20. QUARTERLY OPERATING RESULTS (UNAUDITED)
The following table presents selected unaudited consolidated financial information on a quarterly basis for 2016 and 2015:

Quarter Ended 2016	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Revenue	$2,017,242	$2,045,594	$2,137,877	$1,927,884
Gross profit	$194,069	$198,268	$216,983	$19,904
Loss on net assets sold and intangible assets impairment (1)	$—	$—	$—	$(148,148)

Net income (loss) from continuing operations (2)	$91,528	$108,062	$133,076	$(44,221)
Net income (loss) from discontinued operations	28,434	24,486	35,343	(616,531)
Net income (loss)	$119,962	$132,548	$168,419	$(660,752)

Net income (loss) from continuing operations attributable to CB&I	$78,939	$99,790	$87,347	$(48,790)
Net income (loss) from discontinued operations attributable to CB&I (3)	27,986	24,049	34,413	(616,903)
Net income (loss) attributable to CB&I	$106,925	$123,839	$121,760	$(665,693)
Net income (loss) attributable to CB&I per share (Basic):
Continuing operations	$0.75	$0.95	$0.86	$(0.49)
Discontinued operations	0.27	0.23	0.34	(6.16)
Total	$1.02	$1.18	$1.20	$(6.65)
Net income (loss) attributable to CB&I per share (Diluted):
Continuing operations	$0.75	$0.94	$0.86	$(0.49)
Discontinued operations	0.26	0.23	0.34	(6.16)
Total	$1.01	$1.17	$1.20	$(6.65)

Chicago Bridge & Iron Company N.V.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Quarter Ended 2015	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Revenue	$2,405,418	$2,478,837	$2,515,855	$2,540,807
Gross profit	$261,936	$273,567	$257,929	$275,339
Goodwill impairment (4)	$—	$—	$(453,100)	$—
Loss on net assets sold and intangible assets impairment (4)	$—	$—	$(707,380)	$(345,371)

Net income (loss) from continuing operations	$114,026	$148,718	$(766,740)	$(104,657)
Net income from discontinued operations	42,723	37,170	41,186	57,613
Net income (loss)	$156,749	$185,888	$(725,554)	$(47,044)

Net income (loss) from continuing operations attributable to CB&I	$89,902	$132,820	$(781,033)	$(122,285)
Net income from discontinued operations attributable to CB&I	42,326	36,695	40,600	56,560
Net income (loss) attributable to CB&I	$132,228	$169,515	$(740,433)	$(65,725)
Net income (loss) attributable to CB&I per share (Basic):
Continuing operations	$0.83	$1.22	$(7.41)	$(1.17)
Discontinued operations	0.39	0.34	0.39	0.54
Total	$1.22	$1.56	$(7.02)	$(0.63)
Net income (loss) attributable to CB&I per share (Diluted):
Continuing operations	$0.82	$1.21	$(7.41)	$(1.17)
Discontinued operations	0.39	0.34	0.39	0.54
Total	$1.21	$1.55	$(7.02)	$(0.63)

(1)
In the fourth quarter 2016,we recorded a non-cash pre-tax charge of approximately $148,100 (approximately $96,300 after-tax) resulting from a reserve for the Transaction Receivable associated with the 2015 sale of our Nuclear Operations.

(2)
In the fourth quarter 2016, we recorded an income tax benefit of approximately $67,000 resulting from the reversal of a deferred tax liability associated with historical earnings of a non-U.S. subsidiary for which the earnings are no longer anticipated to be subject to tax.

(3)
In the fourth quarter 2016, we recorded a non-cash pre-tax charge related to the partial impairment of goodwill (approximately $655,000) for our former Capital Services operating group, resulting from our fourth quarter annual impairment assessment. Net loss from discontinued operations attributable to CB&I reflects the non-deductibility of the goodwill impairment charge for tax purposes.

(4)
In 2015, we recorded a non-cash pre-tax charge of approximately $1,505,900 (approximately $1,135,200 after-tax) related to the impairment of goodwill (approximately $453,100 recorded in the third quarter) and intangible assets (approximately $79,100 recorded in the third quarter) and a loss on net assets sold (approximately $628,300 and $345,400 recorded in the third and fourth quarters, respectively).